Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

ARBOR REALTY LIMITED PARTNERSHIP,

ARBOR REALTY TRUST, INC.,

ARSR ACQUISITION COMPANY, LLC,

ARBOR COMMERCIAL MORTGAGE, LLC,

and

ARBOR COMMERCIAL FUNDING, LLC,

Dated as of February 25, 2016

i

Exhibits:

Exhibit A	Net Working Capital, Current Assumed Liabilities and Current Purchased Assets
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Support Agreement
Exhibit E	Form of Option Agreement
Exhibit F	Form of Non-Compete Agreement
Exhibit G	Form of Tax Opinion
Exhibit H	Acquired Servicing Portfolio, Weighted Average Servicing Fee and Related Calculations
Exhibit I	[Reserved]
Exhibit J	Form of Voting and Standstill Agreement
Exhibit K	Form of Covenant Support Letter
Exhibit L	Form of Trademark License Agreement
Exhibit M	Form of Master Participation Agreement
Exhibit N	Form of Intellectual Property Assignment Agreement
Exhibit O	Term Sheet for Preferred Equity Interests

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of February 25, 2016 (this “Agreement”), among Arbor Realty Limited Partnership, a Delaware limited partnership (the “Partnership”), ARSR Acquisition Company, LLC, a Delaware limited liability company (the “TRS” and together with the Partnership, the “Buyer”), Arbor Realty Trust, Inc., a Maryland corporation, (“Parent”), Arbor Commercial Funding, LLC, a New York limited liability company (“ACF”), and Arbor Commercial Mortgage, LLC, a New York limited liability company (“ACM” and together with ACF, the “Seller”).  Parent, Buyer, ACF and ACM are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.            ACF is engaged in the business of underwriting, originating, selling and servicing multifamily mortgages at various locations in the United States under the Fannie Mae DUS program;

B.            ACM is engaged in the business of underwriting, originating, selling and servicing multifamily mortgages at various locations in the United States, including under FHA, Ginnie Mae, Freddie Mac and conduit programs;

C.            The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller certain assets of the Seller comprising the Included Business (as defined herein), and in connection therewith the Buyer will assume certain liabilities and obligations of the Seller, all upon the terms and subject to the conditions set forth herein;

D.            A special committee of independent members of Parent’s Board of Directors has negotiated the terms of this Agreement, submitted the terms of this Agreement to  Parent’s Board of Directors (the “Board”) and recommended its approval by the Board; and the disinterested members of the Board unanimously determined that such transactions, including without limitation the issuance of Buyer OP Units contemplated hereby, and the entering into by Parent of this Agreement, are fair to, advisable and in the best interests of Parent; and

E.            Concurrently with the execution and delivery of this Agreement, the Seller and Ivan Kaufman are entering into a voting and standstill agreement with Parent, in the form of Exhibit J (the “Voting and Standstill Agreement”), pursuant to which, among other things, (i) the Seller and Mr. Kaufman have agreed, subject to the terms and conditions set forth therein, to vote the shares of Parent Common Stock owned by them in favor of the transactions contemplated by this Agreement, including the issuance of the Buyer OP Units contemplated hereby and (ii) the Seller and Mr. Kaufman have agreed, subject to the terms and conditions set forth therein, not to acquire shares of Parent Common Stock (or securities convertible or exchangeable for share of Parent Common Stock) above the thresholds specified therein and during the time periods specified therein, other than in connection with the transactions contemplated by this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.           Certain Defined Terms.  For purposes of this Agreement:

“Accounting Principles” means (i) GAAP, applied using the accounting principles, practices and methodologies used in the preparation of the Carve-Out Financial Statements and (ii) the form and manner in which the sample calculation attached as Exhibit A was prepared (which calculates Net Working Capital as of December 31, 2015); provided, that in the event of a conflict between (i) and (ii), the parties acknowledge that clause (ii) shall control.  The Accounting Principles shall follow the defined terms contained in this Agreement.  The Accounting Principles shall provide that Mortgage Loans Held For Sale shall be recorded in the Estimated Closing Net Working Capital based on Estimated Net Sale Price as of the Closing Date and shall be recorded in the Final Net Working Capital based on the Final Net Sale Price.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Acquired Servicing Portfolio” means the servicing portfolio of the Seller comprised of the Acquired Servicing Portfolio Loans, for which the Seller services Mortgage Loans for the Agencies and other third party investors (other than the mortgage loans and other assets held or owned by Parent or any of its Subsidiaries being serviced by the Seller for the Buyer and its Affiliates pursuant to the Management Agreement).

“Acquired Servicing Portfolio Loans” means the mortgage loans identified on Schedule 1.1 — “Acquired Servicing Portfolio” (or originated by the Seller between the date of such Schedule and the Closing Date in compliance with Section 5.1(a)) which, as of the Closing Date, are being serviced by the Seller (other than the mortgage loans and other assets held or owned by Parent or any of its Subsidiaries being serviced by the Seller for the Buyer and its Affiliates pursuant to the Management Agreement) for which the Mortgage Servicing Rights related thereto will be transferred to the Buyer pursuant to this Agreement.

“Advances” means with respect to the Mortgage Loans, the aggregate amount that, as of the Closing Date, has been advanced directly by the Seller from its own funds or funds borrowed by the Seller in connection with servicing the Mortgage Loans in accordance with the terms of the Agency Agreements or other applicable servicing agreements, including principal, interest, real estate taxes, and insurance premiums.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agency” or “Agencies” means one or more, individually or collectively, of Fannie Mae, Freddie Mac or FHA, as the context may require.

“Agency Agreements” means, one or more, individually or collectively, of the Fannie Mae Agreements, the Freddie Mac Agreements or the FHA Agreements, as the context may require.

“Agency Loans” means, one or more, individually or collectively, of the Fannie Mae Loans, the Freddie Mac Loans or the FHA Loan, as the context may require.

“Agency Transfer Agreements” means, one or more, individually or collectively, of the Fannie Mae Transfer Agreement, the Freddie Mac Transfer Agreement or the FHA Transfer Agreement, as the context may require.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Support Agreement, the Option Agreement, the Non-Compete Agreement, the Agency Transfer Agreements, the Voting and Standstill Agreement, the Covenant Support Letter, the Trademark License Agreement, the Intellectual Property Assignment Agreement, the Master Participation Agreement, the Freddie Mac I/O Strip Assignment Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Applicable Requirements” means and includes, with respect to the origination, purchase, sale and servicing of Mortgage Loans or the performance of obligations under the Servicing Agreements, all of the following: (i) all contractual obligations of the Seller including under any Servicing Agreements (and the applicable “servicing standard” thereunder) or any other documents related to the Mortgage Loans or any commitment or other contractual obligation related to any Mortgage Loan; (ii) all applicable underwriting, servicing and other guidelines of the Seller or as required by any Agency; (iii) all Laws applicable to the Seller or the Included Business; and (iv) all other applicable requirements and guidelines of any Governmental Authority or Agency.

“Assumed Credit Agreements” means those credit facilities and loan agreements listed on Schedule 1.1 — “Assumed Credit Agreements” and any other similar credit facilities and agreements with respect to the Included Business and to which the Seller is a party, entered into between the date of this Agreement and Closing Date in compliance with Section 5.1(a).

“Balance Sheet Date” means December 31, 2015.

“Base Purchase Price” means $250,000,000.

“Burdensome Condition” means, in connection with any regulatory approval of any Governmental Authority contemplated by this Agreement, a requirement to: (i)  sell or hold separate or agree to sell, divest or discontinue, before or after the Closing Date, any properties, assets, businesses or licenses of Parent, the Buyer, their respective Subsidiaries or the Included Business; or (ii) agree to any conditions relating to, or changes, limitations or restrictions in, Parent’s or the Buyer’s capital position or any such properties, assets, business or licenses of Parent, the Buyer, their respective Subsidiaries or the Included Business which, in the case of either clause (i) or (ii) is reasonably likely, individually or in the aggregate, to materially and adversely impact the aggregate economic or business benefits, taken as a whole, to Parent and the Buyer of the acquisition of the Purchased Assets and the Included Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Records” means all books, records, ledgers and files or other similar information or data of the Seller (in any form or medium) primarily related to, used or primarily held for use in connection with the Included Business, the Purchased Assets or the Assumed Liabilities, including all client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records, Loan Files, Servicing and Underwriting Files and litigation files (but excluding the organization documents, minute and stock record books and corporate seal of the Seller).

“Buyer OP Units” means partnership units of the Partnership which shall be convertible into shares of Parent Common Stock in accordance with the terms of the Partnership Agreement.

“Carve-Out Financial Statements” means the management prepared financial statements for the Included Business for the years ended December 31, 2013, December 31, 2014 and December 31, 2015 and which are as set forth in Schedule 3.5.

“CMBS Loans” means those Mortgage Loans which are part of the Purchased Assets and originated by the Seller and are to be sold to a third party which intends to transfer such Mortgage Loans into a collateralized mortgage backed securitization.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as on the Closing Date.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Current Assumed Liabilities” means those liabilities of the Seller relating to the Included Business as of the Reference Time that are included within those categories identified as such in the sample calculation of Net Working Capital on Exhibit A. For the avoidance of doubt, (i) any letters of credit (solely to the extent drawn but unpaid as of the Reference Time) shall be included within Current Assumed Liabilities and (ii) any tax distributions payable shall be excluded from Current Assumed Liabilities.

“Current Purchased Assets” means those assets of the Seller relating to the Included Business as of the Reference Time that are included within those categories identified as such in the sample calculation of Net Working Capital on Exhibit A.  For the avoidance of doubt, any security deposits, deferred financing costs and cash in the Fannie Mae Restricted Liquidity Account shall be excluded from Current Purchased Assets and Tax Distribution Cash shall be included in Current Purchased Assets.

“Disclosure Schedules” means the disclosure schedules attached hereto.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership. “Encumbrance” shall not mean the rights of Fannie Mae, Ginnie Mae, Freddie Mac, FHA, master servicers of CMBS Loans and holders or contract purchasers of securities issued or to be issued in connection with Mortgage Loans, in each case to the extent arising in the ordinary course of business consistent with past practice.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, trade, business or entity, whether or not incorporated, which together with the Seller or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Net Sale Price” means, with respect to Mortgage Loans Held for Sale as of the Closing Date, the estimated price at which such Mortgage Loans will be sold, less commissions payable with respect thereto.

“Excess Servicing Strip” means that portion of the servicing fee paid to the Seller to service the Acquired Servicing Portfolio which is in excess of the reasonable compensation for such servicing duties and obligations, as determined in accordance with the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Business” means all businesses that the Seller and Ivan Kaufman are entitled to undertake pursuant to the terms of the Non-Compete Agreement.

“Fannie Mae” means Fannie Mae, a corporation organized and existing under the Laws of the United States of America, formerly known as the Federal National Mortgage Association.

“Fannie Mae Agreements” means the agreements, contracts, licenses, guides and all other related documents, all as amended, supplemented or supplanted, with respect to the origination, sale, servicing or loss sharing of Fannie Mae Loans, as set forth in Schedule 1.1 — “Fannie Mae Agreements.”

“Fannie Mae Loans” means those Mortgage Loans (i) in the case of Acquired Servicing Portfolio Loans, such loans that are being serviced for Fannie Mae and (ii) in the case of Mortgage Loans Held for Sale, those loans that will be sold to Fannie Mae.

“Fannie Mae Restricted Liquidity Account” means the account maintained by the Seller at U.S. Bank, N.A. which holds cash and cash equivalents reserved for Seller’s Fannie Mae restricted liquidity requirement.

“Fannie Mae Restricted Liquidity Amount” means the amount, in cash and cash equivalents, held in the Fannie Mae Restricted Liquidity Account as of the Closing Date, that is not in excess of $2,500,000.

“Fannie Mae Servicing Rights” means the Seller’s rights under the Fannie Mae Agreements to service Fannie Mae Loans in the Acquired Servicing Portfolio as the servicer thereunder including the right to receive Servicing Fees and any rights with respect to any escrow or other accounts established in connection therewith.

“Fannie Mae Transfer Agreement” means a transfer agreement or agreements by and among Fannie Mae, the Seller and the Buyer, in form and substance reasonably satisfactory to the Buyer, relating to (i) the assignment to and assumption by the TRS or an Affiliate of the TRS of the Seller’s rights, obligations and liabilities relating to the Fannie Mae Agreements with respect to the Fannie Mae Loans in the Acquired Servicing Portfolio and the Fannie Mae Loans that are Mortgage Loans Held for Sale, (ii) the approval of the TRS or an Affiliate of the TRS as a lender under the Fannie Mae Agreements and (iii) the approval and acknowledgement by Fannie Mae of the transfer to the Partnership, or a Subsidiary of the Partnership, of that portion of the Excess Servicing Strip related to the Fannie Mae Servicing Rights.

“FHA” means the Federal Housing Administration.

“FHA Agreements” means the agreements, contracts, licenses, guides and all other related documents, all as amended, supplemented or supplanted, with respect to the origination, sale, insurance or servicing of FHA Loans, as set forth in Schedule 1.1 — “FHA Agreements.”

“FHA Loans” means those Mortgage Loans (i) in the case of Acquired Servicing Portfolio Loans, such loans that are being serviced for FHA/Ginnie Mae and (ii) in the case of Mortgage Loans Held for Sale, those loans that have been insured by FHA.

“FHA Servicing Rights” means the Seller’s rights under the FHA Agreements to service FHA Loans in the Acquired Servicing Portfolio as the servicer thereunder including the right to receive Servicing Fees and any rights with respect to any escrow or other accounts established in connection therewith.

“FHA Transfer Agreement” means a transfer agreement or agreements by and among Ginnie Mae, FHA, the Seller and the Buyer, in form and substance reasonably satisfactory to the Buyer, relating to (i) the assignment to and assumption by the TRS or an Affiliate of the TRS of the Seller’s rights, obligations and liabilities relating to the FHA Agreements with respect to the FHA Loans in the Acquired Servicing Portfolio and the FHA Loans that are Mortgage Loans Held for Sale, (ii) the approval of the TRS or an Affiliate of the TRS as a lender under the FHA Agreements and (iii) the approval and acknowledgement by Ginnie Mae and/or FHA of the transfer to the Partnership, or a Subsidiary of the Partnership, of that portion of the Excess Servicing Strip related to the FHA Servicing Rights.

“Final Net Sale Price” means, with respect to Mortgage Loans Held for Sale as of the Closing Date, the actual price at which such Mortgage Loans will be sold, less commissions payable with respect thereto.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, a corporation organized and existing under the Laws of the United States of America and doing business as Freddie Mac.

“Freddie Mac Agreements” means the agreements, contracts, licenses, guides and all other related documents, all as amended, supplemented or supplanted, with respect to the origination, sale, servicing or loss sharing of Freddie Mac Loans, as set forth in Schedule 1.1 — “Freddie Mac Agreements.”

“Freddie Mac Cash Collateral Account” means the account maintained by the Seller at U.S. Bank, N.A. which holds cash and cash equivalents reserved for Seller’s obligations to purchase B Bonds under the Freddie Mac Small Balance Loan Program.

“Freddie Mac I/O Strip” means an interest only bond issued as part of a securitization of mortgage loans made under Freddie Mac Small Balance Loan program.

“Freddie Mac Loans” means those Mortgage Loans (i) in the case of Acquired Servicing Portfolio Loans, such loans that are being serviced for Freddie Mac and (ii) in the case of Mortgage Loans Held for Sale, those loans that will be sold to Freddie Mac.

“Freddie Mac Servicing Rights” means the Seller’s rights under the Freddie Mac Agreements to service Freddie Mac Loans in the Acquired Servicing Portfolio as the servicer thereunder including the right to receive Servicing Fees and any rights with respect to any escrow or other accounts established in connection therewith.

“Freddie Mac Transfer Agreement” means a transfer agreement or agreements by and among Freddie Mac, the Seller and the Buyer, in form and substance reasonably satisfactory to the Buyer, relating to (i) the assignment to and assumption by the TRS or an Affiliate of the TRS of the Seller’s rights, obligations and liabilities relating to the Freddie Mac Agreements with respect to the Freddie Mac Loans in the Acquired Servicing Portfolio and the Freddie Mac Loans that are Mortgage Loans Held for Sale, (ii) the approval of the TRS or an Affiliate of the TRS as a lender under the Freddie Mac Agreements and (iii) the approval and acknowledgement by Freddie Mac of the transfer to the Partnership, or a Subsidiary of the Partnership, of that portion of the Excess Servicing Strip related to the Freddie Mac Servicing Rights.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Ginnie Mae” means the Government National Mortgage Association.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury), including, without limitation, the Agencies.

“Included Business” means the Agency businesses of the Seller relating to (i) underwriting, originating, selling and servicing multifamily mortgages at various locations in the United States under the Fannie Mae DUS program and the FHA, Ginnie Mae and Freddie Mac programs and (ii) underwriting, originating and selling multifamily mortgages at various locations in the United States under conduit programs. For the avoidance of doubt, the Included Business shall include all of the Seller’s businesses related to commercial real estate lending, other than those investments set forth on Schedule 2.2 — “Excluded Assets” and “Seller Target Investments” as defined in the Non-Compete Agreement.

“Immediate Family Member” means with respect to a Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress, logos, other source identifiers and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) know-how, inventions, methods, processes, proprietary data and information, databases, specifications, drawings, prototypes, designs, design rights, formulae, research and development information, marketing and business plans, computer software programs, applications and systems, technology, product roadmaps, and customer and supplier lists; and (v) similar proprietary rights.

“knowledge” means the actual knowledge of an individual, or any senior vice president, President or similar senior officer or director, in the case of an entity.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, decision, writ, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased, subleased or licensed to the Seller used in connection with the operating of the Included Business, as set forth on Schedule 3.11 of the Disclosure Schedules.

“Management Agreement” means the Second Amended and Restated Management Agreement, dated August 6, 2009, by and among Parent, ACM, Arbor Realty Limited Partnership and Arbor Realty SR, Inc., as amended by Amendment Number 1 thereto, dated as of January 1, 2015.

“Mortgage Loans” means (i) the Acquired Servicing Portfolio Loans and (ii) the Mortgage Loans Held for Sale.

“Mortgage Loans Held for Sale” means those multi-family mortgage loans identified on Schedule 1.1 — “Mortgage Loans Held for Sale” (or originated by the Seller between the date of such Schedule and the Closing Date in compliance with Section 5.1(a)) and which, as of the Closing Date, are held by the Seller for sale to one of the Agencies or a conduit lender, or, as to FHA Loans, have been insured by FHA.

“Mortgage Servicing Rights” means, collectively, the Fannie Mae Servicing Rights, the FHA Servicing Rights, the Freddie Mac Servicing Rights and any other Rights of the Seller to service Mortgage Loans for other owners of Mortgage Loans (including, for the avoidance of doubt, the Non-Agency Mortgage Loans).

“Net Working Capital” means the difference (positive or negative) between Current Purchased Assets and Current Assumed Liabilities as of the Reference Time determined in accordance with the Accounting Principles; provided that any excess cash (including Tax Distribution Cash) that the Seller elects to distribute or pay after the Reference Time but immediately prior to the Closing shall reduce the Net Working Capital.

“Neutral Arbitrator” means PricewaterhouseCoopers.

“Non-Agency Mortgage Loans” means Mortgage Loans that are being serviced for, or which are expected to be sold to, investors other than one of the Agencies and other than loans or other assets being serviced for Parent and its Subsidiaries.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or together with any other event, change, circumstance, occurrence, effect or state of facts (i) is or would reasonably be expected to be materially adverse to the financial condition, assets, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Parent Material Adverse Effect: (a) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect); (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including any disruption in supplier, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (1) the industries in which Parent and its Subsidiaries participate (including fluctuating conditions resulting from cyclicality, seasonality or weather patterns affecting Parent and its Subsidiaries, including their respective customers and suppliers) or (2) national, regional, local, international or global economies; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to the taking of any action expressly required or permitted by this Agreement or any of the Ancillary Agreements or the consummation of any Parent Offering; (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in any Laws (other than Tax laws); (f) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; or (g) any change in political regimes, political conditions or climate whether in the U.S. or any other country or jurisdiction except in the cases of clauses (c), (e), (f) and (g) to the extent that any event, change, circumstance, occurrence, effect or state of facts described therein disproportionately impacts or affects the business of Parent and its Subsidiaries compared to other businesses of similar size operating in the same industries in which Parent and its Subsidiaries participate; or (ii) materially impairs the ability of Parent to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 18, 2015, by and among Arbor Realty GPOP, Inc., Arbor Realty LPOP, Inc., ACM and Parent.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, the Seller by a Governmental Authority with respect to the origination and/or servicing of the Mortgage Loans or otherwise necessary for the conduct or operation of the Included Business as currently conducted or the ownership or use of the

Purchased Assets and the Included Business, and all pending applications therefor and amendments, modifications and renewals thereof.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” has the same meaning as any such term or like terms set forth in the applicable Privacy Laws that identifies or can be used to identify individuals, including, but not limited to, “personally identifiable financial information” as defined by the Gramm-Leach-Bliley Act of 1999, as amended.

“Personal Property” means all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware and other tangible personal property owned or leased by the Seller including without limitation those items more particularly identified on Schedule 1.1 — “Personal Property” of the Disclosure Schedules, used or held for use primarily in connection with the Included Business.

“Pipeline Loans” means the potential mortgage loans and loan commitments for which the Seller has received signed applications and deposits.

“Preferred Equity Interests” means preferred equity interests having an initial aggregate liquidation preference equal to the Preferred Equity Amount to be issued by a subsidiary of the TRS and having terms and conditions substantially in accordance with the terms and conditions set forth in Exhibit O.

“Prepaid Items” means all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of the Seller arising from the Included Business.

“Privacy Laws” means all applicable privacy, data security, data protection, data breach, workplace privacy, or other similar laws, rules, and regulations of any applicable jurisdiction, including, but not limited to, the Gramm-Leach-Bliley Act of 1999, as amended, as well as any and all then-current industry standards, guidelines, and practices with respect to the collection, use, sharing, disclosure, transfer, and protection of Personal Information.

“Purchase Price” means the Closing Purchase Price as adjusted pursuant to Section 2.8.

“Receivables” means all receivables (including accounts receivable, loans receivable and advances) arising from the Included Business.

“Reference Time” means 11:59 p.m. on the day prior to the Closing Date.

“Related Party,” with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer holding the rank of senior vice president or higher, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family Member or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any of such Person’s Immediate Family Member(s), more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Representatives” means the officers, directors, principals, employees, advisors, auditors, agents, counsel, bankers and other representatives of the Buyer or the Seller.

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from the Included Business or related to the Purchased Assets or the Assumed Liabilities, including:  (i) all rights under any Seller Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and/or services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Seller Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction and (iii) all rights under all guarantees, warranties, indemnities and insurance policies arising from or related to the Included Business.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Contract” means any Contract arising from or related to the Included Business to which the Seller is a party, under which the Seller may have any Rights or by which the Seller, or any of the Purchased Assets or Assumed Liabilities may be bound.

“Seller Intellectual Property” means all Intellectual Property owned, used or held for use by the Seller primarily in the Included Business including, without limitation, the ARBOR trade name and mark and the Intellectual Property set forth on Schedule 3.12.

“Seller Material Adverse Effect” means (A) any event, change, circumstance, occurrence, effect or state of facts that, individually or together with any other event, change, circumstance, occurrence, effect or state of facts (i) is or would reasonably be expected to be materially adverse to the financial condition, assets, business or results of operations of the Included Business, the Purchased Assets and/or the Assumed Liabilities taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Seller Material Adverse Effect: (a) any failure, in and of itself, by the Seller to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Seller Material Adverse Effect); (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including any disruption in supplier, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (1) the industries in which the Included Business participates (including fluctuating conditions resulting from cyclicality, seasonality or weather patterns affecting the Included Business, including their respective customers and suppliers) or (2) national, regional, local, international or global economies; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to the taking of any action expressly required or permitted by this Agreement or any of the Ancillary Agreements; (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in any Laws (other than Tax Laws disclosed on Schedule 1.1 and excluding any change contemplated by clause (B) below); (f) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; or (g) any change in political regimes, political conditions or climate whether in the U.S. or any other country or jurisdiction except in the cases of clauses (c), (e), (f) and, (g) to the extent that any event, change, circumstance, occurrence, effect or state of facts described therein disproportionately impacts or affects the Included Business compared to other businesses of similar size operating in the same industries in which the Included Business participates; or (ii) materially impairs the ability of the Seller to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; or (B) the enactment of any bill or other legislation or federal action that will or would reasonably be expected to materially change the current charter, operations or business functions of any of the Agencies in a manner that would be reasonably likely, individually or in the aggregate, to materially and adversely impact the Purchased Assets and the Included Business, taken as a whole.

“Servicing Agreements” means all servicing agreements of the Seller related to the Mortgage Loans, all as amended, supplemented or supplanted, including without limitation the Agency Agreements.

“Servicing and Underwriting Files” means all files, books, records, reports, correspondence and documents (other than Loan Documents) relating to the origination, underwriting and/or servicing of any Mortgage Loan, including (i) correspondence between the Seller and any obligor or applicant, (ii) correspondence with any Governmental Authority, Fannie Mae, Freddie Mac, FHA or any other investor, (iii) any materials reasonably necessary to service in accordance with the Agency Agreements or such other governing servicing documents as may be applicable, and (iv) any servicing, origination or underwriting-related information reflected on the Seller’s systems in any electronic or other medium.

“Servicing Fees” means the servicing fees payable to the Seller with respect to each Mortgage Loan and all other revenue or income that the Seller is authorized or entitled to receive in connection with servicing the Mortgage Loans, including any and all (i) assumption fee income, (ii) principal and interest float on accounts transferred by the Seller to the Buyer at the Closing, (iii) escrow account float on escrow accounts, (iv) defeasance fees, (v) rights to reimbursement for Advances, (vi) late charges, (vii) default interest and (viii) all other ancillary fees, charges and other amounts customarily included in servicer income.

“Signature Bank Loan” has the meaning set forth in the Disclosure Schedules.

“Special Committee” means the special committee of independent members of Parent’s Board of Directors who has acted in connection with the transactions contemplated by this Agreement, or if such special committee is no longer in existence after the Closing, the Audit Committee of the Board of Directors of Parent.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Target Net Working Capital” means $5,000,000.00, minus the Fannie Mae Restricted Liquidity Amount.

“Tax Distribution Cash” means any cash of the Seller that the Seller designates as “Tax Distribution Cash” to the Buyer in writing at least three (3) Business Days prior to the Closing Date, which the Seller intends to use to make tax distributions to the members of the Seller.

“Tax Return” means any federal, state, provincial, district, municipal, county, local and foreign return, declaration, report, statement, information statement and other document required to be made or filed with respect to Taxes (including any claim for a refund of Taxes), along with any attachments, amendments or supplements to any of the foregoing.

“Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return) together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person the principal purpose of which is Taxes.

“Transfer Taxes” means any and all excise, sales, use, stamp, transfer, documentary, filing, recordation, value added Taxes and other similar Taxes and fees, if any, that are incurred as a result of the purchase and sale of the Purchased Assets, together with any interest additions or penalties with respect thereto and interest thereon which by Law are the exclusive obligation of the Seller.

“Transferred Employee” and “Transferred Employees” means the persons set forth on Schedule 3.9(a) of the Disclosure Schedules, and any other person employed by the Seller with respect to the Included Business between the date of this Agreement and the Closing Date, who commences working for the Buyer (or its Affiliate) on the Closing Date.

“Warehouse Lines” means indebtedness of the Seller used in the ordinary course of business of the Included Business to fund lending activities, including those Assumed Credit Agreements identified under the heading “Warehouse Lines” on Schedule 1.1 — “Assumed Credit Agreements”.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar provision under other applicable Law.

“Weighted Average Servicing Fee” means the annual servicing fee on the Acquired Servicing Portfolio Loans, divided by the unpaid principal balance of the Acquired Servicing Portfolio Loans.

Section 1.2.                                 Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

ACF	Preamble
ACM	Preamble
Agency Transfer Costs	10.1
Agreement	Preamble
Asset Acquisition Statement	2.9
Assignment and Assumption Agreement	2.7(b)(ii)
Assumed Benefit Plans	5.7(a)
Assumed Liabilities	2.3
A&R Management Agreement	2.7(b)(xv)
Bankruptcy and Equity Exception	3.2
Bill of Sale	2.7(b)(i)
Board	Recitals
Buyer	Preamble
Buyer Fundamental Representations	7.2(a)
Buyer Indemnified Person	8.2(a)
CERCLA	3.15(f)(iii)
Change in Recommendation	5.11(c)
Claim Notice	8.4(a)
Claimed Amount	8.4(a)(ii)
Closing	2.7(a)
Closing Acquired Servicing Portfolio	2.8(a)
Closing Date	2.7(a)
Closing Purchase Price	2.8(a)
Closing Statement	2.8(b)

Definition	Location

Collateral Source	8.3(b)
Conclusive Closing Statement	2.8(d)
Confidential Information	5.8(b)
Confidentiality Agreement	5.8(a)
Covenant Support Letter	2.7(b)(x)
Copyrights	1.1
Deductible	8.3(a)
Disputed Items	2.8(c)
End Date	9.1(c)
Environmental Claim	3.15(f)(i)
Environmental Laws	3.15(f)(ii)
Estimated Closing Acquired Servicing Portfolio	2.8(a)
Estimated Closing Excess Servicing Strip and Freddie Mac I/O Strip	2.8(a)
Estimated Closing Net Working Capital	2.8(a)
Estimated Closing Weighted Average Servicing Fee	2.8(a)
Estimated Deficit Amount	2.6(c)(i)
Estimated Excess Amount	2.6(c)(ii)
Estimated Net Working Capital Excess Amount	2.8(a)
Estimated Net Working Capital Deficiency Amount	2.8(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Closing Acquired Servicing Portfolio	2.8(e)(ii)(E)
Final Closing Excess Servicing Strip and Freddie Mac I/O Strip	2.8(e)(ii)(G)
Final Closing Weighted Average Servicing Fee	2.8(e)(ii)(F)
Final Deficit Amount	2.8(h)(i)
Final Excess Amount	2.8(h)(ii)
Final Net Working Capital	2.8(e)(ii)(B)
Final Net Working Capital Deficiency Amount	2.8(e)(ii)(D)
Final Net Working Capital Excess Amount	2.8(e)(ii)(C)
Final Purchase Price	2.8(e)(ii)(A)
Freddie Mac I/O Strip Assignment Agreement	2.7(b)(xiv)
Fundamental Representations	8.1
Hazardous Substances	3.15(f)(iii)
HSR Act	3.3(b)
Hunton	2.7(b)(xxiv)
Indemnifiable Damages	8.2(a)
Indemnified Persons	8.2(b)
Indemnity Termination Date	8.1
Intellectual Property Assignment Agreement	2.7(b)(xiii)
Leased Property Assignments	2.7(b)(xxiii)
Loan Documents	3.18(f)
Loan Files	3.18(f)

Definition	Location

Marks	1.1
Master Participation Agreement	2.7(b)(xii)
Material Contracts	3.16(a)
Mini-Basket	8.3(a)
Non-Compete Agreement	2.7(b)(v)
Non-Dispute Notice	2.8(f)(i)
Non-Unit Consideration	2.6(b)
Obligations	Article III
Option Agreement	2.7(b)(iv)
Offering Documents	5.13(a)
Parent	Preamble
Parent Offering	5.13(a)
Parent Preferred Stock	4.8(a)
Parent Stockholders	5.11(c)
Parent Stockholder Approval	4.6
Partnership	Preamble
Party	Preamble
Patents	1.1
PCBs	3.15(a)
Pension Plan	3.9(e)
Permitted Encumbrances	3.4(a)
Pre-Closing Period	6.1
Preferred Equity Amount	5.14
Preferred Equity Documentation	5.14
Proprietary Software	3.12(a)
Proxy Statement	5.11(a)
Purchase Price Adjustment Amount	2.8(e)(ii)
Purchased Assets	2.1
Real Property Leases	3.11(a)
Reference Market Value	2.6(b)
Release	3.15(f)(iv)
Required Information	5.13(a)
Resolution Period	2.8(c)
Revised Statements	2.9
SEC	5.11(a)
Seller	Preamble
Seller Benefit Plans	3.9(b)
Seller Closing Statement	2.8(a)
Seller Dispute Notice	2.8(c)
Seller Fundamental Representations	7.3(a)
Seller Indemnified Person	8.2(b)
Seller Registered IP	3.12(a)
Servicing Advance Schedule	3.18(r)
Stockholders Meeting	5.11(c)

Definition	Location

Straddle Period	6.2
Support Agreement	2.7(b)(iii)
Termination Fee	9.2(c)(i)
Third Party Claim	8.5(a)
Trademark License Agreement	2.7(b)(xi)
TRS	Preamble
Unit Consideration	2.6(b)(ii)
Voting and Standstill Agreement	Recitals

ARTICLE II.

PURCHASE AND SALE

Section 2.1.                                 Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, and subject to the terms and conditions of the Bill of Sale and the Master Participation Agreement and the Freddie Mac I/O Strip Assignment Agreement which set forth the Purchased Assets being sold to the TRS and the Partnership, respectively, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase from the Seller, all of the Seller’s right, title and interest, direct or indirect, in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, used or held for use primarily in connection with the Included Business as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in the Seller’s books or financial statements or in the Disclosure Schedules hereto, and, for the avoidance of doubt, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances other than Permitted Encumbrances, including without limitation all of the Seller’s right, title and interest in and to the assets set forth in Schedule 2.1 of the Disclosure Schedules.  For the avoidance of doubt, the Excess Servicing Strip and the Freddie Mac I/O Strip are being sold, conveyed, transferred, assigned and delivered solely to the Partnership (and not the TRS) pursuant to this Agreement and the Master Participation Agreement with respect to the Excess Servicing Strip and the Freddie Mac I/O Strip Assignment Agreement with respect to the Freddie Mac I/O Strip.

Section 2.2.                                 Excluded Assets.  The Seller is not selling, and the Buyer is not buying, any of the assets of the Seller set forth on Schedule 2.2 of the Disclosure Schedule (the “Excluded Assets”).  The Seller shall retain all rights to the Excluded Assets and the Buyer shall have no right to any part of the Excluded Assets.

Section 2.3.                                 Assumed Liabilities.  In connection with purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, and subject to the terms and conditions of the Assignment and Assumption Agreement, the Master Participation Agreement

and the Freddie Mac I/O Strip Assignment Agreement which set forth the Assumed Liabilities being assumed by the TRS and the Partnership, respectively, the Buyer shall assume only the following liabilities and obligations of the Seller related to the Purchased Assets (the “Assumed Liabilities”):

(a)                                 all liabilities and obligations recorded on the Carve-Out Financial Statements and in the footnotes thereto (other than as set forth in Section 2.4(a) — (e));

(b)                                 all liabilities and obligations related to the Mortgage Loans incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

(c)                                  all liabilities and obligations under the Assumed Credit Agreements;

(d)                                 all liabilities and obligations of the Seller under the Seller Contracts that are transferred to the Buyer hereunder or for which the Buyer is receiving the benefits thereof pursuant to Section 2.5(a);

(e)                                  all liabilities and obligations under the Agency Agreements that are transferred to the Buyer hereunder or for which the Buyer is receiving the benefits thereof pursuant to Section 2.5(a);

(f)                                   all liabilities and obligations related to the Transferred Employees, including any liabilities and obligations under any Seller Benefit Plans;

(g)                                  all liabilities and obligations of the Seller under leases for the Leased Real Property that are transferred to the Buyer hereunder or for which the Buyer is receiving the benefits thereof pursuant to Section 2.5(a); and

(h)                                 all liabilities and obligations set forth on Schedule 2.3(h) of the Disclosure Schedule.

Section 2.4.                                 Excluded Liabilities.  Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to the Buyer, except for the Assumed Liabilities, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and the Seller shall retain, pay, perform or otherwise discharge without recourse to the Buyer) any liabilities or obligations of the Seller of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising (the “Excluded Liabilities”), including the following:

(a)                                 all Taxes described in Section 6.2 and all Transfer Taxes imposed by Law upon the Seller;

(b)                                 any liabilities for tax distributions to the members of the Seller;

(c)                                  any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date, except pursuant to the Assumed Credit Agreements as set forth in the Carve-Out Financial Statements;

(d)                                 any liability or obligation of the Seller arising from or relating to an Excluded Asset, whether arising prior to or after the Closing Date; and

(e)                                  any liability or obligation incurred by the Seller or any Person other than the Buyer, Parent or any of Parent’s Subsidiaries arising out of or relating to the negotiation and preparation of this Agreement and the Ancillary Agreements (including fees and expenses payable to all attorneys and accountants, other professional fees and expenses and bankers’, brokers’ or finders’ fees for persons not engaged by the Buyer).

Section 2.5.                                 Consents and Waivers; Further Assurances.

(a)                                 Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Seller Contract, Permit, Right or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given.  The Seller shall use its commercially reasonable efforts, and the Buyer and Parent shall cooperate reasonably with the Seller, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Buyer all of the Purchased Assets.  In the event any such consents or waivers are not obtained prior to the Closing Date, the Seller shall continue to use its commercially reasonable efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such Seller Contract, Permit, Right or other Purchased Asset, including performance by the Seller, if economically feasible, as agent; provided that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consents or waivers had been obtained.  Nothing in this Section 2.5(a) shall affect the Parties’ right to terminate this Agreement under Section 9.1 in the event that any consent or waiver as described herein is not obtained.

(b)                                 From time to time, whether before, at or following the Closing, the Seller and the Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Seller the assumption of the liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

Section 2.6.                                 Consideration; Form of Consideration.

(a)                                 Consideration.  In full consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer in accordance with the terms of this Agreement and the Ancillary Agreements, the Buyer shall, (i) pay to the Seller an amount equal to the Closing Purchase Price, which shall be subject to adjustment pursuant to this Article II and subject to such allocation between the TRS and the Partnership set forth in Section 2.6(c) (as adjusted following the Closing pursuant to Section 2.8(h)), and (ii) assume the Assumed Liabilities in accordance with the terms of this Agreement and the Ancillary Agreements.

(b)                                 Form of Consideration.  At the Closing, and subject to Section 2.6(c), the Buyer shall pay the Closing Purchase Price to the Seller as follows: (i) 50% of the Closing Purchase Price in cash and, if applicable pursuant to and in accordance with Section 5.14, Preferred Equity Interests (collectively, the “Non-Unit Consideration”) via, in the case of cash, a wire transfer of immediately available funds, to the account specified by the Seller at least 3 Business Days prior to Closing and (ii) 50% of the Closing Purchase Price through the issuance of Buyer OP Units (the “Unit Consideration”), to be allocated between ACM and ACF as designated by the Seller, as set forth in this Section 2.6(b).  The number of Buyer OP Units issuable at the Closing shall be that number of Buyer OP Units which shall be convertible in accordance with the terms of the Partnership Agreement as of the Closing Date into the number of shares of Parent Common Stock calculated by dividing (X) 50% of the Closing Purchase Price and (Y) the Reference Market Value of Parent Common Stock.  “Reference Market Value” means $6.50.

(c)                                  Payment of Consideration.  At the Closing, Unit Consideration shall be paid for the Excess Servicing Strip and the Freddie Mac I/O Strip, and Non-Unit Consideration shall be paid for the Purchased Assets (other than the Excess Servicing Strip and the Freddie Mac I/O Strip), subject to the following adjustments (and subject to adjustment following the Closing pursuant to Section 2.8(h)):

(i)                                     if the value of the Estimated Closing Excess Servicing Strip and Freddie Mac I/O Strip is less than fifty percent (50%) of the Closing Purchase Price (such deficit, the “Estimated Deficit Amount”), the Partnership shall issue and contribute to the TRS Buyer OP Units having a value (based on the Reference Market Value) equal to the Estimated Deficit Amount and the TRS shall pay such Buyer OP Units (together with the Non-Unit Consideration) to the Seller in exchange for the Purchased Assets (other than the Excess Servicing Strip and the Freddie Mac I/O Strip); and

(ii)                                  if the value of the Estimated Closing Excess Servicing Strip and Freddie Mac I/O Strip is greater than fifty percent (50%) of the Closing Purchase Price (such excess, the “Estimated Excess Amount”), the Partnership shall pay a portion of the Non-Unit Consideration equal to the Estimated Excess Amount (together with the Unit Consideration) to the Seller in exchange for the Excess Servicing Strip and the Freddie Mac I/O Strip, provided, however, that such Estimated Excess Amount shall be paid in cash and not Preferred Equity Interests.

(d)                                 If between the date hereof and prior to the Closing Date, Parent should split, subdivide, consolidate, combine or otherwise reclassify Parent Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, or otherwise change Parent Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent in respect of Parent Common Stock, then any number or amount contained herein which is based upon the price of Parent Common Stock or the number of fraction of shares of Parent Common Stock will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

Section 2.7.                                 Closing.

(a)                                 The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Dechert LLP 1095 Avenue of the Americas, New York, New York 10036 at 10:00 a.m. New York City time, on the third Business Day following the date on which each of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) is satisfied or waived in writing by the appropriate party, or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)                                 At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following documents:

(i)                                     a bill of sale for the Purchased Assets, in the form of Exhibit B (the “Bill of Sale”), duly executed by the Seller;

(ii)                                  a counterpart of the Assignment and Assumption Agreement, in the form of Exhibit C (the “Assignment and Assumption Agreement”), duly executed by the Seller;

(iii)                               a counterpart of the Support Agreement, in the form of Exhibit D (the “Support Agreement”), duly executed by the Seller;

(iv)                              a counterpart of the Option Agreement, in the form of Exhibit E (the “Option Agreement”), duly executed by the Seller;

(v)                                 a counterpart to the Non-Compete Agreement, in the form of Exhibit F (the “Non-Compete Agreement”), duly executed by the Seller;

(vi)                              a counterpart to the Voting and Standstill Agreement, duly executed by the Seller and Ivan Kaufman;

(vii)                           a counterpart of the Fannie Mae Transfer Agreement, duly executed by the Seller and Fannie Mae;

(viii)                        a counterpart of the FHA Transfer Agreement, duly executed by the Seller, Ginnie Mae and FHA;

(ix)                              a counterpart of the Freddie Mac Transfer Agreement, duly executed by the Seller and Freddie Mac;

(x)                                 a counterpart of the Covenant Support Letter, in the form of Exhibit K (the “Covenant Support Letter”), duly executed by ACM and Ivan Kaufman;

(xi)                              a counterpart of the Trademark License Agreement, in the form of Exhibit L (the “Trademark License Agreement”), duly executed by the Seller;

(xii)                           a counterpart of the Master Participation Agreement, in the form of Exhibit M (the “Master Participation Agreement”), duly executed by the appropriate parties thereto;

(xiii)                        a counterpart of the Intellectual Property Assignment Agreement, in the form of Exhibit N (the “Intellectual Property Assignment Agreement”), duly executed by the Seller;

(xiv)                       a counterpart to the Freddie Mac I/O Strip Assignment Agreement, in a form reasonably agreed by the Parties (the “Freddie Mac I/O Strip Assignment Agreement”), duly executed by the appropriate parties thereto;

(xv)                          a counterpart to the Third Amended and Restated Management and Advisory Agreement, in a form reasonably agreed by the Parties (the “A&R Management Agreement”), duly executed by the appropriate parties thereto;

(xvi)                       to the extent applicable, in the event Parent and the Buyer make the election pursuant to Section 5.14, counterparts of the applicable Preferred Equity Documentation duly executed by the Seller;

(xvii)                    evidence, reasonably satisfactory to the Buyer, that, prior to the Closing, the Seller has obtained the third party consents and/or waivers required to sell and assign pursuant to this Agreement the Seller Contracts listed on Schedule 7.3 (including, for the avoidance of doubt, the letter of credit under the Assumed Credit Agreement with Bank of America, N.A.);

(xviii)                 certified resolutions of the Manager of the Seller authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(xix)                       a duly executed certificate of the secretary of the Seller as to incumbency and specimen signatures of officers of the Seller executing this Agreement and the Ancillary Agreements;

(xx)                          a duly executed certificate of an executive officer of the Seller certifying the fulfillment of the conditions set forth in Section 7.3(a), Section 7.3(e) and Section 7.3(f);

(xxi)                       a certificate of non-foreign status from the Seller in compliance with Treasury Regulations section 1.1445-2;

(xxii)                    an update to Schedules 3.18(e), 3.18(m) and 3.18(n) of the Disclosure Schedules, made as of the Closing Date;

(xxiii)                 a counterpart of such other assignments, in form and substance reasonably satisfactory to the Buyer, required for the assignment of the Leased Real Property from the Seller to the Buyer (the “Leased Property Assignments”), duly executed by the Seller and any necessary third party;

(xxiv)                an opinion of Hunton & Williams LLP (“Hunton”), special counsel to the Seller, in the form of Exhibit G, that the Excess Servicing Strip to be transferred or sold to the Buyer or an Affiliate of the Buyer will (i) be classified as “stripped coupons” within the meaning of Section 1286(e)(3) of the Code; (ii) be classified as “interests in mortgages on real property” and therefore as “real estate assets” for purposes of the real estate investment trust (“REIT”) asset tests under section 856(c)(4) of the Code; and (iii) generate qualifying income for purposes of the REIT income tests set forth in sections 856(c)(2) and (c)(3) of the Code;

(xxv)                   all Business Records and other deliverables pursuant to Section 5.2(c);

(xxvi)                consent from the Seller’s auditor, whereby such auditor permits Parent to include such auditor’s report on the financial statements of the Included Business in filings made by Parent with the SEC, to the extent required by applicable Law;

(xxvii)             evidence reasonably satisfactory to Parent that the transactions contemplated by this Agreement will not cause Parent to lose its status as a real estate investment trust under Section 856(m) of the Code; and

(xxviii)          such other documents and instruments, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer and to put the Buyer in actual possession or control of the Purchased Assets, duly executed by the Seller.

(c)                                  At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following documents:

(i)                                     a counterpart of the Assignment and Assumption Agreement, duly executed by the TRS;

(ii)                                a counterpart to the Support Agreement, duly executed by Parent and the Buyer;

(iii)                             a counterpart to the Option Agreement, duly executed by Parent and the Buyer;

(iv)                            a counterpart to the Non-Compete Agreement, duly executed by Parent and the Buyer;

(v)                               a counterpart to the Voting and Standstill Agreement, duly executed by Parent and the Buyer;

(vi)                            a counterpart to the Fannie Mae Transfer Agreement, duly executed by the Buyer, if required;

(vii)                         a counterpart to the FHA Transfer Agreement, duly executed by the Buyer, if required;

(viii)                      a counterpart to the Freddie Mac Transfer Agreement, duly executed by the Buyer, if required;

(ix)                            a counterpart of the Covenant Support Letter, duly executed by Parent and the Buyer;

(x)                               a counterpart of the Trademark License Agreement, duly executed by Parent and the Buyer;

(xi)                            a counterpart of the Intellectual Property Assignment Agreement, duly executed by the Buyer;

(xii)                         a counterpart of the Master Participation Agreement, duly executed by the Partnership;

(xiii)                      a counterpart to the Freddie Mac I/O Strip Assignment Agreement, duly executed by the Partnership;

(xiv)                     a counterpart to the A&R Management Agreement, duly executed by the appropriate parties thereto;

(xv)                        to the extent applicable, in the event Parent and the Buyer make the election pursuant to Section 5.14, counterparts of the applicable Preferred Equity Documentation duly executed by the TRS or the applicable subsidiary thereof, together with stock certificates evidencing the Preferred Equity Interests;

(xvi)                     certified resolutions of the Board of Directors of Parent and the Buyer authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(xvii)                    duly executed certificates of the secretary of Parent and the Buyer, respectively, as to incumbency and specimen signatures of officers of Parent and the Buyer executing this Agreement and the Ancillary Agreements;

(xviii)                 a duly executed certificate of an executive officer of each of Parent and the Buyer certifying the fulfillment of the conditions set forth in Section 7.2(a);

(xix)                       a counterpart of the Leased Property Assignments;

(xx)                          a copy of an amendment to the incentive compensation arrangement for the chief executive officer of Parent, as approved by the Compensation Committee of the Board; and

(xxi)                       such other documents and instruments, in form and substance reasonably satisfactory to the Seller, as the Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by the Buyer of the Assumed Liabilities, duly executed by the Buyer.

Section 2.8.                                 Adjustment of Closing Purchase Price.

(a)                                 Pre-Closing Adjustment to Closing Purchase Price.  Pursuant to the provisions of this Section 2.8 the “Closing Purchase Price” shall be calculated as follows: (i) the Base Purchase Price, plus or minus (ii) any adjustment necessary with respect to the Acquired Servicing Portfolio on the date of Closing (the “Closing Acquired Servicing Portfolio”) in accordance with Exhibit H, plus or minus (iii) any adjustment necessary with respect to the Weighted Average Servicing Fee in accordance with Exhibit H, plus (v) the Estimated Net Working Capital Excess Amount, if any, minus (vi) the Estimated Net Working Capital Deficiency Amount, if any.  On or prior to the third Business Day prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a statement (the “Seller Closing Statement”) setting forth the Seller’s good faith estimate, which shall be prepared and calculated in the manner and on a basis consistent with the applicable definitions thereof, of (i) the Net Working Capital and any required adjustments to the Base Purchase Price, calculated in accordance with Exhibit A (the “Estimated Closing Net Working Capital”), (ii) the Closing Acquired Servicing Portfolio and any required adjustments to the Base Purchase Price, calculated in accordance with Exhibit H (the “Estimated Closing Acquired Servicing Portfolio”), (iii) the Weighted Average Servicing Fee and any required adjustments to the Base Purchase Price, calculated in accordance with Exhibit H (the “Estimated Closing Weighted Average Servicing Fee”) and (iv) the Excess Servicing Strip and the Freddie Mac I/O Strip (the “Estimated Closing Excess Servicing Strip and Freddie Mac I/O Strip”), and the components thereof.  If the Estimated Closing Net Working Capital is greater than the Target Net Working Capital, such excess amount shall be the “Estimated Net Working Capital Excess Amount.”  If the Estimated Closing Net Working Capital is less than the Target Net Working Capital, the difference shall be the “Estimated Net Working Capital Deficiency Amount.”  The Parties acknowledge and agree that it is the Parties’ intent and expectation that the Net Working Capital as of the Closing Date be as close as possible to the Target Net Working Capital.  During the period from and including the date hereof, and prior to the Closing, the Seller shall, and shall cause each of its Subsidiaries to, provide to the Buyer and its Representatives reasonable access to the books and records of the Seller and its Subsidiaries and to any other information of the Seller and its Subsidiaries (to the extent permitted by applicable Law), including work papers of their respective accountants (to the extent permitted by such accountants), and to any of the Seller’s or its Subsidiaries’ premises during regular business hours and on reasonable advance notice, to the extent necessary for the Buyer to verify the amounts set forth in the Seller Closing Statement, in each case to the extent provided in Section 5.2.

(b)                                 Post-Closing Adjustment to Closing Purchase Price.  Within ninety (90) calendar days after the Closing Date, the Buyer (under the direction and supervision of the Special Committee) shall cause to be prepared and delivered to the Seller a statement (the “Closing Statement”) setting forth, as of the Reference Time, the Net Working Capital, the Closing Acquired Servicing Portfolio, the Weighted Average Servicing Fee, the Excess Servicing Strip and the Freddie Mac I/O Strip, and the components thereof.  The Closing Statement and the Net Working Capital, the Closing Acquired Servicing Portfolio, the Weighted Average Servicing Fee, the Excess Servicing Strip and the Freddie Mac I/O Strip set forth therein shall be prepared and calculated in good faith, and, as applicable, in the manner and on a basis consistent with the applicable definitions thereof and Exhibits A and H, and shall be in the same form and include the same line items as the Estimated Closing Net Working Capital calculation, the Estimated Closing Acquired Servicing Portfolio calculation, the Estimated Closing Weighted Average Servicing Fee calculation and the Estimated Closing Excess Servicing Strip and Freddie Mac I/O Strip calculation.  If the Closing Statement is not so timely delivered, the Estimated Closing Net Working Capital, the Estimated Closing Acquired Servicing Portfolio, the Estimated Closing Weighted Average Servicing Fee and Estimated Closing Excess Servicing Strip and Freddie Mac I/O Strip will be deemed Final Net Working Capital, Final Closing Acquired Servicing Portfolio, the Final Closing Weighted Average Servicing Fee and the Final Closing Excess Servicing Strip and Freddie Mac I/O Strip, respectively, absent manifest error or fraud.

(c)                                  After receipt of the Closing Statement, the Seller will have sixty (60) calendar days to review the Closing Statement.  Unless the Seller delivers written notice (which notice shall include the items and amounts in dispute and supporting documentation related thereto; such notice, a “Seller Dispute Notice”) to the Buyer setting forth in reasonable detail the specific items disputed by the Seller in good faith with respect thereto, and the specific basis for each such objection, on or prior to the sixtieth (60th) calendar day after the Seller’s receipt of the Closing Statement, the Seller will be deemed to have accepted and agreed to the Closing Statement and such statement (and the calculations contained therein) will be final, binding and conclusive, absent manifest error or fraud.  If the Seller delivers to the Buyer a Seller Dispute Notice within such sixty (60) calendar day period, the Buyer (under the direction and supervision of the Special Committee) and the Seller shall, during the thirty (30) calendar days following delivery of such Seller Dispute Notice by the Seller to the Buyer (or such longer period as they may mutually agree in writing) (the “Resolution Period”), attempt in good faith to resolve their differences with respect to the disputed items (or calculations) in such Seller Dispute Notice (the “Disputed Items”), and all other items (and all calculations relating thereto) will be final, binding and conclusive, absent manifest error or fraud.  Any resolution by the Buyer (with the approval of the Special Committee) and the Seller during the Resolution Period as to any Disputed Item shall be set forth in writing and will be final, binding and conclusive, absent manifest error or fraud.

(d)                                 If the Buyer and the Seller do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute will be submitted to the Neutral Arbitrator pursuant to an engagement letter reasonably acceptable to the Seller and the Buyer.  The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute, consistent with this Section 2.8, and shall request a statement from the Buyer and the Seller regarding such Disputed Items.  The scope of the disputes to be arbitrated by the Neutral Arbitrator is limited to those items or calculations specifically in dispute between the Buyer and the Seller; and the Neutral Arbitrator is not to make any other determination, including not making any determination as to whether the Closing Statement or Net Working Capital was prepared in accordance with the Accounting Principles or whether the agreed upon dollar amount of the Target Net Working Capital is correct or appropriate or in accordance with the Accounting Principles or the definition of Net Working Capital.  In resolving each Disputed Item, the Neutral Arbitrator shall be bound by the principles set forth in this Section 2.8 and may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any party or less than the lowest value for such Disputed Item claimed by any party.  The parties further agree that the adjustment contemplated by this Section 2.8 is intended to show the change between the Estimated Closing Net Working Capital and the Final Net Working Capital, the change between the Estimated Closing Acquired Servicing Portfolio and the Final Closing Acquired Servicing Portfolio, and the change between the Estimated Closing Weighted Average Servicing Fee and the Final Closing Weighted Average Servicing Fee, and that such changes can only be measured if each calculation is done in a manner consistent with the applicable definitions thereof.  All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator will be allocated between the Buyer and the Seller in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by the Seller (as finally determined by the Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted.  The Buyer and the Seller and their respective agents will cooperate with the Neutral Arbitrator during its engagement.  The Neutral Arbitrator will deliver to the Buyer and the Seller a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Arbitrator by the Seller and the Buyer, and a written explanation in reasonable detail of each such determination) of the Disputed Items submitted to the Neutral Arbitrator within thirty (30) calendar days, or such longer period as may be required by the Neutral Arbitrator, of receipt of such Disputed Items, which determination will be final, binding and conclusive, absent manifest error or fraud.  The final, binding and conclusive Closing Statement based either upon agreement by the parties, or deemed agreement by the Buyer and the Seller in accordance with this Section 2.8, or the written determination delivered by the Neutral Arbitrator in accordance with this Section 2.8(d) will be the “Conclusive Closing Statement.”  All negotiations pursuant to this Section 2.8(d) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable other laws including state rules of evidence, and all negotiations, submissions to the Neutral Arbitrator, and dispute resolution proceedings under this Section 2.8(d) shall be treated as such.  The Neutral Arbitrator shall be bound by a mutually agreeable confidentiality confidential information agreement.  The procedures of this Section 2.8(d) are exclusive and, except as set forth below, the determination of the Neutral Arbitrator shall be final and binding on the parties.  The decision rendered pursuant to this Section 2.8(d) may be filed as a judgment in any court of competent jurisdiction.  Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 2.8(d).  The other party’s only defense to such a request for specific enforcement or other legal action shall be manifest error or fraud by or upon the Neutral Arbitrator.  Absent such manifest error or fraud, such other party shall reimburse the party seeking enforcement for its expenses related to such enforcement.

(e)                                  Subject to Section 2.8(f):

(i)                                     if the Closing Purchase Price is greater than the Final Purchase Price, then, in accordance with Section 2.8(f)(iii), the Seller shall pay to the Buyer an amount equal to the amount by which the Closing Purchase Price is greater than the Final Purchase Price; such amount shall be paid (A) 50% in cash by wire transfer of immediately available funds and (B) by surrender of Buyer OP Units owned by Seller to the Buyer having a value (based on the Reference Market Value of Parent Common Stock into which such Buyer OP Units are convertible in accordance with the terms of the Partnership Agreement) equal to 50% of such amount; and

(ii)                                  if the Closing Purchase Price is less than the Final Purchase Price, the Buyer shall pay to the Seller an amount equal to the amount by which the Closing Purchase Price is less than the Final Purchase Price by wire transfer of immediately available funds; such amount shall be paid (A) 50% in cash by wire transfer of immediately available funds and (B) by issuance of Buyer OP Units having a value (based on the Reference Market Value of Parent Common Stock into which such Buyer OP Units are convertible in accordance with the terms of the Partnership Agreement) equal to 50% of such amount (the amount payable to the Buyer pursuant to Section 2.8(e)(i) and the amount payable to the Seller pursuant to this Section 2.8(e)(i) are referred to herein as the “Purchase Price Adjustment Amount”); provided, however, that the any portion of the Purchase Price Adjustment Amount that is due to the difference between Final Net Working Capital and Target Net Working Capital shall be paid solely in cash.

For purposes of this Section 2.8:

(A)                               the “Final Purchase Price” shall be an amount in Dollars equal to (i) the Base Purchase Price, plus (ii) the Final Net Working Capital Excess Amount, if any, minus (iii) the Final Net Working Capital Deficiency Amount, if any, plus or minus (iv) the adjustment for the Final Closing Acquired Servicing Portfolio, plus or minus (v) the adjustment for the Final Closing Weighted Average Servicing Fee;

(B)                               the “Final Net Working Capital” shall be the Net Working Capital as finally determined pursuant to Section 2.8;

(C)                               the “Final Net Working Capital Excess Amount” shall be the amount, if any, by which Net Working Capital as finally determined pursuant to this Section 2.8 is greater than the Target Net Working Capital;

(D)                               the “Final Net Working Capital Deficiency Amount” shall be the amount, if any, by which Net Working Capital as finally determined pursuant to this Section 2.8 is less than the Target Net Working Capital;

(E)                                the “Final Closing Acquired Servicing Portfolio” shall be the Closing Acquired Servicing Portfolio as finally determined pursuant to this Section 2.8;

(F)                                 the “Final Closing Weighted Average Servicing Fee” shall be the Weighted Average Servicing Fee as finally determined pursuant to this Section 2.8; and

(G)                               the “Final Closing Excess Servicing Strip and Freddie Mac I/O Strip” shall be the Excess Servicing Strip and Freddie Mac I/O Strip as finally determined pursuant to this Section 2.8.

(f)                                   If, after receipt of the Closing Statement pursuant to Section 2.8(b):

(i)                                     the Seller does not deliver a Seller Dispute Notice as described in Section 2.8(c) within the sixty (60) day period following the Seller’s receipt of the Closing Statement or if within such period the Seller delivers a notice to the Buyer stating that the Seller does not dispute any item in the Closing Statement (such notice, a “Non-Dispute Notice”), then on the fifth (5th) Business Day following the earlier of the last day of such sixty (60) day period or on the fifth (5th) Business Day following the date on which the Buyer receives such Non-Dispute Notice, as applicable, the payments set forth in Section 2.8(e) shall be made;

(ii)                                  the Seller delivers a Seller Dispute Notice as described in Section 2.8(c) within the sixty (60) day period following the Seller’s receipt of the Closing Statement, then on the fifth (5th) Business Day following the date on which the Buyer receives such notice of dispute, the payments set forth in Section 2.8(e) shall be made, if any, in respect of such Closing Statement that is not subject to dispute; and

(iii)                               with respect to any Disputed Item, within five (5) Business Days after resolution or deemed resolution of such Disputed Item in accordance with Section 2.8 (whether by mutual agreement between the Buyer and the Seller, or by decision of the Neutral Arbitrator), the Buyer or the Seller, as applicable, shall pay, as applicable, the other party such Disputed Item (or portion thereof) pursuant to the resolution of such Disputed Item (or portion thereof) in favor of such other party, as applicable, in accordance with this Section 2.8.

(g)                                  After the Closing and until the Final Purchase Price has been determined in accordance with this Section 2.8, the Buyer shall provide to the Seller and its Representatives reasonable access to the books and records of the Buyer and its Subsidiaries and to any other information related to the Included Business (to the extent permitted by applicable Law), including work papers of their respective accountants (to the extent permitted by such accountants), and to any of the Buyer’s or its Subsidiaries’ premises during regular business hours and on reasonable advance notice, to the extent necessary for the Seller to review all or any part of the Closing Statement, and to prepare materials for presentation to the Neutral Arbitrator in connection with this Section 2.8.

(h)                                 Final Payment of Consideration.  After the Final Purchase Price has been determined in accordance with this Section 2.8, Unit Consideration shall have been paid for the Excess Servicing Strip and the Freddie Mac I/O Strip, and Non-Unit Consideration shall have been paid for the Purchased Assets (other than the Excess Servicing Strip and the Freddie Mac I/O Strip), subject to the following adjustments:

(i)                                     if the Final Closing Excess Servicing Strip and Freddie Mac I/O Strip is less than fifty percent (50%) of the Final Purchase Price (such deficit, the “Final Deficit Amount”), the Partnership shall have issued and contributed to the TRS Buyer OP Units having a value (based on the Reference Market Value) equal to the Final Deficit Amount and the TRS shall have paid such Buyer OP Units (together with the Non-Unit Consideration) to the Seller in exchange for the Purchased Assets (other than the Excess Servicing Strip and the Freddie Mac I/O Strip); and

(ii)                                  if the Final Closing Excess Servicing Strip and Freddie Mac I/O Strip is greater than fifty percent (50%) of the Final Purchase Price (such excess, the “Final Excess Amount”), the Partnership shall have paid a portion of the Non-Unit Consideration equal to the Estimated Excess Amount (together with the Unit Consideration) to the Seller in exchange for the Excess Servicing Strip and Freddie Mac I/O Strip.

Section 2.9.                                 Purchase Price Allocation.  The Seller and the Buyer agree that the Purchase Price (and any assumed liabilities, as determined for Tax purposes) will be allocated among the Purchased Assets and any non-competition and non-solicitation agreements entered into in connection with the transactions contemplated by this Agreement for all Tax purposes in a manner consistent with section 1060 of the Code and the Treasury Regulations promulgated thereunder.  No later than 90 days after the Closing Date, the Buyer shall prepare and deliver to the Seller for the Seller’s review and approval, a copy of the Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Purchase Price (and any assumed liabilities, as determined for Tax purposes) among the Purchased Assets.  The Buyer shall prepare and deliver to the Seller, for the Seller’s review and approval, revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to reflect any matters on the Asset Acquisition Statement that need updating (including any adjustments to the Purchase Price pursuant to Section 2.8).  Within 30 days of delivery of the Asset Acquisition Statement or the Revised Statements, as the case may be, the Seller shall review such statements; and if the Seller agrees on the allocation of the Purchase Price, as adjusted by Section 2.8 (and any assumed liabilities, as determined for Tax purposes) (which shall be evidenced by an Asset Acquisition Statement or the Revised Statements signed by each of the Buyer and the Seller), the Seller, the Buyer and their respective Affiliates, shall file all Tax Returns and information reports in a manner consistent with such agreed allocation and shall take no position inconsistent therewith.  In the event that the Seller and the Buyer are unable to agree on such allocation within 30 days after the delivery of the Asset Acquisition Statement or the Revised Statements, as the case may be, the parties shall negotiate in good faith to reach agreement.  In the event that the parties cannot agree on the allocation as set forth in such Asset Acquisition Statement or Revised Statements then none of the Buyer, the Seller or any of their Affiliates shall be required pursuant hereto to file any Tax Returns or information reports or otherwise take any positions consistent with such allocation.  In the event that the Buyer and the Seller are unable to agree on the allocation of the Purchase Price (as adjusted by Section 2.8), then each party will in any event file a Form 8594.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The representations, warranties, undertakings and other obligations (collectively “Obligations”) of ACF and ACM under this Agreement are several and not joint.  The Obligations of ACF shall only apply to those Purchased Assets, including without limitation, the Mortgage Loans and the Mortgage Servicing Rights, and to those Assumed Liabilities which directly relate to Mortgage Loans made, serviced or to be made under the Fannie Mae Agreements. The Obligations of ACM apply to all of the Obligations of the Seller under this Agreement. The Obligations of either ACM or ACF, as the case may be (other than the Obligations contained in Sections 3.1, 3.2, 3.3, 3.4, 3.19, 3.20, and 3.23), are limited to those which relate directly to the Included Business, the Purchased Assets and Assumed Liabilities and shall not apply to any activities of Seller or Seller’s employees conducted pursuant to and as contemplated by the Management Agreement.

For the avoidance of doubt, the defined term “Seller” as used in this Article III shall only refer to ACF and/or ACM, as applicable and in accordance with the preceding paragraph.

Except as set forth in the Disclosure Schedules attached hereto, the Seller hereby represents and warrants to Parent and the Buyer as follows:

Section 3.1.                                 Organization and Qualification.  Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate or entity power and authority to own, lease and operate the Purchased Assets and to carry on the Included Business as it is now being conducted and as currently proposed to be conducted.  The Seller is duly qualified or licensed as a foreign company to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Included Business makes such qualification or licensing necessary, each as set forth on Schedule 3.1 of the Disclosure Schedules, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.2.                                 Authority.  Each Seller has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action, and no other entity proceedings on the part of the Seller or its members are necessary to approve this Agreement and each of the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (collectively, the “Bankruptcy and Equity Exception”).

Section 3.3.                                 No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not:

(i)                                     conflict with or violate the limited liability company agreement or other organizational documents of the Seller;

(ii)                                  assuming receipt of all consents and approvals described on Schedule 3.3(b), conflict with or violate any Law applicable to the Seller, the Included Business or any of the Purchased Assets or by which the Seller, the Included Business or any of the Purchased Assets may be bound or affected; or

(iii)                               except as set forth on Schedule 3.3(a)(iii), result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Seller or the Included Business under, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Seller is a party or by which the Seller, the Included Business or the Purchased Assets may be bound or affected;

other than, in the case of clauses (ii) and (iii) above, conflicts, breaches, defaults, terminations, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, be material to the Included Business.

(b)                                 Except as set forth on Schedule 3.3(b) of the Disclosure Schedules and except for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which they will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Included Business or the Purchased Assets.

Section 3.4.                                 Title to Assets; Sufficiency of Assets.

(a)                                 Except as disclosed on Schedule 3.4, the Seller has good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance, other than (i) liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established in accordance with GAAP and (ii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the conduct of the Included Business as currently conducted (collectively, “Permitted Encumbrances”).  The delivery to the Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to the Buyer good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances.

(b)                                 Each item of the Personal Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put. Each item of the Personal Property has been maintained in all material respects in accordance with past practice.  All leased Personal Property is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

(c)                                  The Purchased Assets constitute all of the assets, properties and rights necessary and sufficient to permit the Buyer to conduct the Included Business immediately following the Closing in the same manner as the Included Business is being conducted as of the date hereof.

Section 3.5.                                 Financial Statements; No Undisclosed Liabilities.

(a)                                 Except as disclosed on Schedule 3.5, the Carve-Out Financial Statements, as set forth on Schedule 3.5, and any updates to the Carve-Out Financial Statements delivered pursuant to Section 5.2(e), (i) are correct and complete in all material respects, (ii) have been or will be prepared in accordance with the books and records of the Seller, and can be reconciled with the financial records maintained with, and the accounting methods applied by, the Seller for federal income Tax purposes, (iii) comply as to form in all material respects with the published rules and regulations of the SEC applicable to the presentation of acquired company financial statements, (iv) have been or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto as applicable), and (v) fairly present, in all material respects, the Purchased Assets and the Assumed Liabilities.

(b)                                 Except for the Mortgage Servicing Rights and the Mortgage Loans Held for Sale, there are no material differences between the fair value and the book value of the Purchased Assets.

(c)                                  The books of account and financial records of the Seller pertaining to the Purchased Assets, the Assumed Liabilities and the Included Business are true and correct in all material respects and have been prepared and are maintained in accordance with GAAP consistently applied and consistent with past practices.  Each Seller maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Included Business (including the Carve-Out Financial Statements) and to maintain accountability for the Seller’s assets, and (iii) access to the Seller’s assets is permitted only in accordance with management’s general or specific authorization.  To the knowledge of the Seller and except as such books, records or other documents are provided to Buyer at the Closing pursuant to Section 5.2(c), the Seller has possession of all books, records and other material documents (whether in paper or electronic form) pertaining to the Purchased Assets, the Assumed Liabilities and the Included Business (including business plans, financial statements, work papers, Tax Returns and all documents (or copies thereof) in possession of the Seller or an Affiliate evidencing the underwriting and origination of Mortgage Loans and files relating to each such Mortgage Loan).  The Seller has not received any advice or notification from its independent accountants that the Seller has used any improper accounting practices that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Seller, any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

(d)                                 Except as set forth on Schedule 3.5(d) of the Disclosure Schedules, each Seller does not have any material liabilities as of the date of this Agreement that are related to the Included Business that would be required by GAAP to be reflected on or reserved on a balance sheet or reflected in a note thereto except for each of the following: (i) performance obligations under Seller Contracts, (ii) liabilities to the extent reflected or reserved against in the Carve-Out Financial Statements, (iii) liabilities incurred subsequent to the Balance Sheet Date (A) of the type set forth on the Carve-Out Financial Statements in the ordinary course of business consistent with past practice or (B) those categories of liabilities incurred as set forth on Schedule 3.5(d) of the Disclosure Schedule and (iv) liabilities incurred in connection with the consummation of the transactions contemplated by this Agreement.

(e)                                  All of the liabilities under the Assumed Credit Agreements are included as Current Assumed Liabilities except for those liabilities arising under the Signature Bank Loan.  All of the proceeds under the Signature Bank Loan have been or will be used to finance the development of property that is included within the Purchased Assets.

Section 3.6.                                 Absence of Certain Changes or Events.  Since the Balance Sheet Date:  (a) the Seller has conducted the Seller’s business only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Seller Material Adverse Effect; (c) neither the Included Business nor the Purchased Assets have suffered any material loss, damage, destruction or other material casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance; and (d) the Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.7.                                 Compliance with Law; Permits; Customer Information.

(a)                                 The Seller is and has been since January 1, 2013 in compliance in all material respects with all Laws applicable to the Seller in connection with the conduct or operation of the Included Business and the ownership or use of the Purchased Assets (including without limitation the Foreign Corrupt Practices Act of 1977, as amended, and rules and regulations promulgated by the Office of Foreign Assets Control).  Neither the Seller nor any of its executive officers has received, nor, to the knowledge of the Seller, is there any reasonable basis for, any unresolved notice, order, complaint or other communication from any Governmental Authority or any other Person that the Seller is not in compliance with any such Laws in all material respects, other than with respect to Laws pertaining to excess servicing.

(b)                                 Schedule 3.7 of the Disclosure Schedules sets forth a true and complete list of all material Permits required by applicable Law for the Seller to own, lease and operate the Purchased Assets and to carry on the Included Business as currently conducted.  The Seller is and has been since January 1, 2013 in compliance in all material respects with all such material Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any material Permit is pending or, to the knowledge of the Seller, threatened.

(c)                                  The Seller is and has been, with respect to the Included Business, in compliance in all material respects with all applicable Privacy Laws, the Seller’s internal and external privacy policies, and all privacy and data security commitments and obligations of the Seller pursuant to any written agreement between the Seller and any party with respect to the privacy or security of customer or Personal Information related to the Purchased Assets, including any customer loan information or other customer information.  Neither the Seller nor any of its executive officers has received during the past three (3) years, any notice, order, complaint, or other communication from any Governmental Authority or any other Person alleging that the Seller is not in compliance with any Privacy Laws.

(d)                                 To the Seller’s knowledge, the Seller has not experienced any security breaches of customer or Personal Information with respect to the Included Business that would require the notification of any customer, employee, other individual, or law enforcement or government entity, or any remedial action under any applicable Privacy Law.  To the Seller’s knowledge, there are no pending or threatened complaints, actions, fines, or other penalties facing the Seller in connection with any such data security breaches.

(e)                                  The Seller has established and at all times maintained commercially reasonable safeguards against the destruction, loss, or alteration of customer data or Personal

Information in the possession or control of the Seller, which safeguards comply with all applicable Privacy Laws and any applicable contractual requirements.  The Seller has implemented and maintained commercially reasonable systems, security measures, and procedures to guard against the unauthorized access, alteration, or destruction of customer data or Personal Information, including the use of software which: (i) requires all users to enter a user identification and password prior to gaining access to the information systems; (ii) controls and tracks the addition and deletion of users authorized to access customer data or Personal Information; and (iii) controls and tracks user access to areas and features of the information systems.  Without limiting the generality of the foregoing, the Seller has implemented and maintained administrative, technical, and physical safeguards (x) to provide reasonable security and confidentiality of customer records and Personal Information, (y) to reasonably protect against any anticipated threats or hazards to the security or integrity of such records and information, and (z) to reasonably protect against unauthorized access to or use of such records or information by any party, including the Seller’s employees and contractors.

Section 3.8.                                 Litigation.  Except as set forth on Schedule 3.8 of the Disclosure Schedules, and except for any Actions commenced by Persons other than Governmental Authorities that would not reasonably be expected to result in a liability or loss in respect of the Included Business or the Purchased Assets of more than $150,000 individually or $500,000 in the aggregate, there is no Action pending or, to the knowledge of the Seller, threatened in connection with the Included Business or the Purchased Assets or the Seller’s ownership or operation thereof.  There is no Action pending or, to the knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Seller, threatened investigation by, any Governmental Authority relating to the Included Business, the Purchased Assets, the Seller’s ownership or operation thereof or the transactions contemplated by this Agreement or Ancillary Agreements.  There is no Action by the Seller pending, or which the Seller has commenced preparations to initiate, against any other Person in connection with the Included Business or the Purchased Assets.

Section 3.9.                                 Employees; Seller Benefit Plans.

(a)                                 Schedule 3.9(a) of the Disclosure Schedules sets forth a complete and accurate list of the names of all employee of the Seller and its Subsidiaries, specifying job titles and departments to which they are assigned.

(b)                                 Schedule 3.9(b) sets forth a complete and accurate list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each other material profit-sharing, bonus, compensation, severance, savings, fringe benefit, insurance, post-retirement health or welfare benefit, health, tuition refund, service award, company car, scholarship, relocation, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, stock option, stock purchase, restricted stock, stock ownership, equity compensation, pension, retirement, deferred compensation, individual employment, consulting, executive compensation, welfare, incentive, commission, payroll practices, short- or long-term disability, retention, non-competition, salary continuation, change in control or life insurance plan, program, policy, trust fund, contract or arrangement (whether written or unwritten, insured or self-insured), in any case, established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Seller or any of its Subsidiaries for the benefit of any current or former employee, officer, director, independent contractor, stockholder or other service provider of the Seller or any of its Subsidiaries or their dependents, spouses, or beneficiaries or with respect to which the Seller or any of its Subsidiaries has any liability, contingent or otherwise (collectively, the “Seller Benefit Plans”), in each case, in effect on the date hereof.  As applicable with respect to each Seller Benefit Plan, the Seller has made available to the Buyer true and complete copies of (i) each Seller Benefit Plan, including all amendments thereto, (ii) all current trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual report (Form 5500 and all schedules thereto) and (v) the most recent determination or opinion letter received from the IRS.

(c)                                  With respect to each Seller Benefit Plan, except as set forth on Schedule 3.9(c), (i) each Seller Benefit Plan, has been established, maintained and administered in all material respects in accordance with its terms and in accordance with applicable Law, including, but not limited to, ERISA and the Code, as applicable; (ii) no Seller Benefit Plan, is under audit or, to the Seller’s knowledge, investigation by any governmental entity or regulatory authority; (iii) all material payments required to be made by the Seller or any of its Subsidiaries under any Seller Benefit Plan, any Contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Seller Benefit Plans, applicable Law and GAAP; (iv)  there has been no amendment to or announcement by the Seller or any Subsidiary relating to, any Seller Benefit Plan which, at the time thereof, would reasonably be expected to increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year; (v) the Seller or its Subsidiary, as applicable, may amend or terminate such Seller Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination; (vi) no such Seller Benefit Plan is a self-insured arrangement.  As of the date hereof, there are no Actions pending, or to the knowledge of the Seller, threatened in writing, with respect to any Seller Benefit Plan (other than routine claims for benefits in the ordinary course of business); and (vii) to the Seller’s knowledge, there are no facts or circumstances that would be reasonably likely to subject the Seller or any of its Subsidiaries to any assessable payment under Section 4980H of the Code with respect to any period prior to the Closing Date.

(d)                                 At no time during the past completed six years, has the Seller or any of its Subsidiaries or any ERISA Affiliate (i) sponsored, maintained, contributed to or otherwise participated in or in any way had any liability, directly or indirectly, with respect to an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Section 302, Title IV of ERISA or Section 412, 430 or 4971 of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code or (ii) been required to contribute to, or incurred any “withdrawal liability” (within the meaning of Section 4201 of

ERISA) with respect to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).  No event has occurred and no condition exists that would subject the Seller or any of its Subsidiaries by reason of its affiliation with any current or former ERISA Affiliate to any material (i) Tax, penalty, fine, (ii) Encumbrance or (iii) other liability imposed by ERISA, the Code or other applicable Laws.  None of the Seller Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(e)                                  Each Seller Benefit Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) and that is intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) has received a favorable determination, opinion or advisory letter from the IRS to the effect that such Pension Plan and any related trust are qualified and exempt from U.S. federal income taxes under Sections 401(a) and 501(a) of the Code, respectively (or such Pension Plan or related trust has remaining a period of time under the Code or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable letter as to the qualified status of each such Pension Plan or related trust) and nothing has occurred since the date of such determination, opinion or advisory letter that could reasonably be expected to affect the qualified status of the Seller Benefit Plan.

(f)                                   Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is, in all material respects, in documentary compliance with, and since January 1, 2009 has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(g)                                  Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Seller or any of its Subsidiaries; (ii) limit or restrict the right of the Seller or any Subsidiary to merge, amend or terminate any Seller Benefit Plan; (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Seller Benefit Plan to any current or former employee of the Seller or any of its Subsidiaries; or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).  No current or former employee of the Seller or any of its Subsidiaries is entitled to receive any additional payment (including any tax gross-up or other payment) from the Seller or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

Section 3.10.                          Labor and Employment Matters.

(a)                                 Neither the Seller nor any of its Subsidiaries is a party to any labor or collective bargaining contract that pertains to any employees.  To the knowledge of the Seller, (a) there are no organizing activities or collective bargaining arrangements that could affect the Purchased Assets or Assumed Liabilities pending with respect to any employees, and (b) there are no lockouts, strikes, slowdowns or work stoppages pending or, to the knowledge of the Seller, threatened by or with respect to any employees.

(b)                                 The Seller and each of its Subsidiaries has complied in all material respects with all Laws relating to the hiring and employment of employees, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes.  With respect to each employee of the Seller and its Subsidiaries, the Seller and each of its Subsidiaries has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of I-9, and neither the Seller nor any of its Subsidiaries currently employs any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(c)                                  There is no unfair labor practice complaint against the Seller or any of its Subsidiaries pending before the National Labor Relations Board or any other governmental entity.

(d)                                 The Seller is not aware that (i) any employee of the Seller or any of its Subsidiaries has received an offer to join a business that is competitive with Parent’s and the Buyer’s business, or (ii) any employee of the Seller or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that would materially interfere with:  (A) the performance by such employee of any of his duties or responsibilities as an officer or employee of the Seller or any of its Subsidiaries; or (B) Parent’s and the Buyer’s business or operations.

(e)                                  Any individual who performs or performed services for the Seller or any of its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Seller is not an employee under applicable Laws or for any purpose, including, without limitation, for Tax withholding purposes or Seller Benefit Plan purposes.  Each of the employees of the Seller or any of its Subsidiaries has been properly classified by the Seller as “exempt” or “non-exempt” under applicable Law.

(f)                                   Neither the Seller nor any of its Subsidiaries is delinquent in payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

Section 3.11.                          Real Property.

(a)                                 Except as disclosed on Schedule 3.11 of the Disclosure Schedules, the Seller does not own or lease any real property related to, used or held for use in connection with the Purchased Assets.  The Leased Real Property constitutes all interests in real property related to, used or held for use in connection with the Purchased Assets and which are necessary for the continued operation of the Included Business as the Included Business is currently conducted.  The Seller has made available to the Buyer true and complete copies of underlying Contracts for the Leased Real Property (the “Real Property Leases”), together with all amendments, modifications or supplements, if any, thereto.  None of the Contracts related to the Leased Real Property have been modified in any material respect, except as described on Schedule 3.11.

(b)                                 Except as set forth on Schedule 3.11(b), with respect to the Real Property Leases (i) to the knowledge of the Seller, there are no unresolved material disputes under any Real Property Lease that are reasonably likely to result in a Parent Material Adverse Effect, (ii) the Seller is not obligated to pay any brokerage commission in connection any Real Property Lease, and (iii) the Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any portion of any Leased Real Property.

(c)                                  Except as described on Schedule 3.11(c) of the Disclosure Schedules, there are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Seller for the current or contemplated use of such real property.

(d)                                 To the knowledge of the Seller, there are no material defects or material adverse physical conditions affecting the Leased Real Property.  The Leased Real Property, including, without limitation, all structures and other buildings located thereon, (i) is in good repair, ordinary wear and tear excepted, has been properly maintained and is suitable for the purposes for which it is used, and (ii) is equipped with all utilities reasonably required to permit the Seller or its applicable Subsidiary to operate its activities in the ordinary course of business in all material respects.

Section 3.12.                          Intellectual Property.

(a)                                 Schedule 3.12 of the Disclosure Schedules sets forth a true and complete list of all:  (i) registered Marks, Patents and registered Copyrights included in the Seller Intellectual Property owned by the Seller, including any pending applications to register any of the foregoing (“Seller Registered IP”), identifying for each the jurisdiction in which such item has been registered or filed and the applicable application, registration, or other similar identification number; (ii) material computer software programs, applications, systems and databases owned or purported to be owned by the Seller included in the Seller Intellectual Property (“Proprietary Software”); and (iii) Seller Intellectual Property exclusively licensed to the Seller.

(b)                                 All Seller Registered IP is subsisting and, to the knowledge of the Seller, valid and enforceable, and the Seller has not received any notice or claim challenging the validity or enforceability of any Seller Registered IP or alleging any misuse of such Seller Registered IP.  None of the Seller Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Seller, no such action is or has been threatened. To the knowledge of the Seller, Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Seller Registered IP.

(c)                                  The Seller exclusively owns, free and clear of any and all Encumbrances, all Seller Intellectual Property owned or purported to be owned by the Seller, and has the right to use all other material Seller Intellectual Property.  The Seller has not received any notice or claim challenging its ownership of any of the Seller Intellectual Property owned or purported to be owned by the Seller.  To the knowledge of the Seller, neither the Seller Intellectual Property nor the conduct of the Included Business as currently conducted infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, the Intellectual Property of any third party.  To the knowledge of the Seller, no third party is infringing, misappropriating or otherwise violating any material Seller Intellectual Property.  The Seller has not received in the three (3) years prior to the date hereof any written communication relating to any actual, alleged, or suspected infringement, misappropriation, or other violation of any third-party Intellectual Property by the Seller pertaining to any Seller Intellectual Property.

(d)                                 No source code for any Proprietary Software has been delivered, licensed, disclosed or made available to any escrow agent or other Person who is not an employee of the Seller bound by written and enforceable confidentiality obligations.  To the knowledge of Seller, no Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that requires or conditions the use or distribution of such Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Proprietary Software that is not itself open source.

(e)                                  The Seller has used and currently uses commercially reasonable efforts to maintain the confidentiality of its material trade secrets, and maintains reasonable and appropriate security and data privacy procedures intended to safeguard such material trade secrets.  The operation of the Included Business, including the collection and dissemination of personal customer information, has been conducted in all material respects in accordance with all applicable laws relating to privacy, data security and data protection, and all applicable privacy policies adopted by any Seller.

(f)                                   The Seller has not transferred ownership of, or granted any exclusive license with respect to, any Seller Intellectual Property which is part of the Purchased Assets.  No loss or expiration of any of the Seller Intellectual Property which constitutes part of the Purchased Assets is pending or, to the knowledge of the Seller, threatened.

Section 3.13.                          Receivables.  All Receivables reflected on the balance sheets contained in the Carve-Out Financial Statements represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  To the Seller’s knowledge, all Receivables are current net of the respective reserves shown on the balance sheet in the Carve-Out Financial Statements (which reserves are adequate and calculated consistent with past practice).  To the knowledge of the Seller, (a) there is no contest, claim or right of recourse, defense, deduction, return of goods, counterclaim, offset or set-off under any Contract with any obligor of any Receivables related to the amount or validity of such Receivable, and (b) no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.

Section 3.14.                          Taxes.

(a)                                 The Seller (i) is, and has been since inception, an entity that is a partnership for US federal and applicable state income Tax purposes, (ii) has not made any filing with any Governmental Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for US federal income tax purposes, (iii) has not been, nor has any predecessor entity for which it is a successor been, treated as a corporation for US federal income tax purposes, and (iv) has not acquired assets of an entity taxable as a corporation for US federal income tax purposes by merger or liquidation of that entity.

(b)                                 The Seller and its Subsidiaries have timely filed (or have had timely filed on their behalf) with the appropriate Governmental Authorities all income Tax Returns and other material Tax Returns required to be filed with respect to the Included Business and the Purchased Assets (taking into account for this purpose any extensions), and such Tax Returns are complete and accurate in all material respects.

(c)                                  The Seller and its Subsidiaries have paid, or shall pay (by the due date, or the extended due date of the required filing), all material Taxes of or due with respect to the Purchased Assets or the Included Business that have or may have become due for all taxable periods ending on or before the Closing Date.

Section 3.15.                          Environmental Matters.  Except as disclosed on Schedule 3.15 in connection with the Included Business, Purchased Assets and Assumed Liabilities:

(a)                                 The Seller is and, since January 1, 2013, has been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Seller of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof) and applicable guidelines of Fannie Mae, in each case in connection with the ownership or use of the Purchased Assets. Without in any way limiting the generality of the foregoing, to Seller’s knowledge: (i) there are no underground storage tanks located at, on, in or under any Leased Real Property that are not in compliance in all material respects with applicable Environmental Laws, (ii) there is no friable asbestos contained in or forming part of any Leased Real Property requiring remediation by Seller pursuant to applicable Environmental Law, and (iii) no polychlorinated biphenyls (“PCBs”) or PCB-containing items are used or stored by the Seller at any Leased Real Property in violation of applicable Environmental Law.  The Seller has not received any written notice of liability pursuant to Environmental Laws for any on-site or off-site locations where it has stored, disposed or arranged for the disposal of Hazardous Substances, which is unresolved.

(b)                                 There is no Environmental Claim pending or, to the Seller’s knowledge,  threatened against the Seller or, to the knowledge of the Seller, against any person or entity whose liability for any Environmental Claim the Seller has retained or assumed either contractually or by operation of law, in each case in connection with the Included Business or Purchased Assets.

(c)                                  There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Substance, which would reasonably be expected to form the basis of any Environmental Claim against the Seller or, to the knowledge of the Seller, against any person or entity whose liability for any Environmental Claim the Seller has retained or assumed either contractually or by operation of law, in each case in connection with the Included Business or Purchased Asset.

(d)                                 The Seller does not undertake responsibility for, and has not undertaken responsibility for, the Hazardous Substance handling or disposal practices related to, or participated in the management of (as that phrase is defined in CERCLA), or exercised day-to-day decision-making control over environmental compliance related to, or exercised control at a level comparable to that of a manager of, any of the real properties securing the Mortgage Loans while such real properties were in the possession or control of a borrower.

(e)                                  The Seller has delivered or otherwise made available to the Buyer complete and correct copies of all material studies, audits, assessments, reports, data, memoranda and results of investigations in its possession or control relating to Hazardous Substances or environmental matters in connection with the Included Business, other than in connection with Mortgage Loans.

(f)                                   For purposes of this Agreement:

(i)                                     “Environmental Claim” means any claim, action, cause of action, announced investigation or written notice by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Substances at any location, whether or not owned or operated by the Seller, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

(ii)                                  “Environmental Laws” means any Laws of any Governmental Authority relating to pollution or protection of the environment, natural resources, or human health and safety, including the release or threatened release, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances.

(iii)                               “Hazardous Substances” means (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the

Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their relevant and applicable state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead or lead-based paint, polychlorinated biphenyls, asbestos or asbestos-containing materials, and radioactive materials; (E) any other pollutant or contaminant; and (F) any hazardous or toxic chemical, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iv)                              “Release” has the meaning set forth in section 101(22) of CERCLA.

Section 3.16.                          Seller Contracts.

(a)                                 Except as set forth in Schedule 3.16 of the Disclosure Schedules, there are no Seller Contracts of the following nature applicable to or affecting the Included Business (the Seller Contracts, set forth in Schedule 3.16 are hereby defined as the “Material Contracts”):

(i)                                     any broker, distributor, dealer, agency, sales promotion, market research, marketing, consulting or advertising Contract involving payments to or by the Seller in excess of $100,000 on an annual basis;

(ii)                                  any Contract for the purchase by the Seller of goods or services involving total annual payments in excess of $100,000;

(iii)                               any Contract relating to or evidencing indebtedness of the Seller in connection with Purchased Assets or the Included Business, including the Assumed Credit Agreements, mortgages, other grants of security interests, guarantees or notes;

(iv)                              any Contract with FHA, Freddie Mac, Ginnie Mae or other Governmental Authority or with Fannie Mae;

(v)                                 any Contract with any Related Party of the Seller;

(vi)                              any Contract involving payments to or by the Seller in excess of $100,000 annually that requires a consent to or otherwise contains a provision relating to a “change of control,” an “assignment” or “deemed assignment,” or that requires a consent to assignment or change of control, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(vii)                           any Contract that limits, or purports to limit, the ability of the Seller or the Included Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Seller or the Included Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii)                        any Contract pursuant to which the Seller is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property, including the Real Property Leases or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $100,000;

(ix)                              any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $100,000;

(x)                                 any Contract relating in whole or in part to any Seller Intellectual Property;

(xi)                              any joint venture or partnership, merger, asset or stock purchase or divestiture Contract;

(xii)                           any Contract relating to settlement of any administrative or judicial proceedings within the past five years under which there are any material ongoing obligations with respect to the Included Business;

(xiii)                        any Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Included Business, requiring payments by the Included Business in excess of $100,000 per annum;

(xiv)                       any Contract to buy or sell Mortgage Loans or any Servicing Agreement;

(xv)                          any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby;

(xvi)                       any hedging, futures, options or other derivative Contract; and

(xvii)                    any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $100,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Seller without penalty or further payment and without more than 30 days’ notice or (C) is material to the Purchased Assets or the Assumed Liabilities or business, operations, assets, financial condition, results of operations or prospects of the Included Business, taken as a whole.

(b)                                 Each Material Contract is a legal, valid, binding and, assuming the due execution and delivery by the other parties thereto, enforceable agreement and is in full force and effect, except as such enforceability may be limited by the Bankruptcy and Equity Exception. Neither the Seller nor, to the knowledge of the Seller, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any of the Seller Contracts, nor has the Seller received any written claim of any such breach, violation or default. The Seller has delivered of made available to the Buyer true and complete copies of all Material Contracts that are Seller Contracts, including any amendments thereto.

Section 3.17.                          Conduct of Business.  Except as set forth on Schedule 3.17, the Seller has conducted and operated the Included Business with respect to the Purchased Assets only through the Seller and not through any direct or indirect Subsidiary or Affiliate of the Seller or other entity or organization.

Section 3.18.                          Mortgage Loans and Acquired Servicing Portfolio.

(a)                                 Except as set forth on Schedule 3.18(a), the Seller is not now, and has not been since January 1, 2013, subject to any fine, penalty, compensatory fee, suspension, settlement or other agreement, settlement or other administrative agreement or sanction by, or any cancellation or reduction in any loan purchase commitment or increase in loss sharing from HUD, Fannie Mae, Freddie Mac, or any other federal or state agency relating to the origination, underwriting, sale or servicing of mortgage or consumer loans with respect to the Purchased Assets.  Except as set forth in Schedule 3.18(a) of the Disclosure Schedules, the Seller has not received any notice, nor does it have any reason to believe, that Fannie Mae will propose to limit, place on pre-review or terminate the underwriting authority of the Seller or to increase the guarantee fees payable to Fannie Mae or reduce the servicing fee to the Seller with respect to the Purchased Assets to the extent applicable to the Purchased Assets.  Since January 1, 2013, there has been no written demand made to the Seller or any of their Affiliates for the repurchase of a Mortgage Loan due to the alleged breach of any representation, warranty or covenant with respect to the mortgage applicable to such Mortgage Loan, or due to alleged fraud relating to such Mortgage Loan.  The Seller is in compliance in all material respects with all applicable federal, state and local Laws, including to the extent applicable, the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, USA Patriot Act of 2001, Bank Secrecy Act, the Flood Disaster Protection Act and all HUD, Fannie Mae, Freddie Mac, other investor and mortgage insurance company requirements relating to the origination, underwriting, sale and servicing of mortgage and consumer loans.

(b)                                 The Seller has complied in all material respects with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers as applicable to each Mortgage Loan.  With respect to the Agency Loans, the Seller has complied in all material respects with origination and servicing standards promulgated by the Agencies and set forth in the applicable Agency Agreements.  With respect to the Non-Agency Mortgage Loans, the Seller has complied in all material respects with the origination and servicing standards mandated under each of the applicable Servicing Agreements.

(c)                                  The Seller has not engaged any subservicers, subcontractors or other agents to perform any of its duties under any of the Servicing Agreements, other than engagements that are permitted by, and are in compliance in all material respects with the requirements of, the applicable Servicing Agreements, and all fees and expenses due and payable to any such subservicer, subcontractor or agent as of the Closing Date have been paid, or will be paid before overdue, by the Seller. No portion of the servicing fee payable under a Servicing

Agreement has been sold, transferred, assigned or pledged by the Seller to any third party other than to the Seller’s lenders under the Assumed Credit Agreements.

(d)                                 All of the Agency Loans originated by the Seller meet in all material respects the underwriting requirements and otherwise conform in all material respects to all of the Applicable Requirements and all waivers, including those related to underwriting, servicing and loan documentation, have been duly documented in the appropriate Agency systems, accepted by the applicable Agency to the extent required, delivered to the applicable Agency to the extent required and the Seller is in compliance in all material respects with such waivers and conditions thereto.  The Seller has not received any notice from an Agency that it has terminated or intends to terminate the Seller’s license or any of the Agency Agreements.

(e)                                  Schedule 3.18(e) of the Disclosure Schedules sets forth a true and complete list of all Mortgage Loans, excluding Pipeline Loans, included in the Acquired Servicing Portfolio as of the date of such Schedule (which shall not be more than three Business Days prior to the date of this Agreement) and shall be updated by the Seller and provided to the Buyer on the date five Business Days prior to the Closing and the information contained on such updates to Schedule 3.18(e) of the Disclosure Schedules shall be complete, true and correct in all material respects as of its date.  All of the Mortgage Loans have been made and maintained (including the risk rating of the Mortgage Loans) in the ordinary course of business, in accordance with the Seller’s customary lending standards and written loan policies and in compliance in all material respects with all applicable Law, and to the extent originated pursuant to an Agency Agreement, such applicable Agency Agreement.  With respect to the Mortgage Loans, the Seller has complied in all material respects with any applicable federal or state Laws including applicable Laws on consumer credit, equal credit opportunity and truth-in-lending.

(f)                                   The Seller’s loan files for the Mortgage Loans (the “Loan Files”), contain copies of all originally executed notes, leases and other evidences of any indebtedness, including copies of all originally executed loan agreements, loan participation agreements and certificates, control agreements, security agreements, mortgages, guarantees, UCC financing statements and similar documents evidencing collateral or other financial accommodations relating to the Mortgage Loans (such originally executed documents, the “Loan Documents”).  The Seller has delivered the required Loan Documents relating to each Agency Loan to the applicable Agency, or its custodian in accordance with the applicable Agency Agreement, and maintains copies of such Loan Documents in its Loan Files.  The Loan Files (both electronic and physical) and all related Servicing and Underwriting Files are complete and accurate in all material respects and accurately reflect the payment history through the applicable date thereof, the outstanding balance of the Mortgage Loan, as of the date indicated therein, and all receipts and any default notices pertaining to the Mortgage Loan, from the obligors thereof and all credits to which such obligors are entitled as of the date indicated therein.  The Seller has previously furnished the Buyer a loan data tape dated as of June 30, 2015 containing information regarding the loans owned or serviced by the Seller as of the date thereof. The information contained on such loan data tape is complete, true and correct in all material respects as of the date thereof and shall be updated by the Seller (i) from time to time prior to Closing as reasonably requested by the Buyer and (ii) on the date five Business Days prior to the Closing and the information contained on such updates to the loan data tape shall be complete, true and correct in all material respects as of the date of each such update.

(g)                                  No taxes or other liability of the Seller shall accrue against or be collected from the Buyer out of any Mortgage Loan by reason of the transactions contemplated hereby.  The Seller has paid or caused to be paid, or will pay, or cause to be paid, by the due date, including extensions, any and all license, franchise, intangible, stamp, transfer, doing business or mortgage tax or other tax or fee due and owing to any state where a Mortgage Loan originated, or any political subdivision thereof, arising from or relating to any Mortgage Loan.

(h)                                 Neither the Seller nor any of its Representatives has been guilty of any civil or criminal fraud with respect to the creation of any Mortgage Loan or with respect to the transactions contemplated hereby.

(i)                                     Except as set forth in Schedule 3.18(i) of the Disclosure Schedules, no Mortgage Loan is 30 days or more past due as of the date of such Schedule (which shall not be more than one Business Day prior to the date of this Agreement) in the payment of any required principal or interest or on non-accrual status, or to the Seller’s knowledge is otherwise subject to any default or event of default that, with the passage of time or giving of notice, would permit acceleration of the full principal due thereon.

(j)                                    The servicing practices of the Seller used with respect to the Mortgage Loans have been prudent, safe and sound servicing practices and consistent with commercially reasonable practices in the industry and have been in compliance in all material respects with all applicable Law, and in the case of Agency Loans, with the applicable Agency Agreement, and in the case of the Non-Agency Mortgage Loans, with the applicable Servicing Agreement.

(k)                                 No borrower, customer or other party in connection with the Mortgage Loans has notified the Seller, or has asserted against the Seller, in each case in writing, any “lender liability” or similar claim.

(l)                                     The Seller has made no commitment to make or modify the terms and conditions of any Mortgage Loan other than as set forth in the Loan Files.  Except as disclosed in Schedule 3.18(l) of the Disclosure Schedules, no obligor under any Mortgage Loan is entitled to any further advances of loan proceeds.  No Mortgage Loan is cross-collateralized with any other loan except as set forth in Schedule 3.18(l) of the Disclosure Schedules.  To the Seller’s knowledge, any insurance with respect to, or required to be maintained by the terms of, any Mortgage Loan is in full force and effect and the Seller has complied with all applicable provisions of any insurance contract or applicable Law with respect to such insurance.

(m)                             As of the date hereof, the Seller has received signed applications and deposits for each of the Pipeline Loans.  Schedule 3.18(m) of the Disclosure Schedules sets forth a true and complete list of Pipeline Loans as of the date as of the date of such Schedule (which shall not be more than five Business Days prior to the date of this Agreement).

(n)                                 All Mortgage Loans Held for Sale owned by the Seller which have been “rate locked”, originated and for which the Seller has entered into a mandatory commitment with

Fannie Mae, FHA, Freddie Mac or other investor are, to the Seller’s knowledge, in full compliance with all terms and conditions of such commitments, and, to the Seller’s knowledge, all data set forth in such commitments and related documents are true and correct.  Schedule 3.18(n) of the Disclosure Schedules sets forth a true and complete list of such Mortgage Loans Held for Sale.  Except as set forth on Schedule 3.18(n), no Mortgage Loan Held for Sale is (i) past due with respect to any scheduled payment of principal or interest for a period of time that is outside the requirements of any applicable Warehouse Line, (ii) subject to a foreclosure action or other mortgage default legal proceeding by the Seller or any Agency or (iii) subject to bankruptcy proceedings commenced by or in respect of the borrower.

(o)                                 To the Seller’s knowledge, there are no facts or circumstances that would delay or prevent any Mortgage Loan to be duly purchased by Fannie Mae, FHA, Freddie Mac or any other party in compliance with their respective commitments.

(p)                                 All escrow accounts and custodial accounts held by or subject to control of the Seller are being and have been maintained in compliance in all material respects with applicable Law and the applicable Servicing Agreement.

(q)                                 The Seller maintains accounts in respect of amounts of cash and cash equivalents required to be pledged for the benefit of Fannie Mae to secure the Seller’s obligations under its Fannie Mae DUS program, including under the letter of credit under the Assumed Credit Agreement with Bank of America, N.A.

(r)                                    Schedule 3.18(r) of the Disclosure Schedules sets forth the amount of each Advance as of the date hereof (the “Servicing Advance Schedule”), except with respect to any Advance made in connection with a Servicing Agreement between the Seller and Fannie Mae.  Each Advance is a valid and subsisting amount owing to the Seller, made in accordance with and payable at the times and in accordance with the provisions of the applicable Servicing Agreement or other agreement between lender and servicer, and is a legal, valid and binding reimbursement right, and is enforceable in accordance with its terms (except as such enforceability may be limited by the Bankruptcy and Equity Exception), and is not subject to any claims, right to payment or equitable remedy defenses or set-off arising from acts or omissions of the Seller.  The information set forth in the Servicing Advance Schedule is true, complete and correct in all material respects as of the date thereof.

Section 3.19.                          Information Supplied.  None of the information supplied or to be supplied by the Seller specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 3.20.                          Brokers.  Except for Wells Fargo Securities, LLC, the fees of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

Section 3.21.                          Affiliate Interests and Transactions.

(a)                                 Except as set forth in Schedule 3.21(a) of the Disclosure Schedules, no Related Party of the Seller: (i) owns, directly or indirectly, any equity or other financial or voting interest in any competitor of the Included Business, excluding (A) investments in mutual funds and (B) passive ownership of less than 2% of the equity securities of any such competitor; (ii) owns, directly or indirectly, or has any financial interest in any property (real or personal, tangible or intangible) used in the Included Business; or (iii) has any business dealings or a financial interest in any transaction with the Included Business or with the Seller involving the Included Business or any of the Purchased Assets (including Contract related to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters), “other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.  Except as set forth in Schedule 3.21(a) of the Disclosure Schedules, there are no outstanding notes payable to, accounts receivable from or advances by the Included Business or by the Seller in connection with the Included Business or involving any assets thereof to any Related Party of the Seller, and neither the Included Business nor the Seller in connection with the Included Business is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Seller.  Since the Balance Sheet Date, neither the Included Business nor the Seller in connection with the Included Business has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Seller, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Except for the Management Agreement or as set forth in Schedule 3.21(b) of the Disclosure Schedules, there are no Contracts between Parent, the Buyer or any of their respective Subsidiaries and the Seller or any Related Party of the Seller related to the Purchased Assets or the Included Business.

Section 3.22.                          Insurance.  Schedule 3.22 of the Disclosure Schedules sets forth a true and complete list of all casualty, general liability, product liability and all other types of insurance maintained with respect to the Included Business and the Purchased Assets, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due.  The Seller has not received notice of, nor to the knowledge of the Seller is there, any threatened, cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  No claim currently is pending under any such policy involving an amount in excess of $100,000.

Section 3.23.                          Capital Structure of Seller.  As of the date hereof, Ivan Kaufman beneficially owns or controls all of the voting power and more than a majority of the economic rights represented by the membership interests of the Seller.

Section 3.24.                          Transferred Employee Non-Competition Agreements.  Except as set forth on Schedule 3.24, there are no non-competition agreements or other similar agreements or arrangements or any non-competition or similar provisions of any Contract between each Transferred Employee and the Seller.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE BUYER

Except as set forth in the Disclosure Schedules of Parent and the Buyer attached hereto, each of Parent and the Buyer hereby jointly and severally represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

Section 4.1.                                 Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  As of the date hereof, Parent is organized to qualify as a real estate investment trust for United States federal income tax purposes.  The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2.                                 Authority.  Each of Parent and the Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and, subject to obtaining Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby.  Other than Parent Stockholder Approval, the execution, delivery and performance by each of Parent and the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Parent and the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action or partnership action, as applicable.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which Parent and the Buyer will be a party will have been, duly and validly executed and delivered by each of Parent and the Buyer.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Parent or the Buyer will be a party will constitute, the legal, valid and binding obligations of Parent or the Buyer, respectively, enforceable against Parent and the Buyer, in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

Section 4.3.                                 No Conflict; Required Filings and Consents.

(a)                                 Except as set forth in Schedule 4.3(a) of the Disclosure Schedules, the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the charter or bylaws or other equivalent documents of Parent or the Buyer;

(ii)                                  conflict with or violate any Law applicable to Parent or the Buyer; or

(iii)                               result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Parent or the Buyer is a party, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, have a Parent Material Adverse Effect or would reasonably be expected to do so.

(b)                                 Except as set forth on Schedule 4.3(b) of the Buyer Disclosure Schedules and except for the filing with the SEC of (i) the Proxy Statement and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act, the Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Parent or the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for any filings required to be made under the HSR Act.

Section 4.4.                                 Financing.  Subject to the consummation of Parent Offering (if applicable), as of the Closing Date, the Buyer will have, sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.5.                                 Brokers.  Except for J.P. Morgan Securities LLC, the fees of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or the Buyer.

Section 4.6.                                 Voting Requirements.  The affirmative vote at Parent Stockholders Meeting (the “Parent Stockholder Approval”) by (i) the affirmative vote of at least a majority of the votes cast by the stockholders entitled to vote on the matter and (ii) the affirmative vote of at least a majority of the outstanding shares of Parent entitled to vote on the matter other than the votes of shares owned of record or beneficially by the Seller or their respective Affiliates, is necessary to approve the transactions contemplated hereby, including the issuance of Buyer OP Units contemplated by this Agreement.  Parent Stockholder Approval is the only vote of holders of any securities of the Buyer or its Subsidiaries necessary to approve the transactions contemplated by this Agreement.

Section 4.7.                                 Information Supplied.  None of the information supplied or to be supplied by the Buyer specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Buyer respect to statements made or incorporated by reference therein based on information supplied by the Seller specifically for inclusion or incorporation by reference in the Proxy Statement included therein.

Section 4.8.                                 Capitalization.

(a)                                 As of December 31, 2015, the authorized capital stock of Parent consisted of 600,000,000 shares of stock, of which 500,000,000 were designated Parent Common Stock and 100,000,000 were designated preferred stock, par value $0.01 (“Parent Preferred Stock”).  As of February 24, 2016, 50,962,516 shares of Parent Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  As of February 24, 2016, (i) 1,551,500 shares of Parent Preferred Stock designated as 8.25% Series A were issued and outstanding, (ii) 1,260,000 shares of Parent Preferred Stock designated as 7.75% Series B were issued and outstanding and (iii) 900,000 shares of Parent Preferred Stock designated as 8.50% Series C were issued and outstanding and all such shares of Parent Preferred Stock were duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(b)                                 The Buyer OP Units to be issued pursuant to this Agreement, together with the shares of Parent Common Stock issuable upon the conversion of such Buyer OP Units pursuant to the terms of such Buyer OP Units, when issued as contemplated herein or therein, will be duly authorized, validly issued, fully paid, non-assessable, and free of preemptive rights and Encumbrances, except for restrictions on transfer imposed under applicable securities Laws.  The issuance of such shares of Parent Common Stock issuable upon conversion of the Buyer OP Units when issued will not contravene any Law or the rules and regulations of The New York Stock Exchange.

ARTICLE V.

COVENANTS

Section 5.1.                                 Conduct of Business Prior to the Closing.

(a)                                 Conduct of the Seller.  Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, the Seller shall cause the Included Business, including the servicing of the Acquired Servicing Portfolio and the Mortgage Loans Held for Sale, to be conducted only in the ordinary course of business consistent with past practice, and shall use commercially reasonable efforts to preserve substantially intact the Included Business, use commercially reasonable efforts to keep available the services of the employees of the Seller or any of its Subsidiaries and consultants of the Seller and use commercially reasonable efforts to preserve the current relationships of the Seller with customers, suppliers and other persons with which the Seller has significant business relations.

By way of clarification and not limitation, between the date of this Agreement and the Closing Date, except as set forth on Schedule 5.1(a) of the Disclosure Schedules, the Seller shall not do or propose to do, directly or indirectly, unless with respect to Sections 5.1(a)(iii), (v), (x) and (xv) such action is in the ordinary course of the Seller’s business and consistent with past practice, any of the following in connection with the Included Business, the Purchased Assets or Assumed Liabilities without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed:

(i)                                     issue, sell, pledge, exclusively license, transfer, abandon, dispose of or otherwise subject to any Encumbrance any Purchased Assets, other than (i) pledges of Mortgage Loans Held for Sale pursuant to the Assumed Credit Agreements, and (ii) sales of Mortgage Loans to Fannie Mae, FHA/Ginnie Mae, Freddie Mac or a conduit lender, in each case in the ordinary course of business consistent with past practice;

(ii)                                  (x) amend, waive or modify in any material respect or consent to the termination of any Material Contract, or amend, waive or modify in any material respect or consent to the termination of the Seller’s rights thereunder, or (y) enter into any Contract that would qualify as a Material Contract under clause (iii), (v), (vi), (vii), (xii), (xvi) or (xviii) of the definition of “Material Contract” or (z) enter into any other Contract in connection with the Purchased Assets other than in the ordinary course of business consistent with past practice;

(iii)                               (A)(x) grant or announce any increase in the compensation, salaries, bonuses, severance, termination, retention or change-in-control pay or other benefits payable or to become payable or the benefits provided to its employees or (y) accelerate the vesting or payment of the compensation or benefits payable or available to any employee, other than as required by applicable law, pursuant to any plans, programs or agreements existing on the date hereof or other increases made in the ordinary course of business consistent with the past practices of the Seller or any of its Subsidiaries, as applicable; (B) adopt, establish, amend or terminate any Seller Benefit Plan, or any agreement, plan, policy or arrangement that would constitute a Seller Benefit Plan if it were in existence on the date hereof, in each case, other than as required by applicable law or the terms of a Seller Benefit Plan in effect on the date hereof;

(iv)                              enter (or commit to enter) into, amend, terminate or extend any collective bargaining agreement or agreement with a works council or other union (or enter into negotiations to do any of the foregoing);

(v)                                 make, revoke or modify any material Tax election, settle or compromise any material Tax liability with respect to the Purchased Assets;

(vi)                              cancel, compromise, waive or release any material right or claim relating to the Purchased Assets, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Included Business or the Purchased Assets, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(vii)                           permit the lapse of any existing policy of insurance relating to the Included Business or Purchased Assets that is not replaced with a substantially similar insurance policy;

(viii)                        take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Seller in this Agreement or any Ancillary Agreement to be untrue in any material manner or result in a breach of any covenant made by the Seller in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Seller Material Adverse Effect;

(ix)                              except in connection with the origination, sale and servicing of Mortgage Loans in the ordinary course of business consistent with past practice, including, without limitation, entering into additional Warehouse Lines having terms and conditions consistent with past practice, incur, assume or guarantee any indebtedness for borrowed money for any Person or issue any debt securities or otherwise become responsible for, the obligations of any Person, or make any loans or advances;

(x)                                 authorize or make any commitment with respect to any single capital expenditure for the Included Business that is in excess of $100,000 or capital expenditures which are, in the aggregate in excess of $250,000 for the Included Business, taken as a whole;

(xi)                              authorize or make any commitment with respect to, any single Contract for the Purchased Assets that involves a future or potential liability or receivable, as the case may be, in excess of $100,000 over any 12-month period, other than commitments that can be terminated by the Seller on not more than ninety (90) days’ notice with payment of less than $50,000;

(xii)                           enter into any Contract with any Related Party of the Seller (other than Parent or any of its Subsidiaries) relating to the Purchased Assets or the Included Business;

(xiii)                        fail to pay or file when due any payment necessary to maintain the effectiveness of the Seller Intellectual Property or otherwise abandon any Seller Intellectual Property;

(xiv)                       permit the lapse of any right relating to material Seller Intellectual Property or any other material intangible asset used or held for use in connection with the Included Business;

(xv)                          commence or settle any Action relating to the Purchased Assets, Included Business or Assumed Liabilities in excess of $100,000 individually or $250,000 in the aggregate or that could reasonably be expected to result in a material restriction on the Included Business;

(xvi)                       enter into any lease of real or person property or any renewals thereof in connection with the Included Business involving a term of more than one (1) year or rental obligation exceeding $100,000 per year in any single case;

(xvii)                    make any change in any method of accounting or accounting practice or policy affecting the financial statements of the Included Business, except as required by GAAP;

(xviii)                 acquire (by merger or stock or asset purchase or otherwise) any corporation, partnership, other business organization that is engaged in a business similar to the Included Business or any material business or division thereof or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement with any entity that is engaged in a business similar to the Included Business;

(xix)                       pay out or otherwise remove any cash or cash equivalents from the Freddie Mac Cash Collateral Account; or

(xx)                          agree or commit to do any of the foregoing.

(b)                                 Conduct of Parent.  Between the date of this Agreement and the Closing Date, unless the Seller shall otherwise agree in writing, Parent shall, and shall cause its Subsidiaries to, cause its business to be conducted only in the ordinary course consistent with past practice, and shall use commercially reasonable efforts to preserve substantially intact the organization of Parent, use commercially reasonable efforts to keep available the services of employees and consultants of Parent and use commercially reasonable efforts to preserve the current relationships of Parent with customers, suppliers and other persons with which Parent has significant business relations; provided, that in no event shall Parent be deemed to breach this Section 5.1(b) in the event of any action taken, or caused to be taken, by ACM or any of its employees or agents on behalf of Parent or its Subsidiaries pursuant to the Management Agreement to the extent not previously approved by the Special Committee.  Between the date of this Agreement and the Closing Date, except as set forth on Schedule 5.1(b) of the Disclosure Schedules, Parent shall not do or propose to do, directly or indirectly, unless such action is contemplated by the terms of this Agreement or the Ancillary Agreements or in the ordinary course of the business of Parent and its Subsidiaries, any of the following without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed:

(i)                                     acquire (by merger or stock or asset purchase or otherwise) any corporation, partnership, other business organization or any material business or division thereof that, at the time such action is taken, to the knowledge of Parent, would be likely to prevent the Closing;

(ii)                                  amend the charter or bylaws of Parent, the partnership agreement of the Partnership or the limited liability company agreement of the TRS in any manner that would prohibit or hinder, impede or delay in any material respect the consummation of the transactions contemplated hereby or have a material and adverse impact on the value of Parent Common Stock;

(iii)                               declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on Parent Common Stock as described Schedule 5.1(b) of the Disclosure Schedules and other than dividends or distributions with a record date after the Closing Date;

(iv)                              take any action, or intentionally fail to take any action, that would cause any representation or warranty made by Parent or the Buyer in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Buyer in this Agreement or any Ancillary Agreement and in each case such breach or failure to perform would give rise to the failure of a condition in Section 7.2(a) or has or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2.                                 Covenants Regarding Information.

(a)                                 From the date hereof until the Closing Date, upon reasonable notice, except as otherwise prohibited by applicable Law or as would reasonably be expected to breach the confidentiality provisions of any contract (it being understood that the parties hereto shall use commercially reasonable efforts to cause such information to be provided in a manner that does not result in such breach), the Seller shall afford the Buyer and its Representatives reasonable access to the properties, offices and other facilities, employees, and books and records, and shall furnish the Buyer with such financial, operating and other data and information to the extent relating primarily to the Purchased Assets, the Included Business and Assumed Liabilities as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Seller.

(b)                                 The Seller shall provide the Buyer such information as the Buyer reasonably requests in order for it to take advantage of its status as a “successor employer” under Sections 3121(a)(1) and 3306(b)(1) of the Code.

(c)                                  On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer all original agreements, documents, books and records and files stored on computer disks or tapes or any other storage medium in the possession of the Seller relating to the Purchased Assets, the Included Business or the Assumed Liabilities.

(d)                                 In order to facilitate the resolution of any claims made by or against or incurred by the Buyer, the Seller shall (i) retain the books and records of the Seller that do not constitute Business Records but may nevertheless relate to a claim or other proceeding under this Agreement, (ii) upon reasonable notice, afford the Buyer and its Representatives reasonable access (including for inspection and copying, at the Buyer’s expense), during normal business hours, to such books and records and (iii) furnish the Buyer and its Representatives reasonable assistance (at the Buyer’s expense), including access to personnel, in connection with such claims and other proceedings; provided that such access shall be granted until the later of five years following the Closing and the expiration date of the applicable statute of limitations with respect to Tax matters.  The Seller shall not destroy any such books and records without providing the Buyer with written notice detailing the contents of such books and records, and providing the Buyer with the opportunity to obtain such books and records at least 60 days prior to the destruction thereof.

(e)                                  From the date hereof until the Closing Date, the Seller shall deliver to the Buyer quarterly updates to the balance sheet and statement of income and cash flows contained in the Carve-Out Financial Statements within 45 days of the end of each calendar quarter.

Section 5.3.                                 Exclusivity.  The Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, they shall not, and shall take all action necessary to ensure that none of their respective Affiliates or any of its respective Representatives shall:

(a)                                 solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Purchased Assets or the Included Business, whether effected by sale of assets, sale of stock, merger or otherwise; or

(b)                                 participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  The Seller and its respective Affiliates immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

The Seller shall notify the Buyer promptly, but in any event within one Business Day, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made.  Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact.  The Seller shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller is a party, without the prior written consent of the Buyer.

Section 5.4.                                 Ancillary Agreements.  The Seller, Buyer and Parent agree to negotiate in good faith, prior to Closing, the terms of (i) the Freddie Mac I/O Strip Assignment Agreement under which the Freddie Mac I/O Strip and the Assumed Liabilities related thereto shall be transferred to the Partnership and (ii) the A&R Management Agreement.

Section 5.5.                                 Notification of Certain Matters.  Prior to the Closing Date, each party hereto shall give prompt written notice to the other party of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of such party contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Seller Material Adverse Effect or Parent Material Adverse Effect, (iii) any failure of any party hereto or any of its Affiliates to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the other party’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the party’s knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements or that would have been required to be disclosed pursuant to Section 3.8 if it had been pending on the date of this Agreement.  If any event requires any change to the Schedules to this Agreement, then the Seller shall promptly deliver to the Buyer a supplement to the Schedules specifying such change.  If such updated Schedule reflects any event occurring or arising at any time after the date of this Agreement and prior to the date on which each of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) is satisfied or waived in writing by the appropriate party, as applicable, then the specified representations and warranties made by the Seller will be deemed automatically modified to reflect such event as of the date that such event occurs or arises and the delivery of any such updated Schedules will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such event.  The Buyer will not have the right to terminate this Agreement on account of any such update of the Schedules unless the event giving rise to such updated disclosure would cause any of the conditions in Section 7.3(a) to not be satisfied assuming such event existed as of the Closing Date.

Section 5.6.                                 Bulk Transfer Laws.  The Buyer hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer (other than any obligations with respect to the application of the proceeds therefrom).  Pursuant to the provisions of this Agreement, the Seller has agreed to indemnify the Buyer against any and all liabilities that may be asserted by third parties against the Buyer as a result of the Seller’s noncompliance with any such law.

Section 5.7.                                 Employee Matters.

(a)                                 Effective as of the Closing, the Buyer (or its Affiliate) shall assume the Seller Benefit Plans specifically identified on Schedule 5.7(a) (all such Seller Benefit Plans, the “Assumed Benefit Plans”); provided, however, that notwithstanding the foregoing, the Buyer (or its Affiliate) may, in its sole discretion, amend, suspend or terminate any such plan at any time in accordance with its terms.  The Buyer (or its Affiliate) and the Seller shall take such actions and execute and deliver all documents and furnish all notices with respect to the Assumed Benefit Plans as are necessary and reasonably requested by the other parties to cause the Assumed Benefit Plans to be assigned to and assumed by the Buyer (or its Affiliate) effective as of the Closing. At least thirty (30) days prior to the Closing, the Seller will supply the Buyer (or its Affiliate) with (i) all records concerning participation, vesting, accrual of benefits, payment of benefits, and election forms of benefits under each Assumed Benefit Plan and (ii) any other information reasonably requested by the Buyer (or its Affiliate) as necessary or appropriate for the administration of each Assumed Benefit Plan.

(b)                                 The Buyer and the Seller agree to use the “alternate procedure” set forth in Section 5 of Revenue Procedure 2004-53 with respect to wage reporting for the Transferred Employees on Forms W-2 for the calendar year in which the Closing occurs.  Seller will provide promptly (and in no event later than ten (10) days) following the Closing such documents and other information to Buyer as are necessary in order to enable Buyer to timely satisfy its obligations under this subsection, including providing to Buyer all IRS Forms W-4 and W-5 on file with respect to each Transferred Employees.

(c)                                  Effective as of the Closing, the Buyer or its affiliates shall provide COBRA continuation coverage to the employees of the Seller who are “M&A Qualified Beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9 Q&A-4(a)) in connection with the transactions contemplated by this Agreement at such employee’s expense.  Seller will provide promptly (and in no event later than ten (10) days) following the Closing such documents and other information to Buyer as are necessary in order to enable Buyer to timely satisfy its obligations under this subsection.

(d)                                 This Section 5.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.7, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.7.  Nothing contained herein, express or implied, is intended to confer upon any employee of the Seller or any of its Subsidiaries or any Transferred Employee any right to continued employment for any period or continued receipt of any specific employee benefit, shall constitute an amendment to or any other modification of any Seller Benefit Plan, or create any right to compensation or benefits of any nature or kind whatsoever.

Section 5.8.                                 Confidentiality.

(a)                                 Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated July 15, 2015 between Parent and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.8(a) shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)                                 For a period of three years following the Closing Date, the Seller shall not, and the Seller shall cause its Affiliates and the respective Representatives of the Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Seller or such Affiliate reasonably determines it is legally obligated to disclose (based on the advice of legal counsel) if (i) it is required to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such requirement and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; and (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.  For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Purchased Assets, the Included Business or Assumed Liabilities (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), or the transactions contemplated hereby, except for data or information that is or becomes available to the public other than as a result of a breach by the Seller of this Section 5.8.

(c)                                  Effective as of the Closing, the Seller hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements entered into by the Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with any transaction involving the acquisition or purchase of all or any portion of the Purchased Assets.  From and after the Closing, the Seller will take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned.  The Seller shall use its commercially reasonable efforts to cause any such Person to return to the Seller any documents, files, data or other materials constituting Confidential Information that was provided to such Person in connection with the consideration of any such transaction.  Effective as of the Closing, the Seller agrees to use commercially reasonable efforts, at the Buyer’s sole cost, to enforce the confidentiality covenants in any retained confidentiality agreement that relates to the Purchased Assets or the Included Business, if reasonably requested by the Buyer to do so in connection with an actual or threatened breach of the confidentiality covenants by the other party to the agreement that relates to the trade secrets or other confidential information transferred to the Buyer.

Section 5.9.                                 Consents and Filings.

(a)                                 The Seller and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities, FHA, Fannie Mae, Freddie Mac and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all third-party consents required under any Seller Contract, (ii) promptly, and in no event more than 20 days following the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  Notwithstanding anything herein to the contrary, neither the Buyer, Parent nor any of their respective Affiliates shall be required by this

Agreement (A) to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Parent, the Buyer or any of their respective Affiliates or any portion of the Purchased Assets or the Included Business or (ii) limit Parent’s or the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Purchased Assets, the Included Business or any of Parent’s, the Buyer’s or their respective Affiliates’ other assets or businesses or (B) to take or refrain from taking, or to agree to it, its Affiliates or the Included Business taking or refraining from any action, or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements, constitutes or would reasonably be expected to result in a Burdensome Condition.  The Seller and the Buyer each will cooperate with the reasonable request of the other in promptly seeking to obtain all such authorizations, consents, orders and approvals.  The Seller and the Buyer each agree to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  Each party to this Agreement shall promptly notify the other parties of any written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed written communication by such party to any Governmental Authority and shall provide each other with copies of all written correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand.  No Party to this Agreement shall participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement and Section 5.8, the Parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act.  Notwithstanding any other provision of this Agreement, the Buyer, on the one hand, and the Seller, on the other hand, shall each be solely responsible for one half of the fees in connection with the filings and submissions required under the HSR Act.

(b)                                 The Seller shall use all commercially reasonable efforts to obtain the agreement of Fannie Mae, FHA and Freddie Mac for the transactions contemplated hereby.

Section 5.10.                          Public Announcements.  The Parties hereto shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior consent of the other party (such consent not to be unreasonably withheld or delayed), except as may be required by applicable Law or stock exchange rules.

Section 5.11.                          Parent Stockholder Approval.

(a)                                 As soon as practicable following the date hereof, Parent and the Seller shall cooperate in preparing and cause to be filed with the Securities and Exchange Commission (“SEC”) a proxy statement for a special meeting of Parent’s stockholders (as amended or supplemented, the “Proxy Statement”).  Parent shall include in the Proxy Statement a proposal or proposals for or relating to the approval of the transactions contemplated by this Agreement and the Ancillary Agreements, and including the issuance of Parent Common Stock issuable upon conversion of the Buyer OP Units if required under Rule 312.03 of the New York Stock Exchange Listed Manual, which proposal(s) shall be approved at a meeting by Parent Stockholder Approval.  Each of Parent and the Seller shall furnish all information (including financial statements and, subject to such auditor’s approval, auditor’s consent) concerning itself, its Subsidiaries and the respective equity holders to the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Proxy Statement.  Parent and the Seller shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC (unless the SEC elects not to review the Proxy Statement) as promptly as practicable after such filing. Parent and the Seller shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the federal securities Laws (including the SEC’s proxy rules) and of Maryland law.  Prior to filing the Proxy Statement or any amendment or supplement thereto, Parent shall provide the Seller with reasonable opportunity to review and comment on such proposed filing.  Parent shall, as promptly as practicable after receipt thereof, provide the Seller copies of any written comments and advise the Seller of any oral comments, with respect to the Proxy Statement received from the SEC.  Parent shall provide the Seller with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing with the SEC, and with a copy of all such filings made with the SEC.  If at any time prior to the Closing Date, any information should be discovered by either Party hereto that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and, to the extent required by applicable Law, disseminated by Parent to the stockholders of Parent.

(b)                                 Parent shall mail the Proxy Statement to the holders of Parent Common Stock in accordance with customary practice after the SEC’s review of the Proxy Statement is completed.

(c)                                  Parent shall, in accordance with customary practice, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”).  One matter presented to the stockholders of Parent (“Parent Stockholders”) at the Stockholders Meeting for approval shall be Parent Stockholder Approval.  Subject to the following sentence, the Board and the Special Committee will recommend that Parent Stockholders vote in favor of the issuance of Parent Common Stock issuable upon conversion of the Buyer OP Units and the other transactions contemplated by this Agreement and the Ancillary Agreements at the Stockholders Meeting, and Parent will use reasonable best efforts to solicit from its stockholders proxies in favor of such approval.  Notwithstanding anything to the contrary contained herein, at any time prior to Parent Stockholder Approval, (i) the Special Committee may withhold, amend, withdraw or modify the recommendation of the Special Committee in a manner adverse to the

Seller if, but only if, the Special Committee determines in good faith, based on such matters as it deems relevant and based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with their duties as directors under applicable law (a “Change in Recommendation”); provided that the Seller receives written notice from Parent confirming that the Special Committee has determined to change its recommendation at least two Business Days in advance of the recommendation being so withdrawn, withheld or modified in a manner adverse to the Seller and (ii) the Board may withhold, amend, withdraw or modify the recommendation of the Board in a manner adverse to the Seller if, but only if, the Board determines in good faith, based on such matters as it deems relevant and based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with their duties as directors under applicable law.

Section 5.12.                          Approvals.  In addition to any approval of the Board or Parent Stockholder Approval as may be required under applicable law, and without limiting the other requirements set forth herein, the approval of the Special Committee shall be required (a) for Parent or the Buyer to terminate this Agreement or amend this Agreement, (b) for Parent or the Buyer to exercise or waive any of Parent’s or the Buyer’s benefits, rights or remedies under this Agreement (including, for the avoidance of doubt, under Article VIII after the Closing), (c) for Parent or the Buyer to take any action that would breach in any material respect Parent’s or the Buyer’s obligations under this Agreement and/or prevent or materially delay the consummation of the transactions contemplated hereby or (d) for Parent or the Buyer to settle, compromise or take any action with respect to any claim for indemnification brought by any Seller Indemnified Persons under Section 8.2(b).

Section 5.13.                          Cooperation in Parent Offerings.

(a)                                 Notwithstanding anything to the contrary herein, prior to the Closing Date, the Seller shall provide, and shall use their reasonable best efforts to cause their Representatives to provide, to Parent such cooperation reasonably requested by Parent in connection with the arrangement, syndication (including marketing efforts in connection therewith and consummation of any financing (including any permitted replacement, amended, modified or alternative financing), or sale or distribution of any equity or debt securities (whether registered or otherwise) made by Parent or any of its Affiliates (any such transaction, a “Parent Offering”), provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Seller; and further provided that Parent shall be responsible for and shall pay all reasonable and documented out-of-pocket fees and expenses incurred by the Seller and its Affiliates (including fees and expenses of accountants, attorneys and any other representatives) in connection with such Parent Offering.  Such cooperation shall include commercially reasonable efforts to: (i) make available to Parent or its Representatives such financial statements (including, subject to such auditor’s approval, auditor’s consent), pro forma financial statements and business and other financial data and information of the Seller necessary for, or a condition of, any such Parent Offering (the “Required Information”) and other pertinent and customary information (including projections) regarding the Seller as may be reasonably requested by Parent to consummate any Parent Offering, to the extent reasonably available to the Seller, as applicable. as promptly as reasonably practicable following Parent’s request; (ii) participate, upon reasonable notice, in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with a Parent Offering and otherwise cooperating in any marketing efforts; (iii) assist with the preparation of customary materials for rating agency presentations, marketing materials, bank information memoranda, offering documents, registration statements, credit or other loan documents (including schedules thereto), security agreements or documents (including schedules thereto), perfection certificates or similar documents, and other documents necessary for or that are a condition of any Parent Offering (“Offering Documents”); (iv) assist Parent in obtaining accountant’s comfort letters (including customary negative assurances), legal opinions, “10b-5” representation letters, surveys, appraisals, title insurance and corporate and facility ratings, in each case, as reasonably requested by Parent; (v) assist Parent in obtaining customary accountants’ consents to the use of their reports in any material relating to any Parent Offering as reasonably requested by Parent; (vi) cooperate reasonably with any Parent Offering sources’ due diligence; and (vii) take all corporate actions reasonably requested by Parent to permit it the consummation of any Parent Offering; provided that no obligation of the Seller, or any Encumbrance on any of their respective assets, in connection with any Parent Offering shall be effective until the Closing Date (other than any customary authorization letters) and none of the Seller or their Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with any Parent Offering prior to the Closing Date; provided, further, that Parent shall reimburse the Seller for any reasonable, documented out-of-pocket costs and expenses, and shall provide customary indemnification to the Seller in connection with their compliance with the obligations set forth in this Section 5.13.

(b)                                 The Seller will use its commercially reasonable efforts to provide Parent with updates to the Required Information so that, to the knowledge of the Seller, the Offering Documents used in any Parent Offering (including any permitted replacement, amended, modified or alternative financing) do not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading, with respect to information supplied by or on behalf of the Seller.

(c)                                  Nothing in this Section 5.13 shall require such cooperation to the extent it would require the Seller to take any action that will conflict with or violate the Seller’s organizational documents or any Laws or result in the contravention of, or would reasonably be expected to result in a material violation of or material default under, any Contract to which the Seller is a party on the date of this Agreement.

Section 5.14.                          Preferred Equity Interests.  If between the date hereof and the Closing, the Special Committee determines, in its sole and absolute discretion, that the issuance of any Parent Common Stock or the Buyer OP Units would be deemed too dilutive to Parent or the capital markets are unreceptive to any Parent Offering, and the Special Committee elects not to terminate this Agreement pursuant to Section 9.1(h), Parent and the Buyer, acting at the direction of the Special Committee, may elect, by written notice to the Seller not later than ten (10) Business Days prior to the Closing Date,  to require the Seller to accept as part of the aggregate Non-Unit Consideration, and in lieu of up to $50,000,000 in cash (such dollar amount not greater than $50,000,000 to be specified in such notice, the “Preferred Equity Amount”), Preferred Equity Interests having an aggregate liquidation preference equal to the Preferred

Equity Amount.  In the event Parent and the Buyer make the election pursuant to the preceding sentence, the Parties shall negotiate in good faith to finalize as soon as possible the documentation for the Preferred Equity Interests (collectively, the “Preferred Equity Documentation”) in accordance with the terms and conditions set forth in the term sheet attached hereto as Exhibit O.  In the event that Parent determines to pursue any capital raising transaction a purpose of which is to finance a purchase, redemption or repayment or similar transaction of all or a portion of the outstanding Preferred Equity Interests, such capital raising transaction shall require the prior written consent of the Special Committee.

Section 5.15.                          Post-Closing Payments.  After the Closing, (a) if the Seller or any of its Affiliates receives any amount from a third party that is a Purchased Asset, the Seller promptly shall remit, or cause to be remitted, such amount to the Buyer and (b) if the Buyer or any of its Affiliates receives any amount that is an Excluded Asset, the Buyer promptly shall remit, or shall cause to be remitted, such amount to the Seller.

Section 5.16.                          Correspondence.  The Seller covenants and agrees that it shall use all commercially reasonable efforts to promptly forward to the Buyer any mail (physical, electronic or otherwise), facsimile or telephone inquiries of actual or potential clients, customers, suppliers and vendors of or relating to the Included Business, including customer orders.

Section 5.17.                          Seller Intellectual Property.  At the Buyer’s request and expense, the Seller will provide commercially reasonable assistance to the Buyer in connection with the maintenance, defense, prosecution and/or enforcement of the Marks included in the Seller Intellectual Property.  The Seller agrees that the commercially reasonable assistance that it will provide hereunder at the request of the Buyer will include the full disclosure to the Buyer of all pertinent factual or other information and data reasonably available to the Seller relating to the Marks included in the Seller Intellectual Property; the execution of all applications, specifications, oaths, declarations, affidavits, assignments and all other instruments which the Buyer reasonably requests with respect to such Marks; making factual witnesses available upon the reasonable request of the Buyer and participation in any litigation defenses, including the giving of testimony in any suit, legal action, hearing, investigation, or other Action relating to such Marks.  Within thirty (30) calendar days after the Closing Date, the Seller will transfer to the Buyer all of the Seller’s files relating to the Marks included in the Seller Intellectual Property, including all trademark registration prosecution files, a list of the names and addresses of each trademark counsel or agent who prosecuted or is prosecuting any trademark application or registration included in the Seller Intellectual Property and any files relating to the enforcement of such Marks (including any correspondence or other materials relating to any suspected infringement, dilution or other violation thereof).

ARTICLE VI.

TAX MATTERS

Section 6.1.                                 Pre-Closing Period.  The Seller and its representatives shall prepare and timely file or cause to be prepared and timely filed (after giving effect to all applicable extensions) all Tax Returns of the Seller and its subsidiaries required to be filed with respect to the Included Business and the Purchased Assets.  With respect to any such Tax Return for any taxable period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Period”), such Tax Returns shall be prepared in a manner consistent with past practice.  The Seller shall timely pay or cause to be paid (after giving effect to all applicable extensions) all Taxes due and payable with respect to the Included Business and the Purchased Assets by to the Seller and its Subsidiaries for all Pre-Closing Periods.

Section 6.2.                                 Tax Indemnification.  From and after the Closing Date, the Seller shall indemnify the Buyer and its Affiliates, and hold them harmless from and against all losses imposed on, sustained, incurred or suffered by the Buyer or its Affiliates, directly or indirectly, by reason of or resulting from any and all Taxes imposed upon the Purchased Assets with respect or pursuant to (1) any Pre-Closing Period or (2) any taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), but only with respect to the portion of such Straddle Period ending on and including the Closing Date.

Section 6.3.                                 Periodic Taxes.  For purposes of this Article VI, in the case of any Taxes that are imposed on a periodic basis and are payable for the Straddle Period, the portion of such Tax which relates to the Pre-Closing Period shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1.                                 General Conditions.  The respective obligations of Parent, the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which (other than clause (c)) may, to the extent permitted by applicable Law, be waived in writing by Parent or the Buyer, on the one hand, or the Seller, on the other hand, in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such other Party):

(a)                                 No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)                                 HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

(c)                                  Parent Stockholder Approval.  Parent Stockholder Approval shall have been obtained.

Section 7.2.                                 Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)                                 Representations, Warranties and Covenants.  The representations and warranties of Parent and the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 4.1, 4.2 and 4.5 (the “Buyer Fundamental Representations”) and representations and warranties that are qualified as to materiality or Parent Material Adverse Effect, in each case which representations and warranties shall be true and correct in all respects) both when made on the date hereof and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date.  Parent and the Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b)                                 Deliveries.  The Seller shall have received an executed copy of each of the documents listed in Section 2.7(c).

(c)                                  No Parent Material Adverse Effect.  There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect

Section 7.3.                                 Conditions to Obligations of Parent and the Buyer.  The obligations of Parent and the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Parent or the Buyer in its sole discretion:

(a)                                 Representations, Warranties and Covenants.  The representations and warranties of the Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1, 3.2, 3.4(a), 3.5(e) and 3.20 (the “Seller Fundamental Representations”) and representations and warranties that are qualified as to materiality or Seller Material Adverse Effect, in each case which representations and warranties shall be true and correct in all respects) both when made on the date hereof and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date.  The Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b)                                 Consents and Approvals.  All authorizations, consents, orders, approvals of all Governmental Authorities, and third party consents and/or waivers required to sell and assign the Seller Contracts, in each case that are set forth in Schedule 7.3 of the Disclosure Schedules shall have been received, are in full force and effect without the imposition of a Burdensome Condition and shall be reasonably satisfactory in form and substance to the Buyer.

(c)                                  No Litigation.  No Action shall have been commenced or threatened by or before any Governmental Authority or Agency that, in the reasonable, good faith determination of the Buyer, is reasonably likely to (i) require divestiture of any material assets of Parent, the Buyer or their respective Affiliates as a result of the transactions contemplated by this Agreement or the divestiture of any Purchased Assets, (ii) prohibit or impose limitations on Parent’s or the Buyer’s ownership or operation of all or a material portion of the Included Business or the Purchased Assets or any of Parent’s or the Buyer’s other businesses or material assets (or those of any of their respective Subsidiaries or Affiliates) or (iii) impose limitations on the ability of Parent, Buyer or their respective Affiliates, or render Parent, the Buyer or their respective Affiliates unable, effectively to control the Included Business or the Purchased Assets in any material respect.

(d)                                 Deliveries.  The Buyer shall have received an executed copy of each of the documents listed in Section 2.7(b).

(e)                                  Pipeline.  Two Business Days prior to Closing, the Included Business will have under application Pipeline Loans having not less than $200 million in unpaid principal balance, of which, approximately $100 million will be “rate locked” or will be expected to close within 30 days from the Closing Date.

(f)                                   No Seller Material Adverse Effect.  There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Seller Material Adverse Effect.

ARTICLE VIII.

SURVIVAL; INDEMNIFICATION

Section 8.1.                                 Survival of Representations and Warranties.  If the transactions contemplated by this Agreement are consummated, the representations and warranties of the Seller, Parent and the Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing and remain in full force and effect for 15 months after the Closing Date and then shall terminate (the “Indemnity Termination Date”), provided that the representations and warranties set forth in Section 3.14, the Seller Fundamental Representations and the Buyer Fundamental Representations

(collectively, the “Fundamental Representations”) shall survive the Closing and remain in full force and effect until 60 days following the expiration of the respective statute of limitations.  The covenants and agreements herein or hereunder that are required to be performed by any Person prior to the Closing shall not survive the Closing.  The covenants and agreements herein or hereunder that are required to be performed by any Person after the Closing shall survive the Closing in accordance with their respective terms until performed.  No claim for breach or inaccuracy of any representation, warranty or covenant herein or hereunder may be made after the applicable end of the survival period therefor.  Notwithstanding anything to the contrary herein, if an Indemnified Person shall have notified in writing its applicable indemnifying party of any alleged breach, claim or potential claim (whether or not formal legal action shall have been commenced on such claim) prior to the applicable time period set forth in Section 8.1, then the representation, warranty or covenant in respect thereof shall survive for purposes of such alleged breach, claim or potential claim, as the case may be, and no such claim or claim in respect thereof shall be barred as an application of this Section 8.1, until the final resolution and satisfaction thereof.  If the transactions contemplated by this Agreement are consummated, Article VIII shall be the sole remedy available to the Indemnified Persons for all claims other than (a) claims based upon fraud, intentional misrepresentation or intentional breach or (b) claims seeking specific performance.

Section 8.2.                                 Indemnification.

(a)                                 Indemnification by Seller.  After the Closing, and subject to the limitations set forth in this Article VIII, each Seller shall severally and jointly, indemnify and hold harmless Parent, the Buyer, their respective Affiliates (including the Included Business from and after the Closing Date) and, if applicable, their respective officers, directors, agents, representatives and employees, and their respective assigns (each of the foregoing being referred to individually as an “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) from and against any and all claims, actions, causes of action, judgments, awards, liabilities, out-of-pocket costs, expenses or damages (collectively, “Indemnifiable Damages”), arising out of or resulting from:

(i)                                     the failure of any of the representations or warranties of the Seller contained in this Agreement or in any certificate delivered hereunder to the Buyer by the Seller to be true and correct at and as of the date of this Agreement and as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii)                                  any breach or nonfulfillment of any covenant made by or to be performed by the Seller in this Agreement;

(iii)                               any loss of, or any claim or cause of action by any party against, any Buyer Indemnified Person, in each case, with respect to or resulting from any Excluded Asset or any Excluded Liability; and

(iv)                              liabilities of the Seller (other than the Assumed Liabilities) that become liabilities of Parent or the Buyer by reason of successor liability, de facto merger or similar principles or operation of law that impose liability in the absence of the assumption of such liability under this Agreement or the Assignment and Assumption Agreement.

(b)                                 Indemnification by Parent and the Buyer.  After the Closing, and subject to the limitations set forth in this Article VIII, Parent and the Buyer shall severally and jointly, indemnify and hold harmless each Seller, and their respective Affiliates (including the Excluded Business from and after the Closing Date) and, if applicable, their respective officers, directors, agents, representatives and employees, and their respective assigns (each of the foregoing being referred to individually as an “Seller Indemnified Person” and collectively as “Seller Indemnified Persons” and, collectively with the Buyer Indemnified Persons, the “Indemnified Persons”) from and against any and all Indemnifiable Damages, arising out of or resulting from any loss of, or any claim or cause of action by any party against, any Seller Indemnified Person, in each case, with respect to or resulting from the Included Business, or any Purchased Asset or any Assumed Liability.

Section 8.3.                                 Indemnifiable Damage Deductible; Other Limitations.

(a)                                 Notwithstanding anything contained herein to the contrary, no indemnification shall be available under Section 8.2(a)(i) (other than any Indemnifiable Damages arising out of the failure of any Seller Fundamental Representation or the representations and warranties in Section 3.14 to be true and correct or other than in the case of fraud or intentional misrepresentation) unless and until all Indemnifiable Damages suffered by the Buyer Indemnified Persons, as the case may be, exceed in the aggregate $1,500,000 (the “Deductible”) and then the Indemnifiable Damages under Section 8.2(a)(i), as the case may be, shall be limited to those that exceed the Deductible; provided, however, that there shall be no Indemnifiable Damages with respect to any particular breach or series of related breaches unless and until the claimed losses with respect to such breach or series of related breaches exceed $50,000 (the “Mini-Basket”); provided, further, that with respect to indemnification by the Seller under Section 8.2(a)(i) (other than any Indemnifiable Damages arising out of the failure of any Seller Fundamental Representation or the representations and warranties in Section 3.14 to be true and correct or other than in the case of fraud or intentional misrepresentation) and Section 8.2(a)(ii) (other than Sections 2.5 and 5.15 or other than fraud or intentional misrepresentation) the Seller’s maximum liability shall not exceed $30,000,000.  Subject to the foregoing, in connection with any Indemnifiable Damages arising out of Section 8.2, other than fraud or intentional misrepresentation, the maximum liability of the Seller, on the one hand, or Parent and the Buyer, on the other hand, shall not exceed the Purchase Price.

(b)                                 Indemnifiable Damages that may be recovered pursuant to this Article VIII shall take account of and be reduced by (i) any amounts actually recovered by the Indemnified Persons pursuant to any indemnification by or indemnification agreement with any third party (net of the cost of recovery of such amounts, including any increase in premium) and (ii) the amount of any insurance proceeds, contribution payments or reimbursements actually received by the Indemnified Person in respect thereof (net of the cost of recovery of such amounts) (each Person named and source identified in clauses (i) and (ii), a “Collateral Source”).  If the amount from Collateral Sources to be netted hereunder from any payment required under Section 8.2 is received by an Indemnified Person after payment by the Seller, or Parent or the

Buyer, as the case may be, of any amount otherwise required to be paid to an Indemnified Person under this Article VIII, the Indemnified Persons shall repay to the Seller or Parent, as the case may be,, promptly after such receipt, any amount that the Seller or Parent or the Buyer, as the case may be, would not have had to pay pursuant to this Section 8.3(b) had such receipt been made at the time of such payment (net of the cost of recovery of such amounts from Collateral Sources).

(c)                                  Notwithstanding anything to the contrary contained herein, upon any Indemnified Person becoming aware of any claim as to which indemnification may be sought by such Indemnified Person pursuant to this Article VIII, such Indemnified Person shall utilize commercially reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Indemnifiable Damages; provided that any failure to comply with this Section 8.3(c) shall not limit the Indemnifiable Damages recoverable by such Indemnified Person from the Seller hereunder.

(d)                                 Neither Seller, Parent nor the Buyer, shall be liable for any Indemnifiable Damages in respect of any liability or Indemnifiable Damage which is contingent unless and until such contingent liability or Indemnifiable Damage becomes an actual liability or loss and is due and payable.  Neither Seller, Parent nor the Buyer shall be liable to pay any amount in discharge of a claim under this Article VIII unless and until the liability or Indemnifiable Damage in respect of which the claim is made has become due and payable.

(e)                                  The Seller, Parent and the Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the consideration payable to the Seller under this Agreement for all income Tax purposes.

Section 8.4.                                 Notice of Claims.

(a)                                 In order to seek indemnification under Section 8.2, the Indemnified Person shall deliver to the Seller or Parent or the Buyer, as the case may be, written notice thereof (a “Claim Notice”) promptly after the Indemnified Person has knowledge of a claim for indemnification pursuant to this Article VIII; provided that any delay in providing such notice shall not result in the Indemnified Person losing its rights under this Article VIII except to the extent that the Seller or Parent or the Buyer, as the case may be, is materially prejudiced thereby:

(i)                                     stating that the Indemnified Person has a claim for Indemnifiable Damages;

(ii)                                  stating the amount of such Indemnifiable Damages that have been incurred, paid, reserved or accrued, in each case to the extent then known to the Indemnified Person (the “Claimed Amount”); and

(iii)                               specifying in reasonable detail (to the extent then known to, and based upon the information then possessed by, the Indemnified Person) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related and the provision of the Agreement which gives rise to the claim.

(b)                                 Each of Parent and the Buyer, on the one hand, and Seller, on the other hand, shall give the other Party reasonable access to the books, records and assets of such Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon reasonable prior notice during normal business hours, to interview any appropriate personnel of such Party related thereto.

Section 8.5.                                 Third-Party Claims.

(a)                                 If the Seller or Parent and the Buyer object to a Claim Notice with respect to a third party claim (a “Third Party Claim”), the Seller, on the one hand, or Parent and the Buyer, on the other hand, may appoint counsel of such person’s choice at the expense of such person to represent the Indemnified Person and any others the Indemnified Person may reasonably designate in connection with such Third Party Claim (in which case the fees and expenses of any separate counsel retained by any Indemnified Person shall not be Indemnifiable Damages); provided, that (i) such Third Party Claim seeks monetary damages only and does not seek injunctive or other equitable relief, (ii) there are no allegations of criminal wrongdoing alleged or asserted in such Third Party Claim, and (iii) the applicable indemnifying Party acknowledges in writing its obligation to indemnify, defend and hold harmless the Indemnified Person from and against Indemnifiable Damages arising out of or relating to such Third Party Claim on the terms and subject to the conditions set forth in this Article VIII.  Neither Seller, Parent nor the Buyer, as the case may be, shall consent to the entry of any judgment or enter into any settlement without the written consent of the Indemnified Person, such consent not to be unreasonably withheld, conditioned or delayed.  The Indemnified Person shall have the right to participate at its own expense in the defense of such asserted liability, but shall not be entitled to settle or compromise such asserted liability without the prior written consent of the Seller, or Parent or the Buyer, as the case may be, such consent not to be unreasonably withheld, conditioned or delayed.

(b)                                 If the Seller, Parent or the Buyer, as the case may be, elects to defend any Third Party Claim, the Seller, Parent or the Buyer, as the case may be, shall (i) promptly submit to the Indemnified Person copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, (ii) permit the Indemnified Person and its counsel to confer on the conduct of the defense and any settlement thereof and (iii) permit the Indemnified Person and its counsel an opportunity to review all legal papers to be submitted prior to their submission.  The Parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim, including by providing access to each other’s relevant business records and other documents and employees.

Section 8.6.                                 Determination of Indemnifiable Damages.  In all cases in determining whether there has been a failure or breach of a representation or warranty by for purposes of this Article VIII (other than for determining whether there has been a failure or breach of Section 3.6(b)), or in determining any amount of any Indemnifiable Damages with respect to such failure or breach, such representations and warranties shall be read without regard to any materiality qualifier (including any reference to Seller Material Adverse Effect or Parent Material Adverse Effect) contained therein.

Section 8.7.                                 Buyer Acknowledgment.  The Buyer acknowledges and agrees, on behalf of itself and each of its Affiliates, that the Seller has not made any representations or warranties as to the Seller, the Purchased Assets or the Included Business of any kind or character whatsoever except as (and solely to the extent) set forth in Article III of this Agreement and any certificate delivered hereunder.

ARTICLE IX.

TERMINATION

Section 9.1.                                 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of Parent, the Buyer and the Seller;

(b)                                 (i) by the Seller, if Parent or the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 30 days following delivery to Parent and the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by Parent or the Buyer, if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 30 days following delivery to the Seller of written notice of such breach or failure to perform and (C) has not been waived by Parent and the Buyer;

(c)                                  (i) by the Seller, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to August 15, 2016, as may be extended by the Buyer pursuant to Section 9.3 (the “End Date”) or (ii) by Parent or the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the End Date; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(d)                                 by either the Seller, Parent or the Buyer if the Closing shall not have occurred by the End Date; provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e)                                  by either the Seller, Parent or the Buyer if any Governmental Authority shall have issued an order, decree or ruling or taking any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party so requesting termination shall have used its commercially reasonable efforts to have such order, decree, rule or other action vacated;

(f)            by Parent or the Buyer, in the event of a Change in Recommendation;

(g)           by Parent or the Buyer, if between the date hereof and the Closing, an event or condition occurs that has had or is reasonably likely to have a Seller Material Adverse Effect; or

(h)           by Parent or the Buyer, if between the date hereof and the Closing the issuance of any Parent Common Stock or the Buyer OP Units would be deemed too dilutive to Parent or the capital markets are unreceptive to any Parent Offering, in each case as determined by the Special Committee in its sole and absolute discretion, provided that, at the same time as Parent or the Buyer sends a notice of termination pursuant to this Section 9.1(h), Parent or the Buyer pays to the Seller the Termination Fee described in Section 9.2 below.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party and such notice shall describe the circumstances and reasons for such termination and cite which section of this Agreement such termination is under.

Section 9.2.           Effect of Termination; Termination Fee.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.20 and 4.5 relating to broker’s fees and finder’s fees, Section 5.8 relating to confidentiality, Section 5.10 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2, (b) that nothing herein shall relieve either party from liability for any intentional breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement and (c) for the provisions of the next sentence of this Section 9.2.  Notwithstanding the foregoing, in the event of: (i) termination of this Agreement by the Seller pursuant to Section 9.1(b)(i) or termination of this Agreement by Parent or the Buyer pursuant to Section 9.1(f) or 9.1(h), Parent or the Buyer shall pay to the Seller a fee of $3,000,000 (the “Termination Fee”) or (ii) termination of this Agreement by Parent or the Buyer pursuant Section 9.1(b)(ii), the Seller shall pay to the Buyer the Termination Fee.  Notwithstanding anything to the contrary in this Agreement, the Seller’s or the Buyer’s respective right to receive payment of the Termination Fee pursuant to this Section 9.2 shall be the sole and exclusive remedy of the Seller, Parent or the Buyer, as the case may be, or any of their respective Affiliates against Parent, the Buyer or the Seller or any of their respective Affiliates or any of their respective stockholders, partners, members or representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Termination Fee in accordance with this Section 9.2, none of Parent, the Buyer or the Seller, as applicable, or any of their respective Affiliates or any of their respective stockholders, partners, members or representatives shall have any further liability or obligation relating to or arising out of this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 9.3.           Election to Extend End Date.  If at least one of the conditions set forth in Section 7.1(a) (as a result of an Order or Law under the HSR Act), Section 7.1(b) or Section 7.3(c) (as a result of any Action relating to the HSR Act or any other Law relating to antitrust or regulation of competition) shall not have been satisfied, then, at the written election of Parent or the Buyer, the End Date may be extended by a period of three months (and in the case of such extension, any reference to the End Date in any other provision of this Agreement shall be a reference to the End Date, as extended pursuant to this Section 9.3); provided, that the End Date shall under no circumstance be extended beyond November 15, 2016. In the event Parent or the Buyer elects to extend the End Date, Parent or the Buyer shall give written notice of such election to the Seller in accordance with Section 10.4. In the absence of an election, Parent and the Buyer shall be deemed to have elected to not extend the End Date.

ARTICLE X.

GENERAL PROVISIONS

Section 10.1.         Fees and Expenses.  The Buyer shall pay any transfer fee in respect of the Agency Transfer Agreements and any other costs or fees imposed by an Agency in connection with its review and approval of the transaction contemplated by this Agreement, including attorney’s fees (all such fees and costs, the “Agency Transfer Costs”).  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided that, no such fees and expenses payable by the Seller shall be paid from any assets otherwise transferable to the Buyer pursuant hereto.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2.         Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.3.         Waiver.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4.         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Seller, to:

Arbor Commercial Mortgage, LLC
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553
	Attention:	Ivan Kaufman, CEO

with a copy (which shall not constitute notice) to:

Arbor Commercial Mortgage, LLC
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553
	Attention:	John Bishar, Esq.

and

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
	Attention:	Martin Nussbaum

(ii)	if to Parent or the Buyer, to:

Arbor Realty Trust, Inc.
c/o The Special Committee of the Board of Directors
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553
	Attention:	William C. Green
Melvin F. Lazar
Karen K. Edwards
Stanley Kreitman

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:	Steven A. Seidman, Esq.
Sean M. Ewen, Esq.

Section 10.5.         Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.6.         Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7.         No Third-Party Beneficiaries.  Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.8.         Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than section 5 1401 of the New York General Obligations Law).

Section 10.9.         Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.10.      Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent or the Buyer may assign this Agreement to any Affiliate of Parent without the prior consent of the Seller; provided further that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11.      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.12.      Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.13.      Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.14.      Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15.      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.16.      Facsimile Signature.  This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

Section 10.17.      No Presumption Against Drafting Party.  Each of Parent, the Buyer and the Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.18.      Parent Covenant.  Parent hereby agrees to take all actions necessary to cause the Buyer to perform and comply with its obligations under this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ARBOR REALTY TRUST, INC.

By:	/s/ William C. Green
	Name:	William C. Green
	Title:	Member of the Special Committee
of the Board of Directors

By:	/s/ Melvin F. Lazar
	Name:	Melvin F. Lazar
	Title:	Member of the Special Committee
of the Board of Directors

[Signature Page to Asset Purchase Agreement]

ARBOR REALTY LIMITED PARTNERSHIP

By:	Arbor Realty GPOP, Inc., its General Partner

By:	/s/ William C. Green
Name:	William C. Green
Title:	Authorized Signatory

ARSR ACQUISITION COMPANY, LLC

By:	/s/ William C. Green
Name:	William C. Green
Title:	Authorized Signatory

[Signature Page to Asset Purchase Agreement]

ARBOR COMMERCIAL MORTGAGE, LLC

By:	/s/ Ivan Kaufman
	Name:	Ivan Kaufman
	Title:	Chief Executive Officer

ARBOR COMMERCIAL FUNDING, LLC

By:	/s/ Ivan Kaufman
	Name:	Ivan Kaufman
	Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Net Working Capital, Current Assumed Liabilities and Current Purchased Assets

Working capital calculation		Projected
ACM		12/31/2015

Current assets:

Held for sale UPB		$269,864,564
Net premium on sale of held for sale	1.583%	4,271,593
Commissions due on sales	36.72%	(1,568,416)

Current other assets		1,190,973
Cash		41,227,812

Restricted cash Freddie MAC		20,627,204

Total current assets		335,613,730

Current liabilities:

Notes payable and repurchase agreements		269,864,553
Freddie MAC debt Axonic		15,720,403
A/P & Accrd exps		18,383,629

Total current liabilities		303,968,585

Net current assets		31,645,145

Requirement		5,000,000

Excess distribution before closing		26,645,145

Restricted cash FNMA capped at $2.5 million		857,349

Exhibit B

Form of Bill of Sale

Exhibit B

BILL OF SALE AND INSTRUMENT OF ASSIGNMENT

          , 2016

Reference is hereby made to that certain Asset Purchase Agreement, dated as of February 25, 2016 (the “Agreement”), by and among Arbor Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), ARSR Acquisition Company, LLC, a Delaware limited liability company (“ARSR”), Arbor Realty Trust, Inc., a Maryland corporation (“Parent”), Arbor Commercial Funding, LLC, a New York limited liability company (“ACF”), Arbor Commercial Mortgage, LLC, a New York limited liability company (“ACM” and together with ACF, the “Seller”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement.

Pursuant to the Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby sells, conveys, transfers, assigns, and delivers to ARSR all of Seller’s interest, rights and title as of the Closing with respect to the Purchased Assets (except as set forth in (i) through (iii) below), free and clear of all Encumbrances other than Permitted Encumbrances and those Encumbrances listed on Schedule 3.4 of the Agreement, other than: (i) the Seller Intellectual Property set forth on Schedule 3.12 to the Agreement, which is being sold, conveyed, transferred, assigned and delivered to ARSR pursuant to the Trademark License Agreement, and (ii) the Seller Contracts, each of which is being sold, conveyed, transferred, assigned and delivered to ARSR pursuant to the Assignment and Assumption Agreement, and (iii) the Excess Servicing Strip, which is being sold, conveyed, transferred, assigned and delivered to the Operating Partnership pursuant to the Master Participation Agreement.  Notwithstanding the foregoing, nothing contained herein shall be construed to include a sale, conveyance, transfer, assignment, or delivery of any of the Excluded Assets or Excluded Liabilities.  It is expressly agreed that all such Excluded Assets and Excluded Liabilities shall remain the sole responsibility of the Seller.

This Bill of Sale and Instrument of Assignment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, but may not be assigned by any party without the prior written consent of the other parties hereto.  None of the provisions of this Bill of Sale and Instrument of Assignment may be waived, changed or altered except in writing by all of the parties hereto.

Nothing in this Bill of Sale and Instrument of Assignment, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Agreement.  Nothing contained in this Bill of Sale and Instrument of Assignment shall in any way expand, limit or otherwise alter any rights or remedies pursuant to or under the Agreement, which shall be the exclusive source of rights and remedies hereunder.  In the event of any conflict between this Bill of Sale and Instrument of Assignment and the Agreement, the Agreement shall govern and control.

The parties make no representations or warranties to each other, except as contained in the Agreement.

The provisions of this Bill of Sale and Instrument of Assignment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Bill of Sale and Instrument of Assignment, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Bill of Sale and Instrument of Assignment and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

This Bill of Sale and Instrument of Assignment and all disputes or controversies arising out of or relating to this Bill of Sale and Instrument of Assignment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than section 5 1401 of the New York General Obligations Law).

This Bill of Sale and Instrument of Assignment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  This Bill of Sale and Instrument of Assignment may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

Subject to the provisions of this Bill of Sale and Instrument of Assignment and the Agreement, each of the parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other party in order to carry out the intent and purpose of this Agreement.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties have caused this Bill of Sale and Instrument of Assignment to be executed as of the date first written above.

ARBOR COMMERCIAL FUNDING, LLC

By:
Name:
Title:

ARBOR COMMERCIAL MORTGAGE, LLC

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

ARSR ACQUISITION COMPANY, LLC

By:
Name:
Title:

[Signature Page to Bill of Sale]

Exhibit C

Form of Assignment and Assumption Agreement

Exhibit C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of             , 2016, by and among ARSR Acquisition Company, LLC, a Delaware limited liability company (“Assignee”), Arbor Commercial Funding, LLC, a New York limited liability company (“ACF”), and Arbor Commercial Mortgage, LLC, a New York limited liability company (“ACM”, and together with ACF, the “Seller”).

WHEREAS, Arbor Realty Trust, Inc., Arbor Realty Limited Partnership (the “Operating Partnership”), the Assignee and the Seller, have entered into that certain Asset Purchase Agreement, dated as of February 25, 2016 (the “APA”), providing for, among other things, the sale by the Seller to the Assignee and the Operating Partnership of the Purchased Assets and the assumption by the Assignee and the Operating Partnership of the Assumed Liabilities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound, the parties hereto agree as follows:

1.                                      Purpose and Definitions.  This Assignment is executed and delivered pursuant to the APA.  All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the APA.

2.                                      Assignment.  In accordance with and subject to the terms of the APA, the Seller hereby sells, conveys, transfers, assigns and delivers to the Assignee, free and clear of all Encumbrances, other than Permitted Encumbrances and those Encumbrances listed on Schedule 3.4 of the APA, all of Seller’s interest, rights and title as of the Closing in, under and to the Seller Contracts (collectively, the “Assumed Contracts”). Notwithstanding the foregoing, nothing contained herein shall be construed to include a sale, conveyance, transfer, assignment, or delivery of any of the Excluded Assets or Excluded Liabilities.  It is expressly agreed that all such Excluded Assets and Excluded Liabilities shall remain the sole responsibility of the Seller.

3.                                      Acceptance and Assumption.  In accordance with and subject to the terms of the APA, the Assignee hereby (a) purchases and accepts the sale, conveyance, transfer, assignment and delivery of the Seller’s interest, rights and title in, under and to the Assumed Contracts, (b) assumes, undertakes and agrees, to pay, satisfy, perform or discharge in accordance with the terms thereof all debts, liabilities and obligations of any kind arising out of, or required to be performed under, such assigned Assumed Contracts from and after the Closing Date, other than any Excluded Liability and (c) assumes, undertakes and agrees to pay, satisfy, perform or discharge in accordance with the terms thereof all of the Assumed Liabilities, excluding any Assumed Liabilities related to the Excess Servicing Strip.  For the avoidance of doubt, the foregoing shall not include any of the Excluded Liabilities and the Assignee shall not assume any of the Excluded Liabilities.

4.                                      Effect of Assignment.  Nothing in this Agreement, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the APA.  In the event of any conflict between this Agreement and the APA, the APA shall govern and control.

5.                                      Successors and Assigns.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, but may not be assigned by any party without the prior written consent of the other parties hereto.

6.                                      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  This

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Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

7.                                      Modification and Waiver.  None of the provisions in this Agreement may be waived, changed or altered except in a writing signed by all of the parties hereto.

8.                                      Severability.          The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.                                      Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than section 5 1401 of the New York General Obligations Law).

10.                               Further Assurances.  Subject to the provisions of this Agreement and the APA, each of the parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other party in order to carry out the intent and purpose of this Agreement.

[signature pages to follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLERS:

ARBOR COMMERCIAL FUNDING, LLC

BY:
NAME:
TITLE:

ARBOR COMMERCIAL MORTGAGE, LLC

BY:
NAME:
TITLE:

ASSIGNEE:

ARSR ACQUISITION COMPANY, LLC

BY:
NAME:
TITLE:

[Signature Page to Assignment and Assumption Agreement]

Exhibit D

Form of Support Agreement

Exhibit D

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated as of             , 2016, is by and between Arbor Realty Trust, Inc., a Maryland corporation (“Parent”), and Arbor Commercial Mortgage, LLC, a New York limited liability company (“ACM”). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Asset Purchase Agreement (as defined below).

WITNESSETH

WHEREAS, Parent, Arbor Realty Limited Partnership, ARSR Acquisition Company, LLC, ACM and Arbor Commercial Funding, LLC have entered into that certain Asset Purchase Agreement, dated February 25, 2016 (the “Asset Purchase Agreement”), pursuant to which the Seller, in addition to other transactions contemplated by the Purchase Agreement, has agreed to sell the Included Business to the Buyer; and

WHEREAS, as part of the sale of the Included Business, certain of ACM’s employees will become Transferred Employees and thereby become employees of Parent and/or one or more of Parent’s subsidiaries (all such Transferred Employees and all other present or future employees of Parent or any of its subsidiaries, the “Parent Employees”); and

WHEREAS, Parent and ACM agree and acknowledge that following the Closing, ACM, and Ivan Kaufman (“Kaufman”) and affiliates of ACM and Kaufman (ACM, Kaufman and such affiliates, the “Affiliated Entities”) will continue to operate the Excluded Business and, subject to the provisions of the Non-Compete Agreement, the Affiliated Entities may invest in and/or operate other businesses (the Excluded Business and all such other businesses, the “Affiliated Businesses”); and

WHEREAS, the parties hereto acknowledge that certain Parent Employees will from time to time provide services to the Affiliated Businesses and by entering into this Agreement the parties hereto intend to (i) acknowledge and agree to such Parent Employees providing such services to the Affiliated Businesses in accordance with, and subject to the terms and conditions of, this Agreement and (ii) agree to and provide the means for ACM to reimburse Parent for the allocable cost of such Parent Employees proving such services.

NOW, THEREFORE, in consideration of the covenants and understandings contained herein and upon the terms and conditions set forth below, the parties hereby agree as follows:

1.              Transferred Employees.

(a)         Schedule 1 annexed to this Agreement lists (i) those Transferred Employees who, as of the date of this Agreement, are reasonably expected to provide services to the Affiliated Businesses following the Closing, (ii) a description of the services reasonably expected to be provided by the Transferred Employees to the Affiliated Businesses (the “Permitted Services”) and (iii) the estimate of that portion of the cost of each Transferred Employee reasonably allocated to the Permitted Services (the “Parent Employee Cost(s)”).

(b)         From time to time, but not less frequently than quarterly, ACM shall update the information on Schedule 1 to reflect changes, if any, in the Parent Employees providing Permitted Services (the “Covered Parent Employee(s)”) and changes, if any, to the cost of any Covered Parent Employee reasonably allocated to the Permitted Services. Such updates shall be provided to the Audit Committee of Parent’s Board of Directors (the “Audit Committee”) and shall be subject to the approval of the Audit Committee, such approval not to be unreasonably withheld.

2.              Reimbursement of Parent Employee Costs.

(a)                                 Cost Reimbursement.

(i)                                     General. Subject to the provisions of this Section 2(a), ACM shall reimburse Parent for the Parent Employee Costs relating to the Permitted Services (other than (x) annual bonus payments to Covered Parent Employees, which shall be reimbursed pursuant to Section 2(a)(iii) hereof and (y) any out-of-pocket expenses incurred on behalf of the Affiliated Businesses which shall be reimbursed pursuant to Section 2(b) hereof) pursuant to the following procedures and guidelines.

(A)                               With respect to the Closing, on or prior to a day which is at least    days prior to the Closing, and thereafter, on or prior to December 31st of each year (beginning on December 31, 2016), ACM shall submit to the Audit Committee an estimate of the Parent Employee Costs for the next succeeding year (the “Proposed Parent Employee Costs”).  The Proposed Parent Employee Costs will include a reasonably detailed description of the Permitted Services expected to be provided by Parent Employees during such year and the Parent Employee Costs associated therewith.  Such Proposed Parent Employee Costs may include pro rata allocations of Parent’s costs for (1) the property and services of Parent expected to be utilized by the Affiliated Businesses and (2) the base salaries and annual bonus potential, if any, of each Covered Parent Employee.

(B)                               On or prior to the Closing, and thereafter, on or prior to February 28th of each year (beginning on February 28, 2017), Parent and ACM each agree to use commercially reasonable efforts to agree upon the amount and type of the Parent Employee Costs expected to be incurred by Parent for the year in question that will be reimbursed by ACM (the “Agreed-Upon Budget”).

(C)                               Within forty-five (45) days after the last day of each calendar quarter beginning with the first quarter ending after the Closing Date, Parent shall submit a report to ACM (with a copy to the Audit Committee) setting forth (1) Parent’s actual Parent Employee Costs for such quarter, and (2) the amounts set forth in the Agreed-Upon Budget allocable to such quarter.  In addition, Parent shall cause each supervisor of a Covered Parent Employee to certify to Parent and the Audit Committee whether or not there have been any material changes in the amount of time dedicated to Permitted Services in such quarter (a “Supervisor Certification”).

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(1)                                 If the Parent Employee Costs in any given quarter exceeds the amount set forth in the Agreed-Upon Budget allocable to such quarter, excluding any annual bonus potential amounts for any Covered Parent Employee (the “Excess Quarterly Costs”), ACM shall reimburse Parent for such Excess Quarterly Costs upon receipt of a written request to ACM describing the type and amount of such Excess Quarterly Costs.

(2)                                 If the Parent Employee Costs in any given quarter is less than the amount set forth in the Agreed-Upon Budget allocable to such quarter, excluding any annual bonus potential amounts for any Covered Parent Employee, Parent shall refund to ACM the difference between the actual Parent Employee Costs in such quarter and the amount set forth in the Agreed-Upon Budget allocable to such quarter.

(ii)                                  Parent Employee Cost Reimbursement Installments.  Subject to clause (i)(C) of this Section 2(a), ACM shall pay Parent one-twelfth (1/12) of the Agreed-Upon Budget (other than any amounts identified as the “annual bonus potential” of any Covered Parent Employee) in cash on a monthly basis in arrears (each, a “Parent Employee Cost Reimbursement Installment”) within twenty (20) days of the last day of the calendar month with respect to which such Parent Employee Cost Reimbursement Installment is payable. If ACM is required to reimburse Parent for any Excess Quarterly Costs pursuant to Section 2(a)(i)(C), ACM shall include one-third (1/3rd) of such Excess Quarterly Costs for any subsequent periods in the monthly Parent Employee Cost Reimbursement Installments payable to Parent immediately following such determination.

(iii)                               Covered Parent Employee Bonuses.  ACM shall reimburse Parent for a portion of the annual bonus amounts proposed to be paid to each Covered Parent Employee by Parent. Within ten (10) business days after Parent provides written notice to ACM of the aggregate bonuses paid to the Covered Parent Employees, ACM shall pay to Parent that amount which represents the Parent Employee Cost associated with such bonuses, provided however, that in calculating the Parent Employee Cost associated with such bonuses, for any Covered Parent Employee whose time is allocated 50% or less to the Permitted Services, the bonus to be considered in such calculation shall be the lower of (x) such Covered Parent Employee’s annual bonus potential or (y) the actual bonus paid to such Covered Parent Employee.

(b)                                 Expenses. Quarterly, Parent shall submit to ACM, in writing, all out-of-pocket third party expenses that it may have paid on behalf of the Affiliated Entities and ACM shall reimburse parent for such expenses with ten (10) Business Days of receipt of such written list of expenses. Such expenses may include, but are not limited to, the following:

(i)  travel and other out-of-pocket expenses incurred by the Covered Parent Employee’s in connection with activities of the Affiliated Businesses;

(ii) the cost of any  insurance arranged for, or maintained by Parent, for the benefit of the Affiliated Businesses, including, without limitation, insurance related to employee benefits; and

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(iii) other costs and expenses relating to the business and operations, of the Affiliated Businesses, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including taxes, license fees and appraisal, reporting, audit and legal fees.

3.                                                              Term.  This Agreement shall remain in full force and effect from the date hereof until the date the fully diluted beneficial ownership of the common stock of Parent collectively held by ACM and Kaufman and their respective Affiliates (including for the avoidance of doubt any OP Units of the Operating Partnership held by ACM and Kaufman and their respective Affiliates) falls below 10%.

4.                                                              Indemnification. To the fullest extent permitted by Law, (i) Parent shall indemnify and hold harmless ACM and its officers, directors and employees (the “ACM Indemnified Parties) from and against any losses, costs, expenses and other liabilities incurred by the ACM Indemnified Parties to extent caused by the gross negligence or intentional misconduct of Parent and (ii) ACM shall indemnify and hold harmless Parent and its officers, directors and employees (the “Parent Indemnified Parties) from and against any losses, costs, expenses and other liabilities incurred by the Parent Indemnified Parties to extent caused by the gross negligence or intentional misconduct of ACM.

5.                                                              Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party (including the Special Committee on behalf of Parent).

6.                                                              Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

a)             if to ACM, to:

Arbor Commercial Mortgage, LLC
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553
Attention:                                         Ivan Kaufman, CEO

with a copy (which shall not constitute notice) to:

Arbor Commercial Mortgage, LLC
333 Earle Ovington Boulevard
Suite 900

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Uniondale, NY 11553
Attention:                                         John Bishar, Esq.

and

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attention:                                         Martin Nussbaum

b)             if to Parent, to:

Arbor Realty Trust, Inc.
c/o The Special Committee of the Board of Directors
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553

Attention:	William C. Green
Melvin F. Lazar
Karen K. Edwards
Stanley Kreitman

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099

Attention:	Steven A. Seidman, Esq. Sean M. Ewen, Esq.

7.                                                              Entire Agreement. This Agreement, the Asset Purchase Agreement, the other Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

8.                                                              No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

9.                                                              Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed

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by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than section 5 1401 of the New York General Obligations Law).

10.                                                       Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.                                                       Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties (including the Special Committee on behalf of Parent), and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign this Agreement to any Affiliate of Parent without the prior consent of ACM; provided further that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.                                                       Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms

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and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

13.                                                       Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

14.                                                       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

15.                                                       Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.                                                       Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

17.                                                       Facsimile Signature.  This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

[The remainder of this page is intentionally left blank].

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

ARBOR REALTY TRUST, INC.

By:
Name:
Title:

ARBOR COMMERCIAL MORTGAGE, LLC

By:
Name:
Title:

[Signature Page to Support Agreement]

Exhibit E

Form of Option Agreement

Exhibit E

Option Agreement

This Option Agreement (this “Agreement”) is made and entered into as of the       day        of             , 2016, by and among Arbor Realty Trust, Inc., a Maryland limited liability company (the “Parent REIT”), Arbor Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), Arbor Realty SR, Inc., a Maryland corporation (the “Sub-REIT” and together with Parent REIT and the Operating Partnership, the “Company”), and Arbor Commercial Mortgage, LLC, a New York limited liability company (the “Manager”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, the Parent REIT, the Operating Partnership and the Manager are party to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among the Parent REIT, the Operating Partnership, ARSR Acquisition Company, LLC, the Manager and Arbor Commercial Funding, LLC, a New York limited liability company, dated as of February 25, 2016;

WHEREAS, the Parent REIT, the Operating Partnership, the Sub-REIT and the Manager entered into that certain Third Amended and Restated Management and Advisory Agreement dated as of          , 2016 (as amended from time to time in accordance with its terms, the “Management Agreement”);

WHEREAS, in consideration of the agreement of the Seller to sell, and the Buyer to purchase, the Included Business under the Asset Purchase Agreement, and in furtherance of the transactions contemplated thereby, the Manager desires to grant to the Operating Partnership the Option (as defined below);

WHEREAS, in the event the Option is exercised, Manager and the Company desire to terminate the Management Agreement and grant a mutual release of the obligations thereunder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Option.

a.             Grant.  In consideration of the agreement of the Seller to sell, and the Buyer to purchase, the Included Business under the Asset Purchase Agreement, and in furtherance of the transactions contemplated thereby, the Manager hereby grants to the Operating Partnership an irrevocable, non-transferable right (the “Option”) to (i) purchase all of the Management Business (as defined below) of the Manager and (ii) terminate the Management Agreement, subject to the terms and conditions of this Agreement.  The “Management Business” shall mean those executive and administrative employees of the Manager that provide services to the Company pursuant to the Management Agreement.

b.             Exercise Mechanics and Exercise Price.  The Operating Partnership, upon the approval of the Special Committee, or if the Special Committee is no longer in existence, the Audit Committee of the Board, may exercise the Option by giving written notice thereof to the

Manager (the “Exercise Notice”) at any time during the period commencing on the date hereof, and ending on the [•](1), 2018 (the “Exercise Period”).  The “Exercise Price” for the Option shall be (i) $25,000,000 if the Option is exercised on or prior to [•](2), 2017, or (ii) $27,000,000 if the Option is exercised after such date.  The Exercise Price shall be payable to the Manager as follows: (A) 50% of the Exercise Price in cash via a wire transfer of immediately available funds, to the account specified by the Manager at least three (3) Business Days prior to the Option Closing (as defined below) and (B) 50% of the Exercise Price through the issuance of Buyer OP Units.  The number of Buyer OP Units issuable at the Option Closing shall be that number of Buyer OP Units which shall be convertible in accordance with the terms of the Partnership Agreement as of the Option Closing Date (as defined below) into the number of shares of Parent Common Stock calculated by dividing (X) 50% of the Exercise Price by (Y) the Reference Market Value of Parent Common Stock.  “Reference Market Value” means the volume-weighted average closing sale price, as published in the Eastern Edition of The Wall Street Journal, of a share of Parent Common Stock on The New York Stock Exchange for the thirty (30) consecutive trading day period ending on the trading Day at the end of the close of business on the trading day three (3) days prior to the Option Closing Date.

c.             Option Closing. The closing of the transactions contemplated by the Exercise Notice (the “Option Closing”) shall take place at the offices of Dechert LLP 1095 Avenue of the Americas, New York, New York 10036 at 10:00 a.m. New York City time, as promptly as practicable, but in no event more than ten (10) Business Days following the date of the Exercise Notice, or at such other place or at such other time or on such other date as the Operating Partnership and the Manager mutually may agree in writing (the “Option Closing Date”).  At the Option Closing, the Operating Partnership and the Manager shall execute and deliver any reasonable and necessary documents with which to memorialize the Operating Partnership’s acquisition of the Management Business.

d.             Termination of the Option.  The Option shall expire and terminate after the final day of the Exercise Period.  Upon such expiration and termination of the Option, neither party shall have any further obligation or liability to the other with respect to the Option or the transactions contemplated by this Agreement.

2.             Management Agreement Termination and Mutual Release.

a.             No later than three (3) Business Days prior to the Option Closing Date, the Manager shall deliver to the Parent REIT a statement setting forth its good faith estimate, as of the Option Closing Date, of (i) any accrued and unpaid compensation as of the Option Closing Date pursuant to Section 8 of the Management Agreement calculated in accordance with the principles set forth in Exhibit A and (ii) any unpaid Reimbursable Expenses (as defined in the Management Agreement) to which the Manager is entitled pursuant to Section 9 of the Management Agreement as of the Option Closing Date (the amounts in (i) and (ii) of this Section 1.a, collectively, the “Accrued Amounts”).  Effective as of the Option Closing Date and conditioned on the Option Closing and immediately following the receipt by the Manager of the Exercise Price and the Accrued Amounts, notwithstanding anything in the Management Agreement to the contrary, the parties to the Management Agreement hereby terminate the

(1)           To be two years from the Closing Date under the Asset Purchase Agreement.

(2)           To be one year from the Closing Date under the Asset Purchase Agreement.

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Management Agreement, including, without limitation and subject to Section 2.b. contained herein, provisions of the Management Agreement which by their terms would otherwise have survived the termination of the Management Agreement, and the Management Agreement is of no further force or effect as of that date and time (“Effective Time”).  Except for payment of the Accrued Amounts and the Exercise Price and except as provided in the last sentence of Section 2.b. of this Agreement, as of the Effective Time, any and all obligations of the Parent REIT, the Operating Partnership, the Sub-REIT and the Manager arising from the Management Agreement are hereby discharged.  Notwithstanding anything to the contrary contained in the Management Agreement, Parent REIT, the Operating Partnership, the Sub-REIT and the Manager agree that any obligation of the Parent REIT to pay the “Termination Fee” as contemplated by Section 13(b) of the Management Agreement shall not survive the Effective Time and no such Termination Fee shall be due and payable in connection with this Agreement.  Effective as of the Effective Time, none of Parent REIT, the Operating Partnership, the Sub-REIT or the Manager shall have any liability or obligation to each other under the Management Agreement, including, without limitation, the payment of any termination fee.

b.             Subject to the following sentence, effective as of the Option Closing Date and conditioned on the Option Closing and immediately following the receipt by the Manager of the Exercise Price and the Accrued Amounts, at the Effective Time and notwithstanding anything in the Management Agreement to the contrary, each of the Parent REIT, the Operating Partnership, the Sub-REIT and the Manager, each on behalf of itself and its respective members, affiliates, employees and agents, hereby waive and mutually release all obligations and liabilities of each other party to this Agreement and their affiliates arising under or related to the Management Agreement.  Notwithstanding the foregoing, each of Parent REIT, the Operating Partnership, the Sub-REIT and the Manager agree that (i) the provisions of Section 6(b) of the Management Agreement (Confidentiality) shall remain in full force and effect indefinitely; (ii) the provisions of Sections 11(a) and 11(b) of the Management Agreement (Limits of Manager Responsibility; Indemnification by Company) shall remain in full force and effect until the expiration of the applicable statute of limitations and (iii) the provisions of Section 11(c) of the Management Agreement (Indemnification by Manager) shall remain in full force and effect until the date that is eighteen months following the Option Closing.

3.             Other Obligations.  To the extent applicable or as reasonably requested by the Parent REIT, Manager shall take all actions required to be taken upon a termination of the Management Agreement, including as set forth in Section 15 of the Management Agreement.

4.             Further Assurances.  Subject to the provisions of this Agreement, each of the parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other party in order to carry out the intent and purpose of this Agreement.

5.             Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

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6.             Interpretation of Conflicts.  In the event of any conflict between this Agreement and the Asset Purchase Agreement, the Asset Purchase Agreement shall govern and control.

7.             Successors and Assigns. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, but may not be assigned by any party without the prior written consent of the other parties hereto.

8.             Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than section 5 1401 of the New York General Obligations Law).

9.             Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

[Signatures begin on the following page]

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This Agreement is executed and delivered by duly authorized persons as of the date first above written.

ARBOR REALTY TRUST, INC.

By:
Name:
Title:

[Signature Page to Option Agreement]

ARBOR REALTY LIMITED PARTNERSHIP

By:
Name:
Title:

[Signature Page to Option Agreement]

ARBOR REALTY SR, INC.

By:
Name:
Title:

[Signature Page to Option Agreement]

ARBOR COMMERCIAL MORTGAGE, LLC

By:
Name:
Title:

[Signature Page to Option Agreement]

Exhibit A

Exhibit F

Form of Non-Compete Agreement

Exhibit F

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of        , 2016, by and among Arbor Realty Trust, Inc., a Maryland corporation (the “REIT”), Arbor Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), Arbor Commercial Mortgage, LLC, a New York limited liability company (“ACM” and together with Arbor Commercial Funding, LLC, the “Seller”) and Ivan Kaufman (“Kaufman”).  Capitalized terms not defined herein shall have the meanings ascribed to them in that certain Asset Purchase Agreement, dated as of February 25, 2016, by and between Seller, the Operating Partnership, ARSR Acquisition Company, LLC (“ARSR” and, together with the Operating Partnership, the “Purchaser”) and the REIT (the “APA”).

WHEREAS, pursuant to the APA the Seller is selling the Included Business to the Purchaser in return for the Purchaser paying to the Seller the Closing Purchase Price and assuming the Assumed Liabilities; and

WHEREAS, the Seller is retaining the Excluded Business and the Excluded Liabilities and shall continue to operate the Excluded Business; and

WHEREAS, the Company and the Seller desire to enter into this Agreement in order to delineate their respective spheres of business following the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and the Seller, the parties hereto agree as follows:

1.                                      Definitions.  The following terms have the meanings assigned them:

(a)                                 “Board of Directors” means the independent members of the Board of Directors of the REIT.

(b)                                 “Company” means the REIT and its Subsidiaries.

(c)                                  “Company Target Investments” means the Included Business and commercial mortgage backed securities and permanent and bridge multifamily and commercial real estate mortgage loans, mezzanine loans on multifamily and commercial real estate, preferred equity investments in multifamily and commercial real estate (so long as the terms of such preferred equity investment is not convertible into, or sold as a unit with, common equity or instruments exercisable or convertible into common equity and provides only a return of the principal amount of investment plus a stated return and does not entitle the preferred holder to participate in an unlimited return on its investment in the residual assets of the issuer upon sale or liquidation), whether by origination or purchase.

(d)                                 “Kaufman Business” means any business in which Kaufman owns, directly or indirectly, equity interests sufficient to control such business other than ACM and its Subsidiaries or the Company.

(e)                                  “Seller Target Investments” means the Excluded Business and all other investments of any kind other than Company Target Investments.

(f)                                   “Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

2.                                      Non-Competition.  During the term of this Agreement,

(a)                                 Each of Kaufman and ACM and its Subsidiaries shall not, and Kaufman shall cause each Kaufman Business not to:

(i)                                     directly or indirectly, on their own behalf or on behalf of any other Person, solicit, induce, encourage, recruit, hire or attempt to solicit, encourage or induce any employee of the REIT or its Subsidiaries (including any Transferred Employee) to terminate, alter or cease his, her or its relationship with the REIT or its Subsidiaries; provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at such employees or (B) any solicitation, recruitment or hiring of any such employee who is not employed or retained by the REIT or its Subsidiaries for at least 12 months;

(ii)                                  on their own behalf or on behalf of any other Person, (x) solicit, induce, divert, appropriate or attempt to solicit, induce, divert or appropriate to any Person (A) a Company Target Investment, or (B) a customer of the Company or its Subsidiaries, for the purpose of soliciting such customer for an investment which is a Company Target Investment or (y) refer Company Target Investments from any customer to any Person or be paid commissions based on Company Target Investment sales received from any customer by any Person; or

(iii)                               directly or indirectly, own, operate, join, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, engage in, consult or assist any third party in engaging in, manage, control or participate in or be connected with, as an officer, director, adviser, employee, consultant, partner or agent or perform management, executive or supervisory functions with respect to (whether paid or unpaid), render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with any Person, which is at the time engaged in a business which is, directly or indirectly, in competition with the business of the REIT, including with respect to Company Target Investments.

(b)                                 The Company shall not:

(i)                                     directly or indirectly, on their own behalf or on behalf of any other Person, solicit, induce, encourage, recruit, hire or attempt to solicit, encourage or induce any employee of (x) the Excluded Business, (y) ACM or its Subsidiaries, or (z) any Kaufman Business (in each case of clauses (x), (y), and (z), other than any Transferred Employees) to terminate, alter or cease his, her or its relationship with the Excluded Business, ACM or its Subsidiaries or such Kaufman Business; provided, that the

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foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at such employees or (B) any solicitation, recruitment or hiring of any such employee who is not employed or retained by the Excluded Business or its Subsidiaries for at least 12 months;

(ii)                                  on their own behalf or on behalf of any other Person, (x) solicit, induce, divert, appropriate or attempt to solicit, induce, divert or appropriate to any Person (A) a Seller Target Investment, or (B) a customer of the Excluded Business, ACM or its Subsidiaries or Kaufman or any Kaufman Business (other than the REIT and its Subsidiaries), for the purpose of soliciting such customer for an investment which is a Seller Target Investment or (y) refer Seller Target Investments from any customer to any Person or be paid commissions based on Seller Target Investment sales received from any customer by any Person; or

(iii)                               directly or indirectly, own, operate, join, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, engage in, consult or assist any third party in engaging in, manage, control or participate in or be connected with, as an officer, director, adviser, employee, consultant, partner or agent or perform management, executive or supervisory functions with respect to (whether paid or unpaid), render services or advice to, or allow any of its officers or employees to be connected as an officer, employee, partner, member, stockholder, consultant or otherwise with any Person, which is at the time engaged in a business which is, directly or indirectly, in competition with the business of the Excluded Business, ACM, Kaufman or any Kaufman Business with respect to Seller Target Investments.

(c)                                  Nothing stated herein shall be interpreted to prohibit or preclude Kaufman from serving as a director or officer of the REIT and its Subsidiaries or limit Kaufman’s authority and ability to manage the Company, ACM or any of their respective Subsidiaries and to supervise, review or terminate any employees of each of the Company, ACM, or any of their respective Subsidiaries.  Subject to compliance with the terms of Section 2(a) herein, the parties agree that the Kaufman Businesses and the Seller Target Investments are outside the scope of the Company’s sphere of business and therefore shall not be deemed to be a corporate opportunity of the Company.

(d)                                 As of the date hereof, Kaufman and ACM represent and warrant to the REIT that the Excluded Business and the Kaufmann Businesses do not, directly or indirectly, compete with the business of the REIT as currently conducted and are not engaged in any actions that would violate Section 2(a)(iii) above.

3.                                      Term.  Subject to the provisions set forth below, this Agreement shall remain in full force and effect from the date hereof until two (2) years following the date that both (a) Kaufman is no longer the chief executive officer of the REIT and (b) the fully diluted beneficial ownership of the common stock of the REIT collectively held by ACM and Kaufman and their respective Affiliates (including for the avoidance of doubt any OP Units of the Operating Partnership held by ACM and Kaufman and their respective Affiliates) falls below 10%.

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4.                                      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

5.                                      Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party (including the Special Committee on behalf of the REIT or, if the Special Committee no longer exists, the Audit Committee of the Board of Directors).

6.                                      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

a)	if to ACM or Kaufman, to:

Arbor Commercial Mortgage, LLC
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553
	Attention:	Ivan Kaufman, CEO

with a copy (which shall not constitute notice) to:

Arbor Commercial Mortgage, LLC
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553
	Attention:	John Bishar, Esq.

and

Dechert LLP
1095 Avenue of the Americas

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New York, NY 10036
	Attention:	Martin Nussbaum

b)	if to the Company, to:

Arbor Realty Trust, Inc.
c/o The Special Committee of the Board of Directors
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553
	Attention:	William C. Green
Melvin F. Lazar
Karen K. Edwards
Stanley Kreitman

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
	Attention:	Steven A. Seidman, Esq.
Sean M. Ewen, Esq.

7.                                      Entire Agreement.  This Agreement, the Asset Purchase Agreement (including the Exhibits and Schedules attached hereto), the other Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

8.                                      No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

9.                                      Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than section 5 1401 of the New York General Obligations Law).

10.                               Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court

5

sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.                               Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties (including the Special Committee or, if the Special Committee no longer exists, the Audit Committee of the Board of Directors), and any such assignment without such prior written consent shall be null and void; provided, however, that the REIT or the Operating Partnership may assign this Agreement to any Affiliate of the REIT without the prior consent of ACM or Kaufman; provided further that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.                               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.                               Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY

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ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.                               Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

15.                               Facsimile Signature.  This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Arbor Realty Trust, Inc.,
a Maryland corporation

By:
Name:
Title:

Arbor Realty Limited Partnership,
a Delaware limited liability partnership

By:	Arbor Realty GPOP, Inc.
a Delaware corporation, its general partner

By:
Name:
Title:

By:	Arbor Commercial Mortgage, LLC
a New York limited liability company

By:
Name:
Title:

Ivan Kaufman

[Signature Page to Non-Competition Agreement]

Exhibit H

Acquired Servicing Portfolio, Weighted Average Servicing Fee and Related Calculations

Exhibit H

PROJECT ALPINE

Purchase Price Adjustment Matrix

(based on projected servicing portfolio at 12/31/15)

I. Servicing fee / portfolio balance changes

Assumptions:
Baseline Purchase Price	$250,000,000
Amount unrelated to servicing portfolio being acquired (i.e. name, licenses, etc.)	25,000,000

Purchase price related to Servicing Portfolio	$225,000,000

Proj Servicing Portfolio as 12/31/15	$10,543,922,175
Proj Wtd Avg Servicing Fee as 12/31/15	0.4851%
Proj Servicing revenue (2016 run rate)	51,147,650	4.40	= multiple

Servicing Adjustment Dead Band ($)	150,000,000	3,200,896	$ 51.1M * $(150.0M / $10.54B) * 4.4 multiple

Servicing Adjustment Dead Band (%)	0.0100%	4,638,302	$ 51.1M * (1.0 bp / 48.5 bps) * 4.4 multiple

	Total dead band adjmt	$7,839,198

$ Adjustment to Purchase Price Matrix

	0.4601%	0.4651%	0.4701%	0.4751%	0.4790%	0.4801%	0.4851%	0.4901%	0.4951%	0.5001%	0.5051%	0.5101%

$10,143,922,175	(12,028,338)	(9,797,168)	(7,565,997)	(5,334,827)	(5,334,827)	(5,334,827)	(5,334,827)	(5,334,827)	(5,334,827)	(3,103,656)	(872,486)	1,358,684
10,193,922,175	(10,994,366)	(8,752,198)	(6,510,030)	(4,267,862)	(4,267,862)	(4,267,862)	(4,267,862)	(4,267,862)	(4,267,862)	(2,025,694)	216,475	2,458,643
10,243,922,175	(9,960,393)	(7,707,227)	(5,454,062)	(3,200,896)	(3,200,896)	(3,200,896)	(3,200,896)	(3,200,896)	(3,200,896)	(947,731)	1,305,435	3,558,601
10,293,922,175	(8,926,420)	(6,662,257)	(4,398,094)	(2,133,931)	(2,133,931)	(2,133,931)	(2,133,931)	(2,133,931)	(2,133,931)	130,232	2,394,396	4,658,559
10,343,922,175	(7,892,448)	(5,617,287)	(3,342,126)	(1,066,965)	(1,066,965)	(1,066,965)	(1,066,965)	(1,066,965)	(1,066,965)	1,208,195	3,483,356	5,758,517
10,393,922,175	(6,858,475)	(4,572,317)	(2,286,158)	—	—	—	—	—	—	2,286,158	4,572,317	6,858,475
10,443,922,175	(6,891,468)	(4,594,312)	(2,297,156)	—	—	—	—	—	—	2,297,156	4,594,312	6,891,468
10,493,922,175	(6,924,460)	(4,616,307)	(2,308,153)	—	—	—	—	—	—	2,308,153	4,616,307	6,924,460
10,543,922,175	(6,957,453)	(4,638,302)	(2,319,151)	—	—	—	—	—	—	2,319,151	4,638,302	6,957,453
10,593,922,175	(6,990,446)	(4,660,297)	(2,330,149)	—	—	—	—	—	—	2,330,149	4,660,297	6,990,446
10,643,922,175	(7,023,439)	(4,682,292)	(2,341,146)	—	—	—	—	—	—	2,341,146	4,682,292	7,023,439
10,693,922,175	(7,056,431)	(4,704,288)	(2,352,144)	—	—	—	—	—	—	2,352,144	4,704,288	7,056,431
10,800,000,000	(4,862,800)	(2,487,324)	(111,848)	2,263,627	2,263,627	2,263,627	2,263,627	2,263,627	2,263,627	4,639,103	7,014,579	9,390,055
10,900,000,000	(2,794,854)	(397,384)	2,000,087	4,397,558	4,397,558	4,397,558	4,397,558	4,397,558	4,397,558	6,795,029	9,192,500	11,589,971
11,000,000,000	(726,909)	1,692,557	4,112,023	6,531,489	6,531,489	6,531,489	6,531,489	6,531,489	6,531,489	8,950,955	11,370,421	13,789,887
11,100,000,000	1,341,036	3,782,497	6,223,959	8,665,420	8,665,420	8,665,420	8,665,420	8,665,420	8,665,420	11,106,881	13,548,342	15,989,803
11,200,000,000	3,408,982	5,872,438	8,335,894	10,799,350	10,799,350	10,799,350	10,799,350	10,799,350	10,799,350	13,262,807	15,726,263	18,189,719
11,300,000,000	5,476,927	7,962,378	10,447,830	12,933,281	12,933,281	12,933,281	12,933,281	12,933,281	12,933,281	15,418,733	17,904,184	20,389,636
11,400,000,000	7,544,872	10,052,319	12,559,765	15,067,212	15,067,212	15,067,212	15,067,212	15,067,212	15,067,212	17,574,659	20,082,105	22,589,552
11,450,000,000	8,578,845	11,097,289	13,615,733	16,134,177	16,134,177	16,134,177	16,134,177	16,134,177	16,134,177	18,652,622	21,171,066	23,689,510
11,500,000,000	9,612,818	12,142,259	14,671,701	17,201,143	17,201,143	17,201,143	17,201,143	17,201,143	17,201,143	19,730,585	22,260,026	24,789,468
11,550,000,000	10,646,790	13,187,230	15,727,669	18,268,108	18,268,108	18,268,108	18,268,108	18,268,108	18,268,108	20,808,547	23,348,987	25,889,426
11,600,000,000	11,680,763	14,232,200	16,783,637	19,335,074	19,335,074	19,335,074	19,335,074	19,335,074	19,335,074	21,886,510	24,437,947	26,989,384
11,650,000,000	12,714,736	15,277,170	17,839,604	20,402,039	20,402,039	20,402,039	20,402,039	20,402,039	20,402,039	22,964,473	25,526,908	28,089,342
11,700,000,000	13,748,708	16,322,140	18,895,572	21,469,004	21,469,004	21,469,004	21,469,004	21,469,004	21,469,004	24,042,436	26,615,868	29,189,300
11,750,000,000	14,782,681	17,367,110	19,951,540	22,535,970	22,535,970	22,535,970	22,535,970	22,535,970	22,535,970	25,120,399	27,704,829	30,289,259
11,800,000,000	15,816,654	18,412,081	21,007,508	23,602,935	23,602,935	23,602,935	23,602,935	23,602,935	23,602,935	26,198,362	28,793,789	31,389,217
11,850,000,000	16,850,626	19,457,051	22,063,476	24,669,900	24,669,900	24,669,900	24,669,900	24,669,900	24,669,900	27,276,325	29,882,750	32,489,175
11,900,000,000	17,884,599	20,502,021	23,119,444	25,736,866	25,736,866	25,736,866	25,736,866	25,736,866	25,736,866	28,354,288	30,971,711	33,589,133
11,950,000,000	18,918,572	21,546,991	24,175,411	26,803,831	26,803,831	26,803,831	26,803,831	26,803,831	26,803,831	29,432,251	32,060,671	34,689,091
12,000,000,000	19,952,544	22,591,962	25,231,379	27,870,797	27,870,797	27,870,797	27,870,797	27,870,797	27,870,797	30,510,214	33,149,632	35,789,049

1) Shared area represents Dead-Band area

2) Changes in purchase price only considered outside of the Dead Band.

3) Assumes same multiple (4.4) for calculations made on amounts over and under the Dead Band

Exhibit K

Form of Covenant Support Letter

Exhibit K

COVENANT SUPPORT AGREEMENT

COVENANT SUPPORT AGREEMENT (this “Agreement”), dated as of             , 2016, by and between Arbor Realty Trust, Inc., a Maryland corporation (“Parent”), Ivan Kaufman (“Kaufman”),  and Arbor Commercial Mortgage, LLC, a New York limited liability company (“ACM”).  Capitalized terms used herein but not defined herein shall have the meanings set forth in the Asset Purchase Agreement (as defined below).

WITNESSETH

WHEREAS, as of the date hereof, Kaufman beneficially owns or controls all of the voting power and more than a majority of the economic rights represented by the membership interests of ACM; and

WHEREAS, in connection with the transactions contemplated by that certain Asset Purchase Agreement, dated February 25, 2016 (the “Asset Purchase Agreement”), by and between Parent, Arbor Realty Limited Partnership, ARSR Acquisition Company, LLC, ACM and Arbor Commercial Funding, LLC, a New York limited liability company, ACM has agreed, and Kaufman has agreed to use his reasonable best efforts to cause ACM, to maintain a minimum Tangible Net Worth (as defined herein) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and understandings contained herein and upon the terms and conditions set forth below, the parties hereby agree as follows:

Section 1. Net Worth Maintenance.  During the Term (as defined below), ACM hereby agrees, and Kaufman agrees to use his reasonable best efforts to cause ACM, to maintain a Tangible Net Worth equal to:

(A) not less than Thirty Million Dollars ($30,000,000.00) from and after the Closing Date until the Indemnity Termination Date;

(B) not less than the sum of (i) Ten Million Dollars ($10,000,000.00) plus (ii) the amount of any Outstanding Claim(s) (for so long as the underlying claim remains an Outstanding Claim) from and after the Indemnity Termination Date until the third anniversary of the Closing Date; and

(C) not less than the amount of any Outstanding Claim(s) from and after the third anniversary of the Closing Date until the resolution or disposition of such Outstanding Claim in accordance with the Asset Purchase Agreement;

provided that in each case of clauses (A), (B) and (C) above, at least two-thirds (66.67%) of the applicable Tangible Net Worth shall be in the form of Cash, OP Units and/or Marketable Securities; provided, further that in the case of clause (A) above, in addition to the requirement in the previous proviso, at least Ten Million Dollars ($10,000,000.00) of the Tangible Net Worth shall be in the form of Cash; and provided, further, that in each case of clauses (B) and (C) above, in no event shall ACM be required, or Kaufman be required to use his reasonable best efforts to cause ACM, to maintain a Tangible Net Worth in excess of Thirty Million Dollars

($30,000,000.00).  “Term” shall mean the time period from the Closing Date until the later to occur of (i) the third anniversary of the Closing Date and (ii) to the extent there exists any Outstanding Claim as of such date, the resolution or disposition of the last of any such Outstanding Claim in accordance with the Asset Purchase Agreement.

Section 2. Maintenance of Existence.  During the time period that ACM has any obligations, whether fixed or contingent, pursuant to the Asset Purchase Agreement, ACM shall, and Kaufman shall use his reasonable best efforts to cause ACM to, maintain its existence and ACM shall not, and Kaufman shall use his reasonable best efforts to cause ACM to not, liquidate or dissolve (or suffer any liquidation or dissolution).

Section 3. Change of Control.  In the event that there is a Change of Control of ACM, as a condition to the consummation of such Change of Control, proper provision shall be made so that the Acquiror thereof shall expressly assume all of ACM’s and Kaufman’s obligations hereunder and shall execute a joinder to this Agreement in form and substance reasonably satisfactory to the Special Committee.

Section 4. Definitions.  For purposes of this Agreement:

a)             “Acquiror” means any Person (other than Kaufman) that acquires beneficial ownership of ACM’s securities (whether by purchase, merger or otherwise) that, together with securities already beneficially owned by such Person or any of its Affiliates, constitute more than 50% of the total voting power of ACM’s then outstanding securities.

b)             “Cash” means unrestricted cash and cash equivalents, which excludes, for the avoidance of doubt, any cash and cash equivalents designated as restricted cash on the balance sheet of ACM, any cash securing rent or similar deposits, any certificates of deposit that cannot be readily liquidated and any other cash held as collateral in respect of liabilities to any other Person.

c)              “Change of Control” means the occurrence of the following event: when any Person acquires beneficial ownership of ACM’s securities that, together with securities already beneficially owned by such Person or any of its Affiliates, constitute more than 50% of the total voting power of ACM’s then outstanding securities; provided, that, for the avoidance of doubt, the acquisition of additional securities of ACM by Kaufman will not be considered a Change of Control.

d)             “Marketable Securities” means securities that are freely traded without restriction on The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange or NYSE Arca (or any successor to any of the foregoing).

e)              “Outstanding Claim” means, as of the Indemnity Termination Date or the third anniversary of the Closing Date, as applicable, any claim for Indemnifiable Damages with respect to which any Indemnified Person has validly given notice in accordance with Article VIII of the Asset Purchase Agreement on or prior to such date, and which has not been resolved or disposed of in accordance with the Asset Purchase

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Agreement.

f)               “Special Committee” means the Special Committee, or if the Special Committee is no longer in existence, the Board of Directors of Parent acting upon the recommendation of a majority of the independent members of the Board of Directors of Parent.

g)              “Tangible Net Worth” means, as of the date of determination, the result of (a) total assets of ACM less total liabilities of ACM, minus (b) all intangible assets of ACM, in each case as determined in accordance with GAAP.

Section 5. Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party (including the Special Committee on behalf of Parent).

Section 6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

a)             if to ACM, to:

Arbor Commercial Mortgage, LLC
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553
Attention:              Ivan Kaufman, CEO

with a copy (which shall not constitute notice) to:

Arbor Commercial Mortgage, LLC
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553
Attention:              John Bishar, Esq.

and

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attention:              Martin Nussbaum

b)             if to Parent, to:

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Arbor Realty Trust, Inc.
c/o The Special Committee of the Board of Directors
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553

Attention:	William C. Green
Melvin F. Lazar
Karen K. Edwards
Stanley Kreitman

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099

Attention:	Steven A. Seidman, Esq. Sean M. Ewen, Esq.

Section 7. Entire Agreement.  This Agreement, the Asset Purchase Agreement, the other Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 8. No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 9. Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than section 5 1401 of the New York General Obligations Law).

Section 10. Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except

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in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11. Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties (including the Special Committee on behalf of Parent), and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign this Agreement to any Affiliate of Parent without the prior consent of ACM; provided further that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 12. Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 13. Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 14. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be

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affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 15. Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 16. Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 17. Facsimile Signature.  This Agreement may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

[The remainder of this page is intentionally left blank].

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

ARBOR REALTY TRUST, INC.

By:
Name:
Title:

ARBOR COMMERCIAL MORTGAGE, LLC

By:
Name:
Title:

IVAN KAUFMAN

[Signature Page to Covenant Support Agreement]

Exhibit L

Form of Trademark License Agreement

Exhibit L

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and entered into as of              , 2016 by and among ARSR Acquisition Company, LLC, a Delaware limited liability company (“Licensor”), and Arbor Commercial Funding, LLC, a New York limited liability company (“ACF”), Arbor Commercial Mortgage, LLC, a New York limited liability company (“ACM”), Arbor Multifamily Acquisition Company, LLC, a             limited liability company (“AMAC”) and Ivan Kaufman (“Kaufman” and together with AMAC, ACF and ACM, “Licensees” and individually,  “Licensee”).

W I T N E S S E T H:

WHEREAS, Arbor Realty Trust, Inc., Arbor Realty Limited Partnership (the “Operating Partnership”), Licensor, ACF and ACM have entered into that certain Asset Purchase Agreement, dated as of February 25, 2016 (the “Purchase Agreement”), providing for, among other things, the sale by ACM and ACF to Licensor and the Operating Partnership of the Purchased Assets, including the Licensed Name and Mark (as defined below).  All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, in connection with the Purchase Agreement, Licensor agreed to grant to Licensees a non-exclusive license to use the ARBOR name and mark, and derivatives thereof, whether registered or unregistered, together with the goodwill associated therewith (collectively, the “Licensed Name and Mark”), in the Excluded Business and any real estate related business permitted to be undertaken by any Licensee under the Non-Competition Agreement (the “Licensed Field”); and

WHEREAS, Licensor desires to grant to Licensees, and Licensees desire to obtain from Licensor, such license to use the Licensed Name and Mark, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.                                      GRANT OF LICENSE

(a)                                 Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensees a perpetual, fully paid-up, non-exclusive, worldwide and royalty-free right and license to use the Licensed Name and Mark in the Licensed Field.

(b)                                 Licensees shall have the right to sublicense the license granted hereunder solely to its Affiliates that used the Licensed Name and Mark in the Licensed Field as of the Closing Date.  Kaufman shall further have the right to sublicense the license granted hereunder to any entity Kaufman or any immediate family member (and/or family trust) of Kaufman creates bearing the Licensed Name and Mark in accordance with the terms of this Agreement (each such sublicensee, a “Kaufman Entity”).  Any and all such sublicensees shall be bound by the terms and conditions of this Agreement.  For the avoidance of doubt, such sublicensees shall not have a right to further sublicense the Licensed Name and Mark.

2.                                      QUALITY CONTROL

Licensees acknowledge that the Licensed Name and Mark indicates to the public that the goods and services provided under the Licensed Name and Mark are of commercially consistent quality and standards.  Licensees shall use the Licensed Name and Mark at a level of quality at least as high as that established prior to the date of this Agreement.  Licensees shall not use the Licensed Name and Mark in connection with or to promote any illegal services, practices, devices or substances.  Licensees shall comply with all applicable marking statutes where required by law.

3.                                      OWNERSHIP OF THE NAME AND MARK

(a)                                 Licensees acknowledge and agree that all use of the Licensed Name and Mark hereunder shall inure to the sole benefit of Licensor, and Licensees agree to (and agree to cause all permitted sublicensees to) execute any documents necessary or required to give effect to this provision, at Licensor’s cost and expense.

(b)                                 Licensees recognize the validity of Licensor’s rights in the Licensed Name and Mark and Licensor’s ownership rights and all goodwill arising therein and related thereto. Licensees agree to (and agrees to cause its permitted sublicensees to) reasonably cooperate with Licensor, at Licensor’s cost and expense, to preserve Licensor’s rights in and to the Licensed Name and Mark.

(c)                                  Except as expressly provided herein, nothing herein set forth shall be deemed to be an assignment, transfer or conveyance by Licensor to any Licensee (or sublicensee) of any right, title, proprietorship, goodwill or interest in or to the Licensed Name and Mark.

(d)                                 Licensees agree that it will not (and its sublicensees will not), directly or indirectly: (i) challenge Licensor’s title to the Licensed Name and Mark; (ii) challenge the validity of the license granted hereunder; or (iii) bring into disrepute the Licensed Name and Mark.

4.                                      MAINTENANCE, INFRINGEMENT

(a)                                 Licensor shall maintain registration of the Licensed Name and Mark, at Licensor’s sole cost and expense.

(b)                                 Licensees (and all sublicensees) will reasonably cooperate with Licensor, at Licensor’s sole cost and expense, in Licensor’s efforts as necessary to protect the Licensed Name and Mark from infringement and to enforce Licensor’s rights in the Licensed Name and Mark.

(c)                                  Each party shall notify the other party in writing immediately after it becomes aware of any of the following: (i) any conflicting or unauthorized uses of, or any applications of or registrations for, a trademark, service mark, trade name or logo that may conflict with the

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Licensed Name and Mark, (ii) any alleged acts of infringement or unfair competition of the Licensed Name and Mark, or (iii) any allegations that the use of the Licensed Name and Mark by Licensor or Licensees (or any sublicensee) infringes the trademark, service mark, trade name or other proprietary rights (including rights relating to unfair competition) of any third party.

(d)                                 Except as provided in Paragraph 4(e), Licensor shall have the sole right to initiate any suit, action, opposition, cancellation, infringement or other proceeding necessary to enforce Licensor’s rights in the Licensed Name and Mark.

(e)                                  Except as provided in Paragraph 4(e), any recovery obtained as a result of any suit, action, opposition, cancellation, infringement or proceeding pursuant to this Section 4 shall be retained by Licensor, and each Licensee (and all sublicensees) shall pay over to Licensor, and waive all claims to, all damages or other monetary relief recovered in any such Licensor initiated suit, action, opposition, cancellation, infringement or other proceeding.

(f)                                   If Licensor determines in its sole discretion not to pursue or initiate an action, suit, opposition, cancellation, infringement or other proceeding or demand, any Licensee may, at its sole expense, initiate such action, suit, opposition, cancellation, infringement, other proceeding or demand and Licensor shall cooperate with such Licensee in such actions, at such Licensee’s expense.  Any damages or other monetary relief obtained as a result of any suit, action, opposition, cancellation, infringement or other proceeding pursuant to this Paragraph 4(e) shall be retained by such Licensee.

5.                                      REPRESENTATIONS AND WARRANTIES

Each party represents and warrants that: (i) such party has full power and authority to enter into this Agreement; (ii) the execution, delivery and performance of this Agreement will not conflict with, violate or result in a default under (with or without the giving of notice or passage of time or both) such party’s organizational documents or any material agreement to which it is a party; and (iii) such party has duly executed and delivered this Agreement, which constitutes such party’s valid and binding obligation, enforceable against such party in accordance with its terms.

6.                                      INDEMNIFICATION

(a)                                 Each Licensee agrees to defend, indemnify and hold Licensor and its parents, subsidiaries, officers, shareholders, employees and agents harmless from and against any and all actual and alleged claims, losses, damages, demands, causes of action, settlements, recoveries and/or judgments and any associated costs and expenses (including reasonable outside attorneys’ fees, including without limitation, the cost of any appeal) (collectively, “Claims”) arising out of such Licensee’s or its sublicensee’s breach of any obligations under or representations or warranties made in this Agreement.

(b)                                 Licensor agrees to defend, indemnify and hold Licensees and their parents, subsidiaries, officers, shareholders, employees and agents harmless from and against any and all Claims arising out of Licensor’s breach of any obligations under or representations or warranties made in this Agreement.

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7.                                      NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date sent by facsimile (with confirmation of transmission) or electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, or (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section 7.

If to Licensees:

Arbor Commercial Mortgage, LLC
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553
Attention:                 Ivan Kaufman, CEO

with a copy (which shall not constitute notice) to:

Arbor Commercial Mortgage, LLC
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553
Attention:                 John Bishar, Esq.

and

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attention:                 Martin Nussbaum

If to Licensor:

Arbor Realty Trust, Inc.
c/o The Special Committee of the Board of Directors
333 Earle Ovington Boulevard
Suite 900
Uniondale, NY 11553
Attention:                 William C. Green

Melvin F. Lazar

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Karen K. Edwards

Stanley Kreitman

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:                 Steven A. Seidman, Esq.

Sean M. Ewen, Esq.

8.                                      TERM AND TERMINATION

(a)                                 The term of this Agreement shall commence upon the date hereof and continue unless and until terminated as set forth herein.

(b)                                 Any Licensee shall have the right to terminate this Agreement in respect of itself and its sublicensees, in whole or in part, for convenience upon thirty (30) days’ prior written notice to Licensor.

(c)                                  Licensor shall have the right to terminate this Agreement within sixty (60) days after written notice to Licensees if any Licensee (or any sublicensee) breaches this Agreement in any material respect and such breach is continuing as of the end of such sixty (60) day period;

(d)                                 Upon termination, all rights and licenses granted hereunder shall automatically revert to Licensor, and Licensee (and any sublicensee) shall, as soon as reasonably practicable but not to exceed sixty (60) days after such termination, (i) cease all use of the Licensed Name and Mark, including changing its name to a name that is not incorporate and is not confusingly similar to the Licensed Name and Mark and (ii) return to Licensor all materials in its possession or control bearing the Licensed Name and Mark and/or certify the destruction of such materials in writing.

(e)                                  The provisions of Section 3 and Sections 6 through 15 shall survive any termination of this Agreement.

9.                                      ASSIGNMENT

Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Licensee without the prior written consent of Licensor.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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10.                               CHANGE OF CONTROL

In the event any Licensee or Kaufman Entity ceases to be controlled by Kaufman (such Entity, a “New Licensee” and the date Kaufman ceases control, the “Change of Control Date”), Licensee or such Kaufman Entity, as the case may be, shall seek Licensor’s consent, not to be unreasonably withheld, to continue the license granted herein to the New Licensee. In the event Licensor withholds its consent, then such New Licensee shall only be permitted to continue to use the license granted herein for a period of six (6) months from the Change of Control Date.  Upon expiration of such six (6) month period, the license granted hereunder shall cease, provided that for an additional six (6) month period, New Licensee shall have the right to use the Licensed Name and Mark in the Licensed Field solely for the purpose of indicating in marketing and similar materials (including presentations and communications) that it is no longer branded as the Licensed Name and Mark and has transitioned to a new brand.  For purposes of this Section 10, “controlled” or “control” means a situation where Kaufman beneficially owns (as such term is defined in the Securities Exchange Act of 1934, as amended) less than a 25% interest in a Licensee or Kaufman Entity and Kaufman no longer controls the use of the Licensed Name and Mark by such Licensee or Kaufman Entity.

11.                               GOVERNING LAW

This Agreement and any dispute, controversy, proceeding or claim arising out of or relating to this Agreement or the subject matter hereof or thereof or the relationship among the parties hereto in connection herewith (in each case whether in contract, tort, common or statutory law, equity or otherwise) shall be governed by the substantive laws of the State of New York without regard to conflict of law principles thereof or of any other jurisdiction that would cause the application of laws of any jurisdiction other than those of the State of New York.

12.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts with the same effect as if the signing parties had signed the same document. All counterparts shall constitute a single agreement. This Agreement may be executed and delivered by facsimile or other electronic means.

13.                               SEVERABILITY

Whenever possible, each provision of this Agreement shall be construed in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be deemed stricken and deleted therefrom without invalidating the remainder of such provision or any other provisions of this Agreement or affecting the legality or validity of any other provisions of this Agreement which shall continue in full force and effect.

14.                               ENTIRE AGREEMENT

This Agreement and any amendments hereto, together with the Purchase Agreement, constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto. This

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Agreement may not be modified, altered or changed in any manner except by an instrument in writing executed by the parties hereto (or on their behalf by their respective authorized representative).

15.                               HEADINGS

The article and section headings used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives effective for all purposes as of the day and year first above written.

LICENSOR

ARSR ACQUISITION COMPANY, LLC

Mark McLarty

LICENSEES

ARBOR COMMERCIAL FUNDING, LLC

By:
Name:
Title:

ARBOR COMMERCIAL MORTGAGE, LLC

By:
Name:
Title:

ARBOR MULTIFAMILY ACQUISITION COMPANY, LLC

By:
Name:
Title:

Ivan Kaufman

[Signature Page to Trademark License Agreement]

Exhibit M

Form of Master Participation Agreement

Exhibit M

MASTER PARTICIPATION AGREEMENT

by and between

[SERVICER]

and

ARBOR REALTY LIMITED PARTNERSHIP

dated as of [          ], 2016

Schedule I:                                   Definitions

Schedule II:                              Retained Servicing Fee Schedule

Exhibit A:                                         Gross Servicing Fees

Exhibit B:                                         Form of Purchase Offer

Exhibit C:                                         Representations and Warranties of the Owners

Exhibit D:                                         Form of Servicer Distribution Date Report

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MASTER PARTICIPATION AGREEMENT

THIS MASTER PARTICIPATION AGREEMENT (“Agreement”) is made effective as of the close of business on           , 2016 (“Agreement Date”), by and between [SERVICER], a New York limited liability company, as assignor (“ACF,” and together with its successors or assigns, the “Servicer”) and Arbor Realty Limited Partnership, a Delaware limited partnership, as assignee (the “OP,” and together with its successors and assigns, the “Certificateholder”).  The Servicer and the Certificateholder are collectively referred to as the “Parties.”  Capitalized terms used in this Agreement but not otherwise defined shall have the meaning given to such terms in Schedule I herein.

RECITALS

A.                                    On or after the Agreement Date, the Servicer shall own certain mortgage servicing rights (“Servicing Rights”) related to multifamily residential mortgage loans (the “Mortgage Loans”) originated or acquired by the Servicer from time to time and delivered to the Federal National Mortgage Association (“Fannie Mae” or the “Agency”).  The Servicer will service such Mortgage Loans in accordance with Applicable Requirements pursuant to the Agency Agreement including but not limited to capital requirements, if any.  The Servicing Rights are subject to the subordination of interest agreement to be entered into among the Servicer, the Certificateholder and Fannie Mae (the “Subordination of Interest Agreement”) relating to the Agency Agreement and the acknowledgment to be entered into among the Servicer, the Certificateholder and Bank of America, N.A. (the “BoA Acknowledgment Agreement”) relating to the Credit Agreement.

B.                                    The Certificateholder desires to acquire Participation Interests in Excess Servicing Fees (each as hereinafter defined), and the Servicer desires to transfer such Participation Interests in Excess Servicing Fees to the Certificateholder.

C.                                    The Servicer may engage a subservicer to subservice Mortgage Loans (each subservicer so engaged to subservice Mortgage Loans is referred to herein as a “Subservicer”) as to which the Servicer will own the related Servicing Rights, pursuant to certain subservicing agreements (each as amended, supplemented or otherwise modified from time to time, a “Subservicing Agreement”), between the Servicer and the applicable Subservicer, pursuant to which such Subservicer will be entitled to retain certain amounts set forth in the applicable Subservicing Agreement (the “Subservicing Fee”) from collections in respect of the related Mortgage Loans.

D.                                    The Servicer will be entitled to receive a gross servicing fee (“Gross Servicing Fee”) with respect to each Servicing Right, at the per annum amount listed on Schedule I attached to each Purchase Offer (as defined below), payable to the Servicer monthly for servicing of the related Mortgage Loans and payable from collections in respect of the related Mortgage Loans as provided in the Agency Agreement.

E.                                     Under this Agreement, the Servicer will be entitled to retain the specified basis point servicing fee with respect to each Investment Pool (as defined below) set out on the attached Schedule II (the “Retained Servicing Fee”), and all ancillary income and reimbursements received for advances and other out of pocket expenses from the Agency in accordance with the Agency Agreement.

F.                                      As of the date hereof, or the Purchase Date for subsequently created or acquired Servicing Rights, the Servicer is willing to perform the functions required under the Agency Agreement (including by engaging a Subservicer) in exchange for the related Retained Servicing Fee.

G.                                    Based on its knowledge and experience, the Servicer believes that the Retained Servicing Fee will represent not less than reasonable compensation for performing all of its obligations (including any loss share obligations and any obligations under a Subservicing Agreement) under the Agency Agreement.  The Servicer is not eligible to elect, and has not elected, to use the safe harbor set forth in Revenue Procedure 91-50 for determining what amounts represent reasonable compensation for servicing the Mortgage Loans.

H.                                   With respect to each Mortgage Loan, the “Excess Servicing Fee” is the difference between the Gross Servicing Fee and the related Retained Servicing Fee as of such date.  The Servicer will be entitled to retain the Retained Servicing Fee and all ancillary fees with respect to the Agency Agreement, but will not be entitled to retain any Excess Servicing Fees as to which a Participation Interest has been assigned to the Certificateholder pursuant to this Agreement.

I.                                        Based on the foregoing, and upon the execution of the Subordination of Interest Agreement and the BoA Acknowledgment Agreement, the Servicer wishes to transfer to the Certificateholder a Participation Interest in the Excess Servicing Fees that are derived from Servicing Rights listed on Schedule I to the Purchase Offer dated the date hereof.  The Servicer and the Certificateholder may in the future mutually agree to transfer additional Participation Interests pursuant to a future Purchase Offer. As owner of such Participation Interest, the Certificateholder would be entitled to a portion of the Gross Servicing Fees to which the Servicer will be entitled in connection with the related Investment Pools equal to part or all of the Excess Servicing Fees (collectively, the “Excess Servicing Fee Receivables”).  It is the intention of the Parties to treat this Participation Interest for federal income tax purposes as a series of “stripped coupons” within the meaning of Internal Revenue Code section 1286.  This participation does not transfer any of the servicing obligations to the Certificateholder, but merely transfers to the Certificateholder beneficial ownership of part or all of the Excess Servicing Fees in accordance with the terms hereof.  The Certificateholder has no right to control the manner in which the Servicer performs the Servicer’s servicing obligations under the Agency Agreement.  Pursuant to this participation, the Certificateholder will be entitled only to the Excess Servicing Fees and not to the Retained Servicing Fee or any

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portion thereof that represents reasonable compensation for fulfilling the obligations of the Servicer under the Agency Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereby agree as follows:

1.                                      Participation Interests.

(a)                                 Upon the execution of the Subordination of Interest Agreement and the BoA Acknowledgment Agreement, the Servicer hereby agrees from time to time to create one or more participation interests evidencing an exclusive right of the Certificateholder to participate in the ownership of certain Excess Servicing Fee Receivables (each a “Participation Interest”) relating to a group of Servicing Rights described in Schedule I to the related Purchase Offer (defined below) (each an “Investment Pool”).  Each Participation Interest shall be evidenced by a recording on the books and records of the Servicer naming the Certificateholder as an owner in the right to receive such Excess Servicing Fee Receivables.  The Servicer shall appoint a registrar, initially the Servicer (the “Registrar”) which shall maintain, or cause to be maintained, a register of the Participation Interests issued and outstanding (the “Interest Register”) in which, subject to such reasonable regulations as it may prescribe, the Registrar shall provide for the registration of Participation Interests and of transfers and exchanges as provided in this Agreement.  With respect to each Participation Interest, in addition to the information described in Section 1(c), the Interest Register shall clearly identify the Certificateholder (or any applicable successor or permitted assign) as the owner of the Participation Interest (the “Owner”), the related Investment Pool and the Excess Servicing Fees, the portion of the related Excess Servicing Fees that are considered Excess Servicing Fee Receivables and that are being assigned pursuant to such Participation Interest and any other Participation Interest related to the same Investment Pool, and the Owner’s percentage of undivided interest in such Excess Servicing Fee Receivables.

(b)                                 (i)   The Parties may in the future agree (with a frequency not to exceed monthly) to the sale and purchase of a Participation Interest related to Servicing Rights created or to be acquired at a purchase price (with respect to each Participation Interest, the “Purchase Price”), mutually agreed by the Parties.  At least two (2) Business Days (which is any day except a Saturday, Sunday or holiday on which the commercial banks in New York City, New York are permitted or authorized by law or executive order to be closed, a “Business Day”) prior to the proposed purchase date (a “Purchase Date”), the Servicer shall deliver to the Certificateholder, a Purchase Offer in substantially the form annexed hereto as Exhibit B (the “Purchase Offer”).

(ii)  The Certificateholder shall accept or reject the Purchase Offer within [  ] Business Days.  The Certificateholder shall not accept any Purchase Offer unless

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(1) the Agency has entered into the Subordination of Interest Agreement with respect to the Servicing Rights relating to the Participation Interest subject to the Purchase Offer, (2) Bank of America, N.A. has entered into the BoA Acknowledgment Agreement with respect to the Servicing Rights relating to the Participation Interest subject to the Purchase Offer, (3) no Event of Default (as defined herein) shall have occurred, and (4) no event shall have occurred which event if left uncured beyond any applicable cure period described in Section 5(a) below would constitute an Event of Default.  It is not the intention of the Parties to transfer any of the Servicer’s right, title, interest or obligations in, to and under the Agency Agreement, but merely for the Servicer to transfer to the Certificateholder the Participation Interest in the related Excess Servicing Fee Receivables in accordance with the terms hereof.

(iii)  The Servicer shall remit to the Certificateholder by the [    ] Business Day of each month (the “Distribution Date”) the amount due with respect to each Participation Interest and the related Investment Pool in accordance with the following: The Gross Servicing Fees collected in each month with respect to an Investment Pool shall be allocated as follows, in each case with respect to the Mortgage Loans included in the related Investment Pool:

(1) First, to pay any accrued and unpaid Subservicing Fees and any other costs of servicing;

(2) Second, to pay any accrued and unpaid Retained Servicing Fees to the Servicer to the extent it exceeds the amounts payable pursuant to clause (1), it being understood that the amounts in clause (1) are treated as paid out of the Retained Servicing Fees; and

(3) Third, all remaining amounts, if any, to pay to the Owner of the Participation Interest as Excess Servicing Fee Receivables.

Except as provided herein, under no circumstances shall the Servicer be required to remit to the Certificateholder in any month an amount with respect to a Participation Interest that is greater than the amount specified in clause (3) above for the related Investment Pool for such month.  In the event the amount specified in clause (1) above exceeds the Gross Servicing Fees collected for any month, any shortfall amount shall be paid by the Servicer.  In addition, in the event the amount specified in clause (1) exceeds the Retained Servicing Fee for any month (such excess is referred to as the “Subservicing Excess”), the Servicer shall be responsible for paying an additional amount to the Owner of the Participation Interest (beyond the amount distributed from the Gross Servicing Fees collected in such month pursuant to clause (3) above) equal to the Subservicing Excess out of its own funds, but only after all amounts described in clause (1) above have been paid.  In addition, in the event that Gross Servicing Fees retained pursuant to the Credit Agreement exceed the Retained Servicing Fee for any month (such excess is referred to as the “Letter of Credit Holdback”), the Servicer shall be responsible for paying an additional amount to the Owner of the Participation

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Interest (beyond the amount distributed from the Gross Servicing Fees collected in such month pursuant to clause (3) above) equal to the Letter of Credit Holdback out of its own funds.

(c)                                  Upon transfer of any Participation Interest, the Registrar shall note in the Interest Register the ownership percentage transferred, the original purchase price of the Participation Interest, the date of transfer and the name and address of the transferee or transferees or, in the case of an exchange, the name and address of the Owner all within the meaning of U.S. Treasury Regulations Section 5(f).103-1(c); provided, as a condition to any registration of transfer, each transferee shall be deemed to have made all the representations, warranties and covenants set forth in Section 3 of this Agreement.  Each Participation Interest shall be registered and may be transferred to any third person only by notice from the Owner to the Registrar and the recordation by the Registrar of a new Participation Interest assigned to the transferee, as required under U.S. Treasury Regulations Section 1.871-14(c).  The Servicer and the Registrar shall treat the Owner whose name is recorded in the Interest Register pursuant to the terms hereof as the beneficial owner of such Participation Interest for all purposes under this Agreement.

(d)                                 No service charge shall be made for any registration of transfer or exchange of Participation Interests, but the Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any such transfer or exchange.

(e)                                  The Registrar shall not be responsible for determining compliance with the restrictions on transfer in this Agreement.

(f)                                   The Owner effecting transfer thereof shall indemnify the Registrar, in its individual and fiduciary capacities, and the other Owners against any liability that may result if the transfer is not exempt from the registration requirements of the Securities Act of 1933.  Each Owner shall be deemed by its acceptance and holding of its Participation Interest to agree that none of the Registrar or any Owner is under an obligation to register the Participation Interests under the Securities Act of 1933, as amended (the “Securities Act”) or any other securities law.

(g)                                  The Participation Interests may not be offered, transferred or sold except to Accredited Investors within the meaning of Regulation D promulgated under the Securities Act (an “Accredited Investor”) in reliance of an exemption from the registration requirements of the Securities Act.

(h)                                 The Participation Interests have not been registered or qualified under the Securities Act, or any state securities law.  No transfer, sale, pledge or other disposition of any Participation Interest shall be made unless such disposition is made pursuant to an effective registration statement under the Securities Act and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification.  In

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addition, no transfer, sale, pledge or other disposition of any Participation Interest shall be made without prior written consent of the Servicer in compliance with the terms of this Agreement, which consent will not be unreasonably withheld.

(i)                                     No offer, sale, transfer or other disposition (including pledge) of a Participation Interest shall be made to any Person (which means and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and government authorities, a “Person”) which is, or is purchasing for, or on behalf of (A) an employee benefit plan, retirement arrangement, individual retirement account or Keogh plan subject to either Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or (B) an entity (including an insurance company general account) whose underlying assets include plan assets by reason of any such plan’s arrangements or account’s investment in any such entity.

(j)                                    Unless and until otherwise directed in writing by the Owner registered in the Interest Register, any payments or distributions on the related Participation Interest shall be made via wire transfer of immediately available funds to a bank account designated in writing by the Certificateholder.

(k)                                 The Registrar shall furnish or cause to be furnished to one or more Owners within three (3) calendar days after receipt by the Registrar of a written request therefor, a list of the names and addresses of the Owners as of the most recent Record Date for payments to Owners.  If one or more Owners (hereinafter referred to as “Applicants”), apply in writing to the Registrar, and such application states that the Applicants desire to communicate with other Owners with respect to their rights under this Agreement or under the Participation Interests, then the Registrar shall, within three (3) Business Days after the receipt of such application, afford such Applicants access, during normal business hours, to the current list of Owners.

(l)                                     Notwithstanding anything herein to the contrary, the parties hereto acknowledge that the Participation Interests (1) will not be issued unless the Subordination of Interest Agreement has been executed with respect to the Servicing Rights related to the Participation Interests to be issued; (2) will be acquired from the Servicer in a transaction or chain of transactions not involving any public offering; (3) are uncertificated and ownership thereof is recorded only on the books of the Servicer, as Registrar, in the name of the Certificateholder; and (4) are not transferable without the prior consent of the Servicer.

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2.                                      Security Interest and Pledge of Servicing Rights.

(a)                                 The Servicer shall take all necessary actions to complete or perfect the transfer of Participation Interests to the Certificateholder, including filing statements to “perfect” the conveyed interest under the Uniform Commercial Code (“UCC”).

(b)                                 It is the express intent of the Servicer and the Certificateholder  that the transfers of the Excess Servicing Fee Receivables represented by a Participation Interest and related rights by the Servicer to the Certificateholder, as contemplated by this Agreement be, and be treated as, true sales of such Excess Servicing Fee Receivables for all purposes and not as loans secured thereby.  If, notwithstanding the intent of the Parties or any other provision hereof, the transfer of such Excess Servicing Fee Receivables represented by a Participation Interest is construed to constitute property of the Servicer or such conveyance is not treated as a sale to the Certificateholder for all purposes, then (i) this Agreement also is intended by the Parties to be, and hereby is, a security agreement within the meaning of the UCC; and (ii) the conveyance by the Servicer provided for in this Agreement shall be treated as the grant of, and the Servicer hereby grants to the Certificateholder, a first priority security interest (subject to the claims, off-sets, preferences, rights, prerogatives and interests of the Agency arising as a matter of law, pursuant to the Subordination of Interest Agreement or the Agency Agreement, or of the Letter of Credit Provider arising as a matter of law pursuant to the BoA Acknowledgment Agreement or the Credit Agreement (such liens being referred to herein as “Permitted Liens”)) in, to and under all of the Servicer’s right, title and interest in, to and under the Excess Servicing Fee Receivables represented by such Participation Interest, and proceeds relating thereto, to secure the payment and performance of the Servicer’s obligations to the Certificateholder under this Agreement and any other Basic Document (as defined herein), or as may be determined in connection therewith by applicable law.  The Servicer shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if such agreement were deemed to create a security interest in, and not to constitute a sale of, Excess Servicing Fee Receivables, such security interest would be deemed to be a perfected security interest in favor of the Certificateholder under applicable law and shall be maintained as such throughout the term of this Agreement.

(c)                                  Upon the execution of the Subordination of Interest Agreement and the BoA Acknowledgment Agreement, the Servicer shall grant to the Certificateholder, for the benefit of the Owners, a security interest in the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by the Servicer, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(i)                                     the Servicer’s right, title and interest in the Servicing Rights identified in the Interest Register (whether instruments, accounts, payment intangibles or general intangibles under the UCC) (the “Pledged Servicing Receivables”);

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(ii)           all fees, compensation, late charges and all other rights and interests now owned or hereafter acquired by the Servicer in, under or relating to fees and other compensation under, and all proceeds of sale or other disposition of, Pledged Servicing Receivables;

(iii)          all other rights and interests now owned or hereafter acquired by the Servicer in, under or relating to the Pledged Servicing Receivables and all contracts and agreements, whether oral or written, relating thereto (including but not limited to each Agency Agreement), and any instruments, documents or writings evidencing any monetary obligation, contract right, account or security interest in any of the Pledged Servicing Receivables (including, without limitation, (A) all rights of the Servicer to receive moneys due and to become due thereunder or pursuant thereto, (B) all rights of the Servicer to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (C) all claims of the Servicer for damages arising therefrom or for breach of or default thereunder and (D) the right of the Servicer to terminate such agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder) whether now existing or hereafter arising, accruing or acquired;

(iv)          all of the Servicer’s right, title and interest in and to the profits, income, surplus, moneys and revenues of any kind accruing, and all accounts arising, under or in respect of the Pledged Servicing Receivables, whether now existing or hereafter arising, accruing or acquired;

(v)           all accounts, payment intangibles and general intangibles, whether now or hereafter existing, under or in respect of the Pledged Servicing Receivables, including (A) all funds and financial assets from time to time credited to such accounts (including without limitation, all cash equivalents), and all certificates and instruments, if any, from time to time representing or evidencing such accounts, and (B) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such accounts, and including all of the Servicer’s present and future rights to have and receive fees and other compensation, under or arising out of any and all Pledged Servicing Receivables, whether or not such fees or other compensation are yet accrued, earned, due or payable, and all of the Servicer’s proceeds and rights to proceeds of any sale or other disposition of any or all of the Pledged Servicing Receivables;

(vi)          all of the Servicer’s files, surveys, certificates, correspondence, appraisals, tapes, discs, cards, accounting records and other information and data directly relating to any of the Pledged Servicing Receivables;

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(vii)         all of the Servicer’s right, title and interest in and to any and all security for or claims against others in respect of the Pledged Servicing Receivables;

(viii)        all of the Servicer’s right, title and interest under any Subservicing Agreement and any other agreements with any Subservicer relating to the Pledged Servicing Receivables;

(ix)          all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the Servicer pertaining to any of the foregoing; and

(x)           all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (i) through (ix) of this Section 2(c)) and, to the extent not otherwise included, all (1) payments under insurance owned by the Servicer, or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing, and (2) cash.

(d)                                 The rights of the Certificateholder under this Agreement, including any security interest that may be granted hereunder, are subject and subordinate in each and every respect to: (i) all rights, powers, and prerogatives of Fannie Mae; and (ii) all claims of Fannie Mae arising out of any and all defaults and outstanding obligations of the Servicer to Fannie Mae.  Such rights, powers and prerogatives of Fannie Mae may include, without limitation, one or more of the following: (x) the right of Fannie Mae to disqualify the Servicer from participating in a mortgage selling or servicing program or a securities guaranty program with Fannie Mae; (y) the right to terminate contract rights of the Servicer relating to such a mortgage selling or servicing program or securities guaranty program; (z) and the right to transfer and sell all or any portion of such contract rights following the termination of those rights.

3.             Covenants, Representations and Warranties of Owners.

(a)                                 Each Owner by becoming an owner of a Participation Interest shall be deemed to have represented all the representations and warranties set forth on Exhibit C.

(b)                                 Each Owner by becoming an owner of a Participation Interest shall be further deemed to have agreed and covenanted for the benefit of each other Owner, during this term of this Agreement, and to the fullest extent permitted by applicable law, to be bound by the terms and conditions of this Agreement, including any supplements or amendments hereto, for the benefit of all other Owners present and future.

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4.             Covenants, Representations and Warranties of the Servicer.  By execution of this Agreement, the Servicer makes the following covenants, representations and warranties as of each Purchase Date, on which the Certificateholder and each Owner relies:

(a)                                 It has been duly formed and is validly existing and in good standing under the laws of the State of New York, with power and authority to own or lease its properties and to conduct its business as such properties are currently owned or leased and as such business is currently conducted and is proposed to be conducted pursuant to this Agreement, the Subordination of Interest Agreement, the Agency Agreement, the BoA Acknowledgment Agreement, any Subservicing Agreement and all documents and certificates contemplated thereby or delivered in connection therewith (collectively, the “Basic Documents”).

(b)                                 It has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of its property, the conduct of its business and the performance of its obligations under this Agreement or any of the Basic Documents requires such qualification.

(c)                                  It has the power and authority to execute and deliver this Agreement and the Basic Documents and to perform its obligations pursuant hereto; and the execution, delivery and performance by it of this Agreement and the Basic Documents have been duly authorized by all necessary entity action.

(d)                                 No consent, license, approval or authorization or registration or declaration with, any Person or with any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by it of this Agreement or any of the Basic Documents, except for such as have been obtained, effected or made.

(e)                                  The consummation of the transactions contemplated by this Agreement or any of the Basic Documents and the fulfillment by it of its obligations under this Agreement or any of the Basic Documents do not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice, lapse of time or both) a default under, its organizational documents or any material indenture, agreement, mortgage, deed of trust or other material instrument to which it is a party or by which it is bound, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such material indenture, agreement, mortgage, deed of trust or other material instrument, or violate any law, order, rule or regulation applicable to it of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or any of its properties.

(f)                                   There are no proceedings or investigations pending or, to its knowledge, threatened against it before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over it or its properties (1) asserting the invalidity of this Agreement, any Basic Document, any Participation Interest or any Excess Servicing Fee Receivable, (2) seeking to

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prevent it from entering into the Subordination of Interest Agreement, (3) seeking to prevent the issuance of the Participation Interests or the consummation of any of the transactions contemplated by this Agreement or any Basic Documents, (4) alleging that any Excess Servicing Fee Receivable is illegal or unenforceable or (5) seeking any determination or ruling that might materially and adversely affect its performance of its obligations under, or the validity or enforceability of, this Agreement, or any Basic Documents that might adversely affect the payment or enforceability of any Excess Servicing Fee Receivable.

(g)                                  It is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and none of the execution, delivery or performance of obligations under this Agreement or any of the Basic Documents (as defined herein), or the consummation by it of any of the transactions contemplated thereby will require it to register as an investment company under the 1940 Act.

(h)                                 It is an approved Fannie Mae seller/servicer in good standing.  The Servicer is not in default under the Agency Agreement and no event has occurred which would make the Servicer unable to comply in all material respects with the Applicable Requirements, including eligibility requirements under the Agency Guidelines.  No event has occurred, including but not limited to a change in insurance coverage, which would make the Servicer unable to comply with the Applicable Requirements.

(i)                                     No default, event of default or other similar event (however denominated) has occurred under the Subordination of Interest Agreement, the BoA Acknowledgment or under any other contracts or agreements with an Owner or Agency.

(j)                                    As of each Purchase Date, there has been no regulatory or policy changes promulgated by or relating to an owner or Agency that would adversely affect, in any material respect, the Servicer’s rights under the Agency Agreement, the Subordination of Interest Agreement or the Credit Agreement.

(k)                                 Upon the execution of the Subordination of Interest Agreement and the BoA Acknowledgment Agreement, it is assigning the Excess Servicing Fee Receivables to the Certificateholder in furtherance of its ordinary business purposes, with no intent to hinder, delay or defraud any of its creditors.

(l)                                     It is the legal and equitable owner of all Collateral purported to be owned by it, free and clear of any lien (other than the Permitted Liens), claim, option or right, such Collateral, individually and collectively, is genuine in all respects.  Subject only to any restrictions imposed by the Agency Agreement for the benefit of the Agency or by the Credit Agreement for the benefit of the Letter of Credit Provider, the Servicer has and will continue to have the full right, power and authority, to pledge the Collateral, and the Collateral may be further assigned without the consent of any other party to the Agency Agreement, except as may

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be specified in the Agency Agreement, or to the Credit Agreement, except as may be specified in the Credit Agreement.

(m)                             Each Excess Servicing Fee Receivable is payable in United States dollars and has been created based on amounts paid under the Agency Agreement and not in violation of the terms of such Agency Agreement and with the customary procedures and in the ordinary course of business of the Servicer.

(n)                                 Each Excess Servicing Fee Receivable is fully transferable and such transfer will not violate the terms of, or require the consent of any Person under the  Agency Agreement, the Subordination of Interest Agreement, the Credit Agreement, the BoA Acknowledgment Agreement or any other documents or agreements to which the Servicer is a party or to which its assets or properties are subject, except for such consents as have been obtained, effected or made as of the related Purchase Date.

(o)                                 As of any Purchase Date with respect to any Excess Servicing Fee Receivables assigned on such date, neither the Servicer nor any other Person has taken any action that, or failed to take any action the omission of which, would materially impair its rights or the rights of its assignees, including, but not limited to, the Certificateholder, with respect to any Excess Servicing Fee Receivables.

(p)                                 As of the related Purchase Date, each Excess Servicing Fee Receivable represents valid entitlement to be paid, has not been repaid in whole or in part or been compromised, adjusted, extended, satisfied, subordinated, rescinded, waived, amended or modified, and, is not subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, waiver, amendment or modification by any Person except that of the Agency to the extent provided in the Agency Agreement and the Subordination of Interest Agreement, and the Letter of Credit Provider, to the extent provided in the Credit Agreement and the BoA Acknowledgment Agreement.

(q)                                 The Servicer has not taken (or omitted to take) and will not take (or omit to take), and has no actual notice that any other Person has taken (or omitted to take) or will take (or omit to take) any action that could impair the collectability of any Excess Servicing Fee Receivable.

(r)                                    No Excess Servicing Fee Receivable is secured by “real property” or “fixtures” or evidenced by an “instrument” under and as defined in the UCC.  The Excess Servicing Fee Receivables constitute “general intangibles” or “accounts” within the meaning of the applicable UCC.

(s)                                   Each Excess Servicing Fee Receivable is assignable by the Servicer and its successors and assigns upon the execution of the Subordination of Interest Agreement and without the consent of any other Person (except any such consent that shall have been obtained in writing), and, upon acquiring the Excess Servicing Fee Receivables, the Certificateholder will have the right to pledge the

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Excess Servicing Fee Receivables without the consent of any other Person (other than the consent of the Agency pursuant to the Agency Agreement and the Subordination of Interest Agreement and the Letter of Credit Provider pursuant to the Credit Agreement and the BoA Acknowledgment Agreement) and without any other restrictions on such pledge (other than any restrictions imposed by the Agency pursuant to the Agency Agreement and the Subordination of Interest Agreement or the Letter of Credit Provider pursuant to the Credit Agreement and the BoA Acknowledgment Agreement).

(t)                                    It shall not amend the Agency Agreement or the Credit Agreement except (i) for such amendments that would have no adverse effect upon the collectability or timing of payment of any of the Gross Servicing Fees or the performance of the Servicer’s obligations under the Basic Documents or otherwise materially adversely affect the interest of the Certificateholder, without the prior written consent of the Certificateholder, or (ii) for any amendments made by the Agency (without the affirmative consent of the Servicer) exercising its unilateral administrative powers provided thereunder.  The Servicer will deliver to the Certificateholder, within ten days after the end of each calendar month, copies of all such amendments or notices, as applicable, made in the previous calendar month; provided, however, that the Servicer shall deliver to the Certificateholder, within three (3) Business Days after receipt thereof, a copy of any such amendment or notice made by the Agency unilaterally that adversely affects the collectability or timing of payment of any of the Gross Servicing Fees or the performance of the Servicer’s obligations under the Basic Documents or otherwise materially adversely affect the interest of the Certificateholder.

(u)                                 It has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding agreement on its part, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

5.             Events of Default and Remedies.

(a)                                 It shall be an event of default hereunder if any of the following events (each, an “Event of Default”) shall occur and be continuing:

(i)            any failure to remit any amounts due and owing on any Participation Interest when the same shall be due and the continuance of such failure for two (2) Business Days;

(ii)           any failure by the Servicer to deliver monthly reports required to be delivered by any Subservicer pursuant to the related Subservicing Agreement, or any financial statements or reports required to be delivered pursuant to Section 10 of this Agreement which continues unremedied for a period of five (5) Business Days;

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(iii)          except for the Events of Default described in Sections 5(a)(i)-(ii) herein, any representation or warranty made by the Servicer in this Agreement or in any Basic Document shall prove to have been incorrect in any material respect when made or, if made as of a specific date, as of such date, and such breach shall not have been remedied or waived within ten (10 calendar days after the earlier of (A) the date that the Servicer becomes aware of such breach or (B) notice thereof from the Certificateholder or the Owner;

(iv)          except for the Events of Default described in Sections 5(a)(i)-(iii) herein, a breach or violation by the Servicer of any covenant or other agreement made pursuant to this Agreement or any other Basic Document which breach or violation continues for a period of ten (10) calendar days after the earlier of (A) the date that the Servicer becomes aware of such breach or (B) notice thereof from the Certificateholder or the Owner;

(v)           the entry of decree of a judgment against the Servicer in excess of that portion not paid or covered by insurance, of greater than $[     ] and the same shall remain undischarged, unvacated or unbonded for a period of forty five (45) consecutive days during which execution shall not be effectively stayed;

(vi)                              the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any creditor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) calendar days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur;

(vii)                           Fannie Mae issues a notice of termination or sale pursuant to the Agency Agreement;

(viii)                        Fannie Mae declares the Servicer in default under the Agency Agreement; or

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(ix)                              The Letter of Credit Provider declares the Servicer in default under the Credit Agreement.

(b)                                 The Servicer shall inform the Certificateholder promptly, in writing, upon the occurrence of an Event of Default hereunder.

(c)                                  If any Event of Default shall have occurred and be continuing, subject to any restrictions imposed by the Agency Agreement:

(i)                                     The Certificateholder shall have the right to appoint a successor subservicer to replace any Subservicer under any Subservicing Agreement;

(ii)                                  The Certificateholder may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:  (A) require the Servicer to, and the Servicer hereby agrees that it will at its expense and upon request of any the Certificateholder forthwith, assemble all or part of the Collateral as directed by the Certificateholder and make it available to the Certificateholder at a place and time to be designated by the Certificateholder that is reasonably convenient to both parties; (B) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Certificateholder’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Certificateholder may deem commercially reasonable; (C) occupy any premises owned or leased by the Servicer where the Collateral or any part thereof is located, in order to remove such Collateral (or make copies or extracts thereof) and otherwise affect its rights and remedies hereunder or under any law with respect thereto; and (D) exercise any and all rights and remedies of the Servicer under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (1) any and all rights of the Servicer to demand or otherwise require payment of any amount under, or performance of any provision of the Agency Agreement or Subservicing Agreements with respect to the related Collateral, (2) withdraw, or cause or direct the withdrawal, of all funds relating to the related Collateral (for the avoidance of doubt, other than advance reimbursement amounts owed to any third party financing such advance amounts, which shall not be deemed Collateral), and (3) exercise all other rights and remedies with respect to the Agency Agreement, Credit Agreement, or Subservicing Agreements with respect to the related Collateral including, without limitation, those set forth in Section 9-607 of the UCC.  The Certificateholder shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Certificateholder may adjourn any public or private sale from time to time by announcement at

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the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(iii)          all payments owing to and received by the Servicer under or in connection with the Agency Agreement or Subservicing Agreement with respect to the Collateral shall be received in trust for the benefit of the Certificateholder, shall be segregated from other funds of the Servicer and shall be forthwith paid over to the Certificateholder in the same form as so received (with any necessary endorsement);

(iv)          the Certificateholder shall foreclose upon or otherwise enforce its security interest in the Collateral, or on such portions or elements thereof as the Certificateholder shall elect to proceed against from time to time;

(v)           the Certificateholder may (i) notify any or all obligors of Servicing Rights from which the Collateral arises that such Servicing Rights have been assigned to the Certificateholder and that all payments thereon are to be made directly to the the Certificateholder or such other Person as may be designated by the Certificateholder; (ii) settle, compromise, or release, in whole or in part, any amounts owing on the Servicing Rights from which the Collateral arises or any portion of the Servicing Rights from which the Collateral arises, on terms reasonably acceptable to the Certificateholder and (iii) take reasonable steps to enforce payment and performance and to prosecute any reasonable action or proceeding with respect to any and all Servicing Rights from which the Collateral arises and where any such Servicing Rights are in default, take reasonable steps to collect, foreclose on and enforce liens or security interests securing, such Servicing Rights from which the Collateral arises by any available judicial procedure or without judicial process, whichever is reasonable under the circumstances, and sell property acquired as a result of any such foreclosure;

(vi)                              the Certificateholder shall act, or contract with one or more third Persons to act, as servicer, special servicer or subservicer of the Servicing Rights from which the Collateral arises requiring servicing and perform all obligations required in connection with the Agency Agreement, and the Servicer shall pay such third Persons’ reasonable fees to the extent (if any) that the Certificateholder is unable, despite reasonable efforts made by the Certificateholder in light of the necessity that there be no material break in the continuity of servicing, to contract for such servicing and performance of such obligations for fees equal to or less than the fees under the Agency Agreement, provided such third Person reimburses the Servicer for outstanding advances of principal and interest and other advances reimbursable under such Agency Agreement to the extent such amounts are owed or pledged to third parties that provided financing for such advance amounts; and

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(vii)                           the Certificateholder shall exercise all rights and remedies of a secured creditor under the UCC or any other relevant jurisdiction, including selling the interests of the Servicer in the Collateral at public or private sale.  The Certificateholder shall give the Servicer not less than ten (10) calendar days’ notice of any such public sale or of the date after which a private sale may be held, unless the circumstances of the applicable Event of Default require the immediate transfer of the Collateral.  The Servicer agrees that ten (10) calendar days’ notice shall be reasonable notice, unless the circumstances of the applicable Event of Default require the immediate transfer of the Collateral, in which event the Servicer hereby waives any right to prior notice.  At any such sale the Collateral may be sold as an entirety or in separate parts, as any Certificateholder may determine.  The Certificateholder may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.  The Certificateholder is authorized at any such sale, if the Certificateholder deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who are acceptable to the credit rating agencies and other parties to the Agency Agreement.  Upon any such sale, the Certificateholder shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal which the Servicer have or may have under any rule of law or statute now existing or hereafter adopted.  In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Certificateholder until the selling price is paid by the purchaser, but the Certificateholder shall not incur any liability in case of such purchaser’s failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Certificateholder may, however, instead of exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to collect all amounts due upon the Collateral or to foreclose the pledge and sell the Collateral or any portion of it under a judgment or decree of a court or courts of competent jurisdiction, or both;

(viii)                        The Certificateholder shall not incur any liability as a result of the sale of the Collateral, or any part of it, at any private sale and so long as the Certificateholder acts in accordance with any non-waivable requirements imposed by the UCC, the Servicer hereby waives any claims it may have against the Certificateholder arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price that might have been obtained at a public sale, even if the Certificateholder accepts the first offer received and does not offer the Collateral to more than one offeree, but not if the Certificateholder or an affiliate thereof acquires the Collateral;

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(ix)                              the Servicer waives any right to require the Certificateholder (A) to proceed against any Person, (B) proceed against or exhaust any of the Collateral or pursue its rights and remedies as against the Collateral in any particular order or (C) pursue any other remedy in its power;

(x)                                 the Certificateholder may, but shall not be obligated to do any act or thing necessary to enforce, collect, preserve or reinstate any Collateral and costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Certificateholder in exercising any right, power or remedy conferred by this Agreement together with interest thereon, shall be reimbursed by the Servicer.

(d)                                 In addition, the Servicer shall execute a valid power of attorney (“Power of Attorney”) as of the date of the Subordination of Interest Agreement to take any actions with respect to the Collateral on the Servicer’s behalf.  Such Power of Attorney shall only be effective upon an occurrence of an Event of Default by the Servicer under the Basic Documents.

(e)                                  Notwithstanding anything to the contrary herein or in any Basic Document, nothing herein or therein shall be construed as the Servicer’s waiver of, or agreement to waive, any requirement imposed by applicable law that any sale of Collateral be commercially reasonable.

6.             Fidelity Bond; Liability Insurance.  The Servicer will maintain in effect at all times and at its cost, a blanket fidelity bond and a mortgage impairment policy in a form and at coverage levels acceptable to the Certificateholder.  If so requested, the Servicer shall cause certificates evidencing the existence of such coverage to be delivered to the Certificateholder.  The Servicer will also maintain an errors and omissions insurance policy with one or more insurers in an amount acceptable to the Certificateholder covering its officers and employees and other Persons acting on its behalf in connection with its activities under the Basic Documents, and (ii) corporate liability insurance in the amount acceptable to the Certificateholder, in each case, subject to increase at the determination of the Certificateholder and under which the Certificateholder will be named both beneficiary and loss payee.  The Servicer will promptly report in writing to the Certificateholder any material changes that may occur in its fidelity bond and insurance policies, if any, and, at least once a year, will furnish to the Certificateholder copies of all binders and policies or certificates evidencing that such bonds and insurance policies are in full force and effect.

7.             Continuing Security Interest.

(a)                                 This Agreement shall create a continuing security interest in all of the rights and interests of the Servicer (if any) in the Collateral and such security interest shall remain in full force and effect until the Participation Interests issued by the Servicer hereunder have been terminated pursuant to Section 8(a) of this Agreement.

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(b)                                 Any financing statement filed in connection with this Agreement shall include the provisions required pursuant to the Subordination of Interest Agreement.

8.             Term; Termination.

(a)                                 The (i) Participation Interests to be issued hereunder shall not terminate and shall continue to entitle the related Owner to the related Excess Servicing Fee Receivables until the termination of the Agency Agreement and the payment of all amounts owing thereunder and (ii) security interests arising hereunder shall continue in full force and effect until the termination of any and all outstanding Participation Interests.  Only after the termination of each Participation Interest, (i) this Agreement and the security interests and assignments created hereby shall automatically terminate and all rights to the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof shall revert to the Servicer and (ii) the Certificateholder, will, upon the Servicer’s request and at the Servicer’s expense, without any representation, warranty or recourse whatsoever, (A) return to the Servicer all of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (B) execute and deliver to the Servicer such documents as the Servicer shall reasonably request to evidence such termination; provided, however, that the agreements set forth in this Section 8(a) and Section 8(b) and Section 9 of this Agreement shall survive the termination of this Agreement.

(b)                                 If the Servicer is terminated for cause or resigns as servicer under the Agency Agreement, the Servicer shall pay over to the Certificateholder the fair value of the lost Excess Servicing Fee Receivables that it otherwise would have received pursuant to the terms of the Agency Agreement.  If the Servicer receives any termination fee for termination of its role as servicer under the Agency Agreement, the Servicer shall pay over to the Certificateholder the portion (up to 100%) of such termination fee, not exceeding the fair value of the lost Excess Servicing Fee Receivables with respect to the Agency Agreement.

(c)                                  All remedies afforded to the parties hereto by reason of this Agreement or the other Basic Documents, or otherwise available at law or in equity, are separate and cumulative remedies and it is agreed that no one remedy, whether or not exercised by any party hereto (including without limitation, any right to terminate the Term or this Agreement in accordance with this Section 8), shall be deemed to be in exclusion of any other remedy available to such exercising party and shall not limit or prejudice any other legal or equitable remedy which such exercising party may have in connection with a default of an opposite party’s covenants and agreements hereunder, or otherwise.

(d)                                 The term of this Agreement until termination under this Section 8 is referred to herein as the “Term.”

9.             Indemnification.  Except as otherwise stated herein, the Servicer shall indemnify and hold the Certificateholder and its officers, directors, shareholders and affiliates (the

19

“Certificateholder Indemnified Parties”) harmless from any liabilities, claims, losses or Damages (as defined below), including reasonable attorneys’ fees, directly or indirectly resulting from or arising out of (i) the Servicer’s willful misfeasance, bad faith or fraud, and (ii) the Servicer’s failure to observe or perform any or all of the Servicer’s covenants, agreements, warranties or representations contained in this Agreement.  For purposes hereof, “Damages” shall mean any and all assessments, judgments, claims, liabilities, losses, costs, damages or expenses (including interest, penalties and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit or proceeding and including any such reasonable attorneys’ fees, expenses and disbursements incurred in enforcing any right of indemnification against any indemnitor); provided that Damages shall not include punitive, consequential, exemplary or special damages (other than punitive, consequential, exemplary and special damages required to be paid by the indemnified party under this Agreement to anyone (other than a party to this Agreement) arising out of an action or proceeding, which damages shall be deemed to be direct damages to the party required to pay such punitive, consequential, exemplary or incidental damages); and provided further that losses resulting from the termination of all or any portion of the servicing or subservicing under the Agency Agreement shall not be deemed to be consequential, exemplary or incidental damages.  Notwithstanding the foregoing, any indemnification from the Servicer for losses resulting from the termination of the servicing under the Agency Agreement shall be non-recourse (except to the extent the termination results from the acts or omissions of the Servicer or any of its affiliates or any of their respective officers or employees), and the Certificateholder’s remedy for any such termination shall be limited solely to the Collateral as described in Section 5(c) herein.

10.          Books, Records and Reports.

(a)                                 The Servicer shall keep or cause to be kept complete and accurate books and records of the Servicer and supporting documentation of the transactions with respect to the conduct of the Servicer’s business.  The records shall include, but not be limited to, copies of the Servicer’s organizational documents and all amendments thereto, a current list of the names and last known business, residence or mailing addresses of all Owners, a current list of all Excess Servicing Fee Receivables and related Investment Pools, and the Servicer’s Federal, state or local tax returns.

(b)                                 The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Servicer’s principal office for examination by any Owner or such Owner’s duly authorized representative upon reasonable advance written notice and during normal business hours.

(c)                                  No later than three (3) Business Days prior to each Distribution Date, the Servicer shall deliver the distribution date report in substantially the form of Exhibit D hereto (the “Servicer Distribution Date Report”).

11.          Notices.  All notices, demands, waivers, and other communications required or permitted by this Agreement, together with all reports, statements, and other documents and materials required hereunder, shall in each case be in writing (whether or not a writing is expressly required hereby), and shall be deemed to have been given if and when personally delivered or

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sent by certified mail, return receipt requested, postage prepaid, or by facsimile to the addresses set forth below (or to such other address as a Party may hereafter designate for itself by notice to the other Party):

if to the Servicer:

[SERVICER]

if to the Certificateholder:

[CERTIFICATEHOLDER]

with a copy (which shall not constitute notice) to:

12.          Miscellaneous.

(a)                                 THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)                                 The Certificateholder may assign all of its rights under this Agreement to a third party without the consent of the Servicer.

(c)                                  The Servicer and Certificateholder intend that the Participation Interests in the Excess Servicing Fes be treated as “excess servicing” with respect to the Mortgage Loans within the meaning of IRS Revenue Ruling 91-46 and as “stripped coupons” within the meaning of Section 1286 of the Code and shall not take any position on any U.S. federal, state or local tax return or other filing that is inconsistent with such intent.

(d)                                 The provisions herein constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof. There are no promises, covenants, or undertakings other than those expressly set forth in this Agreement.

(e)                                  If any provision of this Agreement is held to be unenforceable, this Agreement shall be construed without such provision, reformed or otherwise reinterpreted to effect, to the greatest extent possible, the intent of the Parties as can be understood from the plain meaning of the words of this Agreement.

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(f)                                   The waiver by a Party of a right hereunder must be in writing and signed by the Party holding the right.  The failure by a Party to exercise any right hereunder shall not operate as a waiver of such Party’s right to exercise such right or any other right in the future.

(g)                                  This Agreement may be amended only by a written document executed by a duly authorized representative of each of the Parties.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but one and the same instrument, provided, however, that Schedule II hereto may be amended and supplemented from time to time in connection with the Certificateholder’s purchase of additional Participation Interests, as provided in Exhibit B hereto.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(h)                                 The headings of the various sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(i)                                     THIS AGREEMENT AND THE OTHER BASIC DOCUMENTS MAY BE ENFORCED IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NASSAU IN THE STATE OF NEW YORK.  THE SERVICER CONSENTS TO THE JURISDICTION AND VENUE OF THOSE COURTS, AND WAIVES ANY OBJECTION TO THE JURISDICTION OR VENUE OF THOSE COURTS, INCLUDING THE OBJECTION THAT VENUE IN THOSE COURTS IS NOT CONVENIENT.  ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE COMMENCED AND INSTITUTED BY SERVICE OF PROCESS UPON THE SERVICER BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO THE SERVICER AT ITS ADDRESS LAST KNOWN TO THE CERTIFICATEHOLDER.  THE SERVICER’S CONSENT AND AGREEMENT UNDER THIS SECTION DOES NOT AFFECT THE CERTIFICATEHOLDER’S RIGHT TO ACCOMPLISH SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE SERVICER IN ANY OTHER JURISDICTION OR COURT.  IN THE EVENT THE SERVICER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT AND THE OTHER BASIC DOCUMENTS, THE CERTIFICATEHOLDER AT ITS OPTION MAY HAVE THE CASE TRANSFERRED TO ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR, IF A TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, MAY HAVE THE SERVICER’S ACTION DISMISSED WITHOUT PREJUDICE.

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(j)                                    THE SERVICER AND THE CERTIFICATEHOLDER PROMISE AND AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND FULLY WAIVE ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT NOW EXISTS OR ARISES AFTER THE DATE OF THIS AGREEMENT, WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER PARTY OR ANY OF THE OTHER PARTY’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS (OR THE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS OF SUCH AFFILIATES), INCLUDING  ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER BASIC DOCUMENT OR THE RELATIONSHIP BETWEEN THE PARTIES.  THIS WAIVER OF THE RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY THE SERVICER AND THE CERTIFICATEHOLDER, AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE FOR WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE APPLY.  THE CERTIFICATEHOLDER AND THE SERVICER ARE AUTHORIZED AND DIRECTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND THE PARTIES TO THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF THE RIGHT TO TRIAL BY JURY.  FURTHER, THE SERVICER AND THE CERTIFICATEHOLDER CERTIFY THAT NO REPRESENTATIVE OR AGENT OF THE OTHER PARTY, INCLUDING THE OTHER PARTY’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO ANY OF ITS REPRESENTATIVES OR AGENTS THAT THE OTHER PARTY WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

(k)                                 This Agreement shall inure to the benefit of and be binding upon the parties hereto, the Owners and their respective successors and permitted assigns.  No other Person shall have any right or obligation hereunder.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer or representative as of the Agreement Date.

[SERVICER]

By:
Name:
Title:

[CERTIFICATEHOLDER]

By:
Name:
Title:

[Signature Page to Master Participation Agreement (Fannie Mae MSRs)]

SCHEDULE I

DEFINITIONS

“Agency Agreement” means the agreement or agreements (including the Agency Guidelines, all master commitments, pool purchase contracts, selling and servicing contracts and all exhibits, schedules, amendments and supplements thereto) that govern the origination, sale, servicing and loss sharing of the Mortgage Loans and set forth other requirements with respect to the Mortgage Loans, subject to such variances as approved by Fannie Mae.

“Agency Guidelines” means the guides and manuals issued by Fannie Mae and related to the servicing of Mortgage Loans, and all amendments or additions thereto, and any related announcements, letters, notices, bulletins, circulars, issuances, releases and other written guidance and requirements, including the Fannie Mae Delegated Underwriting and Servicing (DUS) Guide, all as amended from time to time.

“Applicable Requirements” means, to the extent applicable to the relevant Parties, (i) all contractual obligations relating to the servicing of the Mortgage Loans, including those contractual obligations contained herein, in any agreement with any Insurer, in the Mortgage Loan Documents and in the Agency Agreement and Agency Guidelines; (ii) all legal and contractual obligations to or with any Insurer, the Agency, or Governmental Entity applicable to any Mortgage Loan or the Servicing Rights; (iii) all applicable Fannie Mae instructions; (iv) all other judicial and administrative judgments, orders, stipulations, awards, writs and injunctions applicable to the Servicing Rights or the Mortgage Loans; (v) any applicable regulatory consent orders or court approved settlements with government authorities; and (vi) other applicable internal requirements, handbooks, manuals and guidelines.

“Credit Agreement” means that certain credit and security agreement, dated as of December 30, 2014, by and between Arbor Commercial Mortgage, LLC, as borrower, ACF, as guarantor, Bank of America, N.A., as credit agent, lender, and letter of credit issuer (as heretofore amended and as may be further modified or amended).

“Fannie Mae Guide” means the Fannie Mae Delegated Underwriting and Servicing (DUS) Guide, and any other Fannie Mae guides or manuals applicable to the origination, sale, servicing or loss sharing of Mortgage Loans, any amendments or additions thereto, and any related announcements, letters, notices, bulletins, circulars, issuances, releases and other written guidance and requirements issued by Fannie Mae with respect to multifamily homes and posted on Allregs, or through a successor publication.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Insurer” or “Insurers” means any private mortgage insurer and any insurer or guarantor (and, in each case, any successor thereto) under any standard hazard insurance policy, any flood insurance policy, any title insurance policy, any earthquake insurance policy, or any other insurance policy applicable to a Mortgage Loan or pool of such mortgage loans.

S-I-1

“Letter of Credit Provider” means a lender under the Credit Agreement.

“Mortgage Loan” means any closed residential mortgage loan for which the Servicer owns the related Servicing Rights.

“Mortgage Loan Servicing” means any one or more of the following functions or activities whether provided as principal or on behalf of an Agency or private servicer: primary servicing, specialty servicing or component servicing.

“Servicing Rights” means, with respect to a Mortgage Loan, the right or rights to provide Mortgage Loan Servicing, all as further described under the Agency Agreement or other Applicable Requirements.

S-I-2

SCHEDULE II

RETAINED SERVICING FEE

With respect to the Investment Pool listed below, the Retained Servicing Fee shall equal the specified basis point servicing fee set forth below.

Investment Pool	Retained Servicing Fee
[Identification of Investment Pool]	[ ] Basis Points

S-II

EXHIBIT A

SERVICING FEES

With respect to the Investment Pool listed below, the Gross Servicing Fee shall equal the specified basis servicing fee set forth below.

Investment Pool	Gross Servicing Fee
[Identification of Investment Pool]	[Listed on a Loan by Loan Basis on file with the Servicer and the Certificateholder]

A-1

EXHIBIT B

FORM OF PURCHASE OFFER

[Insert date that is at least [  ] Business Days prior to Purchase Date]

[CERTIFICATEHOLDER] [ADDRESS]

Re:  Master Participation Agreement dated as of [          ]; Purchase Offer

Pursuant to Section 1(b) of the Master Participation Agreement, dated as of [          ] (the “Participation Agreement”), by and between Arbor Commercial Funding, LLC (the “Servicer”) and Arbor Realty Limited Partnership (the “Certificateholder”), the Servicer hereby proposes to create Participation Interest No. [  ] evidencing an exclusive right of the Certificateholder to participate in the ownership of certain Excess Servicing Fee Receivables relating to the group of Servicing Rights identified on Schedule I hereto.  Capitalized terms used herein otherwise not defined shall have the meanings set forth in the Participation Agreement.

The Purchase Price for Participation Interest No. [  ] determined as of [insert [  ] Business Date prior to Purchase Date] (the “Determination Date”) shall be approximately $[              ] to be purchased on [insert Purchase Date] (the “Purchase Date”). By purchasing Participation Interest No. [  ], the Certificateholder shall possess all (A) right, title and interest in and to such Excess Servicing Fee Receivables relating to the Investment Pool described on Schedule I hereto and (B) proceeds of any kind received with respect to such Excess Servicing Fee Receivables, including but not limited to proceeds derived from the conversion, voluntary or involuntary, of any of such assets into cash or other liquidated property.

With respect to the sale of the Excess Servicing Fee Receivables from the Servicer to the Certificateholder, the ownership of the Excess Servicing Fee Receivables is vested in the Company and the ownership of all records and documents with respect to the related Excess Servicing Fee Receivables prepared by or which come into the possession of the Servicer shall immediately vest in the Certificateholder and shall be retained and maintained, in trust, by the Servicer at the will of the Servicer in such custodial capacity only.  The sale of the Excess Servicing Fee Receivables shall be reflected as a sale on the Servicer’s business records and financial statements.

The Servicer hereby certifies that the covenants, representations and warranties contained in Section 4 of the Participation Agreement are true and correct and no Event of Default has occurred as of the date hereof and as of the Purchase Date.

Unless the Certificateholder executes this Purchase Offer and returns it to the Servicer, this Purchase Offer shall expire on the [       ] Business Day immediately succeeding the Purchase Date set forth above.

Very truly yours,

[SERVICER]

By:
Name:
Title:

By executing below, the undersigned hereby
accepts the terms of this Purchase Offer:

[CERTIFICATEHOLDER]

By:
Name:
Title:

Schedule I to Purchase Offer

Description of Investment Pool Subject to Purchase Offer

Investment Pool	Gross Servicing Fee	Retained Servicing Fee	Excess Servicing Fee

EXHIBIT C

REPRESENTATIONS AND WARRANTIES OF THE OWNERS

1.             It is not, and it is not acquiring a Participation Interest for or on behalf of (i) an employee benefit plan, retirement arrangement, individual retirement account or Keogh plan subject to either Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or (2) an entity (including an insurance company general account) whose underlying assets include plan assets by reason of the investment by such plans, arrangements or accounts in any such entity.

2.             It has such knowledge and experience in evaluating business and financial matters so that it is capable of evaluating the merits and risks of an investment in the Participation Interests.  It understands the full nature and risks of an investment in the Participation Interests and based upon its present and projected net income and net worth, it believes that it can bear the economic risk of an immediate or future loss of its entire investment in the Participation Interests.

3.             It understands that the Participation Interests will be offered in a transaction not involving any public offering within the meaning of the Securities Act, and that, if in the future it decides to resell, pledge or otherwise transfer any Participation Interests, such Participation Interests may be resold, pledged or transferred only to Accredited Investors.

4.             It is acquiring the Participation Interests for its own account and not with a view to the public offering thereof in violation of the Securities Act (subject, nevertheless, to the understanding that disposition of its property shall at all times be and remain within its control).

5.             It has been furnished with all information regarding the Mortgage Loans and Participation Interests which it has requested.

6.             Neither it nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of any Participation Interest, any interest in any Participation Interest or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Participation Interest, any interest in any Participation Interest or any other similar security from, or otherwise approached or negotiated with respect to any Participation Interest, any interest in any Participation Interest or any other similar security with, any Person in any manner or made any general solicitation by means of general advertising or in any other manner, which would constitute a distribution of the Participation Interests under the Securities Act or which would require registration pursuant to the Securities Act nor will the it act, nor has it authorized or will authorize any Person to act, in such manner with respect to any Participation Interest.

7.             The Owner is an Accredited Investor.

C-1

EXHIBIT D

FORM OF SERVICER DISTRIBUTION DATE REPORT(1)

(1)  Form of monthly Servicer Distribution Date Report shall be in a form to be mutually agreed upon by the Parties and such form shall include, but is not limited to, the following reporting items:

For each Participation Interest, a monthly portfolio summary report detailing the following information w/r/t the underlying mortgage loans: count, UPB, performance status, P&I advances, prior month’s P&I advances, reimbursement of prior month’s P&I advances, T&I advances, enforcement expenses, Servicing Fee, Subservicing Fee, Excess Servicing Fee amounts

D-1

Exhibit N

Form of Intellectual Property Assignment Agreement

Exhibit N

INTELLECUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (the “Agreement”) is made and entered into as of              , 2016 (the “Effective Date”) by and among Arbor Commercial Mortgage, LLC, a New York limited liability company and Arbor Commercial Funding, LLC, a New York limited liability company (together, the “Assignors”), and ARSR Acquisition Company, LLC, a Delaware limited liability company (the “Assignee”).

WHEREAS, Assignors own of all right, title and interest in and to: (i) the trademarks and applications and registrations therefor set forth on Schedule A hereto, including all common law rights therein and the goodwill associated therewith (the “Trademarks”) and (ii) the domain names and registrations therefor set forth on Schedule A hereto (the “Domain Names” and together with the Trademarks, the “Assigned IP”);

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of February 25, 2016, by and among Assignors, Arbor Realty Trust, Inc., a Maryland corporation, Arbor Realty Limited Partnership, a Delaware limited partnership and Assignee, Assignors agreed to assign, sell, convey and transfer all of Assignors’ right, title and interest in and to the Assigned IP to Assignee; and

WHEREAS, Assignors desire to assign, sell, convey and transfer all of Assignors’ right, title and interest in and to the Assigned IP to Assignee, and Assignee desires to receive all right, title and interest of Assignors in and to the Assigned IP.

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Assignors do hereby irrevocably sell, convey, transfer, assign and deliver to Assignee, its successors and assigns, and Assignee accepts from Assignors, all of Assignors’ right, title and interest in and to the Assigned IP, and all of the goodwill associated therewith and the portion of the business of Assignors to which any intent-to-use application pertains, together with all causes of action, past, present and future related to the Assigned IP, including all right to damage and profits, due or accrued, throughout the world.

2.                                      Each Assignor shall cooperate with Assignee to transfer the Domain Names electronically from such Assignor’s account to Assignee’s account within five (5) business days following the Effective Date.  Each Assignor hereby authorizes and requests any and all applicable registration authority(ies) to transfer the Domain Names from such Assignor to Assignee.  Assignors further consent to recordation of this Assignment by Assignee, including with the U.S. Patent and Trademark Office or other similar foreign office.

3.                                      This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

4.                                      This Agreement may not be supplemented, altered or modified in any manner except by a writing signed by all parties hereto.

4.                                      This Agreement shall bind and shall inure to the benefit of the respective parties and their assigns, transferees and successors.

5.                                      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Intellectual Property Assignment Agreement as of the date first written above.

ASSIGNORS:

ARBOR COMMERCIAL MORTGAGE, LLC

By:
Name:
Title:

ARBOR REALTY TRUST, INC.

By:
Name:
Title:

ASSIGNEE:

ARSR ACQUISITION COMPANY, LLC

By:
Name:
Title:

SCHEDULE A

TRADEMARKS

Mark	Jurisdiction	Registration/(Serial No.)	Registration/(Filing Date)	Owner
PROVEN FHA LENDER TOP 10 FANNIE MAE DUS’LENDER STRONG REPEAT CLIENT BASE SMALL LOANS BRIDGE LOANS MEZZANINE LOANS PROVEN STRONG FINANCIAL PARTNERSHIP FIRST CLASS CUSTOMER SERVICE DIVERSE PRODUCT LINE TOP SMALL LOAN LENDER IN HOUSE SERVICING and Design	USA	4311443	04/02/2013	Arbor Commercial Mortgage, LLC
THE RIGHT FINANCIAL PARTNER IS WORTH A THOUSAND WORDS	USA	4347423	06/04/2013	Arbor Realty Trust, Inc.
NO MATTER HOW YOU WORD IT, WE DO MULTIFAMILY LENDING BEST	USA	4139034	05/085/2012	Arbor Commercial Mortgage, LLC
ARBOR	USA	1744027	12/29/1992	Arbor Commercial Mortgage, LLC
GROWING FINANCIAL PARTNERSHIPS	USA	3504400	09/23/2008	Arbor Commercial Mortgage, LLC
MANAGING TO CREATE VALUE	USA	4267369	01/01/2013	Elon Property Management Company, LLC
Design Only	USA	4139106	05/08/2012	Arbor Commercial Mortgage, LLC
ALEX	USA	(86-504082)	(01/15/2015)	Arbor Commercial Mortgage, LLC

DOMAIN NAMES

arborloanexpress.com

arbor.com

arborrealtytrust.com

alex.arborloanexpress.com

Exhibit O

Term Sheet for Preferred Equity Interests

Exhibit O

TERM SHEET FOR PREFERRED EQUITY INTERESTS

GENERAL

Issuer:	[ ], a [ ] limited liability company (the “Company”).

Securities:	Preferred Units of the Company (the “Preferred”).

Issuance Amount:	Up to $50 million.

TERMS OF THE PREFERRED UNITS

Dividends:

The dividend rate (the “Dividend Rate”) shall initially be 7% per annum, on a cumulative basis on the Preference Amount (as defined below). Dividends on the Preferred Units are senior to all other equity interests of the Company. The Dividend Rate shall increase while the Preferred Units are outstanding in accordance with the following schedule:

	From January 1, 2017-December 31, 2017	8%
	From January 1, 2018-December 31, 2018	9%
	From January 1, 2019-December 31, 2019	10%
	From January 1, 2020-December 31, 2020	11%
	From January 1, 2021-	12%

Liquidation Preference:

Upon a liquidation or winding up of the Company or upon a Deemed Liquidation (as defined below), holders of Preferred shall be entitled to receive, prior and in preference to any other distributions, (i) a per Unit amount equal to $1,000 per Preferred Unit (as adjusted pursuant to the following sentence, the “Base Preference Amount”), plus (ii) all accrued but unpaid dividends thereon (the sum of (i) and (ii), the “Preference Amount”). The Base Preference Amount shall increase while the Preferred Units are outstanding in accordance with the following schedule:

	From January 1, 2018-June 30, 2018	$1,060
	From July 1, 2018-December 31, 2018	$1,120
	From January 1, 2019-December 31, 2019	$1,180
	From January 1, 2020-December 31, 2020	$1,200
	From January 1, 2021	$1,250

Mandatory Purchase:	At any time on or after June 30, 2021 (the “Redemption Date”), at the option of the holders of a majority of the Preferred Units, the Company will purchase the remaining outstanding Preferred Units at a purchase price equal to the amount of the applicable Preference Amount set forth above multiplied by the number of Preferred Units then outstanding.

Upon the occurrence of a Deemed Liquidation (defined below), the holders of a majority of the Preferred Units will have the option to require the Company to purchase all of the Preferred Units that remain outstanding at the purchase price applicable to an optional redemption occurring on such date as provided under “Optional Redemption” below.

A merger, acquisition, consolidation or sale, lease, transfer, exclusive license or other disposition of all or substantially all assets or other reorganization resulting in a change of control of the Company shall be deemed a liquidation for purposes of the Preference Amount described above unless otherwise agreed to by the holders of at least a majority of the then outstanding Units of Preferred (a “Deemed Liquidation”).

Optional Redemption:

At any time, the Company may redeem all or a portion of the Preferred Units at a purchase price equal to the amount of the applicable Preference Amount set forth above multiplied by the number of Preferred Units so called for redemption by the Company.

No dividend on the Preferred Units shall be payable or payment of any the redemption price shall be made if the Company is insolvent or would be made insolvent by making such dividend or payment, provided, however that dividends shall still accrue on the Preferred Units during such time.

General voting rights:	Except as provided by law and for certain specified matters set forth below under “Protective Provisions”, the Preferred Units will be non-voting.

Protective provisions:

So long as there are any Preferred Units outstanding, in addition to any other vote or approval required under the Company’s organizational documents, the consent of the holders of at least a majority in interest of the outstanding Preferred Units will be required for any action that, either directly or by amendment, merger, consolidation, or otherwise: (i) amends, alters or repeals any provision of the organizational documents in a manner adverse to the rights, preferences, privileges or powers of the Preferred Units; (ii) changes the authorized number of Preferred Units or any other series of preferred equity; (iii) authorizes the creation of, creates or issues any other security convertible into or exercisable for any equity security having rights, preferences or privileges senior to or on a parity with the Preferred Units or having voting rights other than those granted to the preferred equity generally; (iv) approves any merger, acquisition, consolidation, sale of assets, corporate reorganization of the Company or any other Deemed Liquidation (other than a Deemed Liquidation involving a change of control of

2

the Arbor Realty Trust, Inc. in which case such holders shall not have such consent right); (v) approves the purchase, redemption or other acquisition of any other equity interests of the Company; (vi) declares or pays any dividend or distribution with respect to any other series of equity securities of the Company; (vii) incurs debt or grants guaranties; or (viii) approves the liquidation, dissolution or winding-up of the Company.

Transfer Provisions

The holders of the Preferred Units shall have the right to participate or transfer their Units to third parties subject to such participant or transferee executing joinders and other customary documentation as required by the Company’s governing documents.

3